As filed with the Securities and Exchange Commission on April 13 , 2018

Registration No. 333-222585

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TAL CONSOLIDATED INC.

(Exact name of registrant as specified in its charter)

New York	2000	82-3343404
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

377B Pearsall Avenue
Cedarhurst, New York 11516
(516) 415-7850

(Address, including zip code, and telephone number including area code, of Registrant’s principal executive offices)

Jeremy J. Reichmann
Chief Executive Officer
377B Pearsall Avenue
Cedarhurst, New York 11516
(516) 415-7850

(Name, address, including zip code, and telephone number including area code, of agent for service)

With copies to:

Arnold Gulkowitz, Esq. Shaya M. Berger, Esq. Gulkowitz Berger LLP 4205 Avenue M Brooklyn, NY 11234 Tel. No.: (212) 208-0006 Fax No.: (917) 791-9612	Oded Har-Even, Esq. Robert V. Condon III, Esq. Zysman, Aharoni, Gayer and Sullivan &Worcester LLP 1633 Broadway New York, NY 10019 Tel. No.: (212) 660-5000 Fax No.: (212) 660-3001

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [  ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. Large Accelerated Filer [  ]

Accelerated Filer [ ]	Smaller Reporting Company [X]
Non-Accelerated Filer [ ]	Emerging Growth Company[X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Common stock, no par value per share (2)(3)	$17,250,000	$2,147.63
Representative’s Warrants (4)
Common stock underlying Representative’s Warrants (2)(5)	$1,078,125	$134.22
Total	$18,328,125	$2,281.85	(6)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) of the Securities Act of 1933, as amended (“Securities Act”).
(2)	Pursuant to Rule 416 of the Securities Act, the securities registered hereby also includes an indeterminable number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.
(3)	Includes securities which may be issued upon exercise of the 45-day option granted to the underwriters to cover over-allotments, if any, up to 15% of the offering amount.
(4)	No separate registration fee is required pursuant to Rule 457(g) under the Securities Act.
(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) of the Securities Act based on an estimate of the proposed maximum aggregate offering price. The Representative’s Warrants are exercisable at a per share exercise price equal to 125% of the public offering price. As estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(g) of the Securities Act, the proposed maximum offering price of the Representative’s Warrants is equal to 125% of $862,500(5% of $17,250,000).

(6)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED APRIL 13 , 2018

2,143,000 Shares

Common Stock

TAL CONSOLIDATED INC.

This is a firm commitment initial public offering of 2,143,000 shares of common stock of Tal Consolidated Inc. No public market currently exists for our shares. We anticipate that the initial public offering price of our shares of common stock will be between $6.00 and $8.00 per share.

We have applied to list our common stock on the NASDAQ Capital Market under the symbol “TCL”. No assurance can be given that our application will be approved.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus for a discussion of information that should be considered in connection with an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	Does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering payable to Joseph Gunnar & Co., LLC, the representative of the underwriters. We have agreed to reimburse the underwriters for other out-of-pocket expenses relating to this offering. See “Underwriting” for a description of compensation payable to the underwriters.

We have granted a 45-day option to the representative of the underwriters to purchase up to 321,450 additional shares of common stock solely to cover over-allotments, if any.

The underwriters expect to deliver our shares to purchasers in the offering on or about                               , 2018.

Joseph Gunnar & Co.

                               , 2018

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Neither we nor the underwriters have authorized anyone to provide you with any information or to make any representation, other than those contained in this prospectus or any free writing prospectus we have prepared. The underwriters and we take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell our common stock, and seeking offers to buy our common stock, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or of any sale of our common stock.

Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourself about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe these industry publications and third-party research, surveys and studies are reliable, we have not independently verified such data.

Unless the context suggests otherwise, references in this prospectus to “Tal Consolidated,” “company,” “we,” “us” and “our” refer to Tal Consolidated Inc., a New York corporation, and, where appropriate, our wholly-owned subsidiaries. References to “Tal Depot” refer to Ram Distribution Group LLC d/b/a Tal Depot, a New York limited liability company and our wholly-owned subsidiary, and Lady Shipper LLC, a New York limited liability company that is wholly-owned by Ram Distribution Group LLC.

I

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider to be important information about us, you should carefully read this entire prospectus before investing in our common stock, especially the risks and other information we discuss under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and our financial statements and related notes beginning on page 66 . Our fiscal year end is December 31. Some of the statements made in this prospectus discuss future events and developments, including our future strategy and our ability to generate revenue, income and cash flow. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those contemplated in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements”.

Our Business

Tal Consolidated will serve as the holding company for its wholly-owned operating subsidiary, Tal Depot. Tal Depot primarily sells non-perishable grocery products and home goods online, comprising a vast array of products targeted at both retail and business customers in various geographical regions in the continental United States. The grocery items we currently sell are snacks, biscuits, pastries, k-cups and other coffee and tea products, spreads, dips, breakfast foods, pasta, rice, canned foods, dried fruit and vegetables, spices, vitamin supplements, milk, juices, sodas, water and other drinks. The home goods we currently sell are cleaning supplies, paper towels, toiletries, diapers and pet supplies. We purchase our products and goods directly from the manufacturers and from distributors. We strive to increase our offerings so that we can present our customers with a catalog of items that meets as many of their grocery and home good needs as possible. To do so, we work directly with manufacturers and with distributors. We serve our clients through our website, taldepot.com, and various third party online platforms to provide a seamless and enjoyable online shopping experience. We have developed a computerized inventory management process that reviews orders made and fulfilled. Through such review we keep track of our outgoing inventory and any notable changes in customer demands, and thereby maintain optimal levels of inventory to increase inventory turnover and product freshness. We currently distribute products to customers by taking orders and arranging shipments at our facility. Once an order is received, the products ordered are properly packaged, marked with an identification number, and shipped. For more information on our business please see the section entitled “Our Business.”

Current Limitations of Online Shopping

Tal Depot’s business is based on the realization that while retail customers seem to have little spare time to purchase bare essentials such as groceries, they often avoid e-commerce for such items because of the higher costs associated with purchasing such items online, the limited selection online, a lack of comfort with the online shopping experience, and a general concern of buying non-perishable and perishable items online because the shelf life is unknown. Additionally, business customers who have a need to purchase food for their businesses face similar challenges.

Our Solution

Tal Depot has grown its business by focusing on, and striving to solve, the current limitations of online shopping facing most retail and business customers of groceries and foodstuffs. With our strategically located distribution facility, and plans to expand existing infrastructure and our current product line while adding new facilities throughout the continental United States, we believe we are well positioned to decrease our already competitive costs, provide more selections online, enhance our brand to make customers more comfortable with shopping for groceries and foodstuffs online, and to alleviate shelf life concerns by having local supply of goods close to potential customers.

Our Strategy

Since its formation, Tal Depot has more than one million customers all throughout the United States, but its highest concentration of orders are shipped to customers located in the northeastern United States, where approximately 31% of Tal Depot’s shipments are delivered. Our plan for growth includes opening warehouses and shipping centers in other areas of the country to better serve current Tal Depot customers that are in other regions, notably the west coast and mid-west, and further expand that geographic customer base. In addition to being able to attract more localized business, such facilities will enable us to attract local suppliers and have better inventory control to provide constantly fresh non-perishable, perishable and other goods, which we believe will enhance our brand and contribute to increasing market share.

Our sales are made either directly through our website, taldepot.com, or on third party platforms (“TPPs”). Our primary focus is generating as many direct sales as possible, which is one of its greatest challenges. Direct sales have increased from year to year, and continuing that trend remains our goal. The availability of TPPs is what has enabled us to build up the Tal Depot brand and its business to what it is today, and position us to concentrate on continued growth of direct sales. Indeed, TPPs are becoming increasingly more difficult to sell on due to the fees they charge and difficult benchmarks placed on third party sellers, thereby restricting them from freely making use of TPPs. By taking advantage of the TPP market over the past five years, Tal Depot has leveraged that market to its advantage, and its business model going forward is to continue to increase its direct sales, making them its primary revenue source.

1

We believe certain factors can give Tal Depot a competitive advantage over its competitors. These include:

●	pricing;

●	offering hard to find items;

●	offering a variety of products;

●	the freshness of the products offered;

●	ease of use of our website to place orders;

●	brand relationships;

●	experience in the food industry in general and specifically dedicated to the online part of it;

●	the market share we have in the online food industry market; and

●	having leveraged the TPP market for grocery items and household goods for the past five years to build its brand name.

We will strive to leverage these advantages to grow Tal Depot’s business and expand into related services. Our growth strategy for Tal Depot involves increasing direct sales, improving and expanding infrastructure, opening new facilities in strategic locations, expanding our product offering including through acquiring or otherwise integrating with strategic suppliers and distributors, increasing marketing efforts, and hiring additional proven and experienced executives and operational personnel to complement our current management and personnel to drive our vision for growth.

Our Risks and Challenges

An investment in our common stock involves a high degree of risk, including risks related to the following:

●

Tal Depot was not profitable during the 2016 and 2017 fiscal years. At December 31, 2016 and December 31, 2017, Tal Depot had an accumulated deficit approximating $3.6 million and $7.7 million, respectively, and has incurred negative cash flows from operations, which according to our auditors, raise substantial doubt about our ability to continue as a going concern.

●

Tal Depot is currently dependent on sales through TPPs for a large majority of its revenues, and is reliant on these platforms continuing to authorize Tal Depot to sell on their websites. Historically, the Company has generated most of its sales from one TPP, Amazon.com. The TPPs may revoke Tal Depot’s authorization immediately and even for no reason, and have done so.

●	Our ability to meet our capital spending requirements to expand and grow our business.

●	We may be required to reduce our capital expenditures and investments or take other measures in order to meet our cash requirements.

●	We may need to seek additional funds from liquidity-generating transactions and other conventional sources of external financing (which may include a variety of debt, convertible debt and/or equity financings) to meet our cash and capital spending requirements.

●	Maintaining and enhancing the Tal Depot brand is critical to expanding our business, and maintaining and enhancing the Tal Depot brand may require substantial investments, and these investments may not be successful.

●	Issues that may arise with some of our suppliers and manufacturers and any of their ability to meet customers’ standards are beyond our control.

●	Our competitors may have more extensive experience or more specialized products and capabilities than we do in some areas.

We are subject to a number of additional risks, including general business risks and risks that are specific to the online and grocery/home goods industry, and you should be aware of such risks before you buy our common stock. These risks are discussed more fully in the section entitled “Risk Factors” following this prospectus summary.

Emerging Growth Company under the JOBS Act

As a company with less than $1.07 billion in revenues during our last fiscal year, we qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we have elected to take advantage of reduced reporting requirements and are relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:

●	we are required to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●	we are exempt from the requirement to obtain an attestation and report from our auditors on whether we maintained effective internal control over financial reporting under the Sarbanes-Oxley Act;

●	we are permitted to provide less extensive disclosure about our executive compensation arrangements; and

●	we are not required to give our stockholders non-binding advisory votes on executive compensation or golden parachute arrangements.

We have elected to take advantage of these provisions for up to five years so long as we continue to qualify as an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our shares held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period. We have chosen to take advantage of some but not all of these reduced burdens. We have elected to provide two years of audited consolidated financial statements.

2

Additionally, we have elected to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act.

Our Corporate Information

Tal Consolidated was formed in 2017 and is a New York corporation. Tal Depot, the operating subsidiary that Tal Consolidated will wholly-own upon the effective date of the registration statement of which this prospectus forms a part (the “Effective Date”), is a New York limited liability company that has been in business since 2012. The owners of Tal Depot, which include Jeremy Reichmann, our Chief Executive Officer, who owns 85.2% of Tal Depot, will have, as of the Effective Date, exchanged their ownership in Tal Depot for shares in Tal Consolidated. Following this offering Mr. Reichmann will hold a substantial interest in Tal Consolidated, equal to approximately 53.2% of Tal Consolidated’s issued and outstanding equity. Tal Depot wholly owns Taldepot.com LLC (formed in 2014), which currently conducts no business, and Lady Shipper LLC (formed in 2017), which at times, processes some of our customer orders on TPPs, and each of which we may use in the future to conduct some of our current or new business enterprises, at the discretion of our management. Our executive offices are located at 377B Pearsall Avenue, Cedarhurst, New York 11516 and our telephone number is (516) 415-7850. Our warehouse from which we conduct our operations is located at 120 Adams Blvd., Farmingdale, NY 11734. Our web site is located at www.talconsolidatedinc.com. The information contained on our website is not incorporated by reference into this prospectus, and the reference to our website in this prospectus is an inactive textual reference only.

3

THE OFFERING

Common stock offered by us	2,143,000 shares (or 2,464,450 shares if the representative of the underwriters exercises its over-allotment option in full).

Common stock to be outstanding immediately after the offering	5,714,429 shares (or 6,035,879 shares if the representative of the underwriters exercises its over-allotment option in full).

Over-allotment option	We have granted the representative of the underwriters an option, exercisable for 45 days after the date of this prospectus, to purchase up to an additional 321,450 shares of common stock from us, less underwriting discounts and commissions, to cover over-allotments.

Use of proceeds	We currently intend to use the net proceeds received from this offering to fund our future growth projects, for other general corporate purposes and to pay off certain of Tal Depot’s current debts. See “Use of Proceeds” on page 21.

Risk factors	Investing in our common stock involves substantial risks. You should carefully review and consider the “Risk Factors” section of this prospectus beginning on page and the other information in this prospectus for a discussion of the factors you should consider before you decide to invest in this offering.

Proposed trading symbol	Our common stock is presently not traded or quoted on any quotation system or national securities exchange. We have applied to the NASDAQ Capital Market to list our common stock under the symbol “TCL.” No assurance can be given that our application will be approved.

The number of shares of our common stock to be outstanding after this offering is based on 3,571,429 shares outstanding as of the Effective Date and excludes:

●     the exercise of the underwriters’ option to purchase up to an additional 321,450 shares of common stock to cover over-allotments, if any;

●      the exercise of the warrants to purchase up to shares of common stock to be issued to the representative of the underwriters, or its designees, or the “Representative’s Warrants”; and

●      the awarding of any stock and options to eligible officers, directors and employees under the Tal Consolidated Inc. Equity Incentive Plan.

4

SUMMARY FINANCIAL INFORMATION

We were formed on November 8, 2017, in contemplation of wholly-owning Tal Depot, and have not engaged in any other business. As a result, we have no historical or current financial data. The following summary statements are from the operations data of Tal Depot for the years ended December 31, 2016 and 2017 have been derived from Tal Depot’s audited consolidated financial statements included elsewhere in this prospectus.

The historical financial data presented below is not necessarily indicative of our financial results in future periods, You should read the summary consolidated financial data in conjunction with those financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Tal Depot’s consolidated financial statements are prepared and presented in accordance with United States generally accepted accounting principles (“U.S. GAAP”).

The following unaudited pro forma condensed consolidated financial information was prepared using the using the as-if method as though the transactions occurred as of the beginning of the period. The following unaudited pro forma condensed consolidated financial statements are based on the historical financial statements of the Company as adjusted to give effect to contemplated transactions in this initial public offering. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2017 give effect to these transactions as if they had occurred on January 1, 2017. The unaudited pro forma condensed consolidated balance sheet as of December 31, 2017 gives effect to these transactions as if they had occurred on December 31, 2017.

The pro forma financial information is presented for informational purposes only and does not purport to represent what the Company’s results of operations or financial condition would have been had the initial public offering actually occurred on the dates indicated, and does not purport to project the Company’s results of operations or financial condition for any future period or as of any future date.

The pro forma financial statements are based on the assumptions and adjustments that are described in the accompanying notes. The pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed, and have been made solely for providing the pro forma financial data. Differences between these preliminary estimates and the final accounting, expected to be completed after the closing of the initial public offering, will occur and these differences could have a material impact on the accompanying pro forma financial statements and the Company’s future results of operations and financial position. In addition, differences between the preliminary and final amounts will likely occur as a result of the amount of cash used for the Company’s operations, changes in the fair value of the Company’s preferred and common stock and other changes in the Company’s assets and liabilities.

The pro forma financial information is preliminary and has been prepared for illustrative purposes only. The actual results reported in periods following the initial public offering may differ significantly from those reflected in this pro forma financial information presented herein for a number of reasons, including, but not limited to, differences between the assumptions used to prepare this pro forma financial information.

The assumptions and estimates underlying the pro forma financial statements are described in the accompanying notes, which should be read together with the pro forma financial statements.

The unaudited pro forma condensed consolidated financial statements should be read together with the historical financial statements of the Company, included herein.

The pro forma and pro forma as adjusted information set forth below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

Summary Operating Data:

	2017	Pro Forma (1)	Pro Forma as adjusted		Pro Forma as adjusted (2)
	Actual	2017	Adjustments		2017
	Unaudited

NET REVENUES	$26,215,032	$26,215,032			$26,215,032

COST OF GOODS SOLD	13,392,429	13,392,429			13,392,429

GROSS PROFIT	12,822,603	12,822,603			12,822,603

SELLING, GENERAL AND ADMINISTRATIVE:
Payroll and related expenses	2,612,665	2,612,665			2,612,665
Shipping	8,654,796	8,654,796			8,654,796
Professional fees	623,488	623,488			623,488
General and administrative expenses	4,563,748	4,563,748			4,563,748
Depreciation	47,292	47,292			47,292
TOTAL SELLING, GENERAL AND ADMINISTRATIVE	16,501,989	16,501,989			16,501,989

LOSS FROM OPERATIONS	(3,679,386)	(3,679,386)			(3,679,386)

OTHER INCOME (EXPENSE):
Other income	2,856	2,856			2,856
Interest expense, net	(291,742)	(291,742)	101,599	[7]	(190,143)
TOTAL OTHER INCOME (EXPENSE)	(288,886)	(288,886)			(187,287)

LOSS BEFORE INCOME TAXES	(3,968,272)	(3,968,272)			(3,866,673)

Income tax	-	-			-

NET LOSS	$(3,968,272)	$(3,968,272)			$(3,866,673)

Pro forma basic and diluted net loss per common share (unaudited)		$(1.11)			$ (0.68)
Pro forma basic and diluted weighted average number of common shares outstanding (unaudited)		3,571,429			5,714 ,429

5

The pro forma as adjusted information set forth below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

Consolidated Balance Sheet Data	Year Ended December 31, 2017
	Actual	Pro Forma (1)	Pro Forma as adjusted adjustments		Pro Forma as adjusted (2)
	Unaudited
ASSETS

CURRENT ASSETS:
Cash	$11,971	$11,971	13,200,920	3	$10,362,711
			(2,850,180)	4,5,6
Accounts receivable, net	241,435	241,435			241,435
Inventory	373,872	373,872			373,872
Other current assets	9,271	9,271			9,271
Total current assets	636,549	636,549			10,987,289

Property and equipment, net	152,491	152,491			152,491
Other assets	30,333	30,333			30,333

TOTAL ASSETS	$819,373	$819,373			$11,170,113

LIABILITIES AND MEMBERS’/STOCKHOLDERS’S EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable	$3,868,868	$3,868,868			$3,868,868
Accrued expenses	114,264	114,264			114,264
Cash overdraft	298,424	298,424			298,424
Accrued payroll	35,201	35,201			35,201
Current portion of term loans, net of discount of $6,241, $6,241, $6,241 Pro Forma, $0 Pro Forma as adjusted	692,199	692,199	(692,199)	4	-
Current portion of notes payable, net of discount of $0, $138,838, $138,838 Pro Forma and Pro Forma as adjsuted	567,414	567,414			567,414
Current portion of capital lease obligations	8,277	8,277			8,277
Current portion of bank line of credit	10,046	10,046			10,046
Due to related parties	1,836,047	1,836,047	(1,100,000)	6	736,047
Total current liabilities	7,430,740	7,430,740			5,638,541

LONG TERM LIABILITIES:
Term loans - long term portion, net of discount of $46,096 and $39,855, $39,855 Pro Forma, and $0 Pro Forma as adjusted	1,011,885	1,011,885	(1,011,885)	5	-
Notes payable - long term portion, net of discount of $0 and $975, $975 Pro Forma and Pro Forma as adjusted	22,423	22,423			22,423
Capital lease obligation - long term portion	26,647	26,647			26,647
Bank line of credit - long term portion	70,400	70,400			70,400
Total long term liabilities	1,131,354	1,131,354			119,470

TOTAL LIABILITIES	8,562,095	8,562,095			5,758,012

Commitments and contingencies

MEMBERS’/STOCKHOLDERS’ EQUITY (DEFICIT):

Blank Check Preferred Stock; 10,000,000 shares authorized, 0 shares issued and outstanding pro forma
Common Stock, no par value;150,000,000 shares of common stock authorized; 2,143,000 shares issued and outstanding pro forma and 5,714,429 shares issued and outstanding pro forma as adjusted		-	13,200,920	3	13,200,920
Accumulated deficit	(7,742,722)	(7,742,722)	(46,096)	4,5	(7,788,818)

TOTAL MEMBERS’/STOCKHOLDERS” EQUITY (DEFICIT)	(7,742,722)	(7,742,722)			5,412,102

TOTAL LIABILITIES AND MEMBERS’/STOCKHOLDERS’ EQUITY (DEFICIT)	$819,373	$819,373			$11,170,113

(1)	Gives effect to the transactions set forth in the Share Exchange Agreement. Pro forma basic and diluted net loss per common share were computed to give effect to the transactions set forth in the Share Exchange Agreement dated March 8, 2018, between Tal Consolidated, Tal Depot, Jeremy J. Reichmann, Albert Reichmann, Seth Yanofsky and Rambamm LLC (the “Share Exchange Agreement”), which would result in an aggregate of 3,571,429 shares of common stock issued as of December 31, 2017, assuming 2,143,000 shares are issued in this offering, using the as-if converted method as though the conversion had occurred as of the beginning of the period.

(2)	Gives effect to the sale by us of shares of common stock in this offering at an initial public offering price of $7.00 per share, the midpoint of the public offering price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses, in addition to the payoff of debt disclosed in the use of proceeds.

(3)	Assumes the closing of $15,001,000 in financing from the initial public offering, less $1,200,080 and $600,000 of underwriting discounts and commissions and estimated offering expenses, respectively.

(4)	Assumes the cash payment of $698,440 to repay the short-term debts owed to Key Bank and acceleration of $6,241 of debt discount amortization.

(5)	Assumes the cash payment of $1,051,740 to repay the long-term debts owed to Key Bank and acceleration of $39,855 of debt discount amortization.

(6)	Assumes the cash payment of $1,100,000 to repay the short-term debt due to a related party.

(7)	Assumes the repayment of certain debt had occurred on January 1, 2017 and gives effect to the elimination of interest expense related to the repayment of certain debt.

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RISK FACTORS

As of the Effective Date, Tal Depot will be the only operating subsidiary that we own and our financial strength will depend on the success or failure of Tal Depot’s business. Therefore, all of the business operational risks described below are attributed specifically to Tal Depot in this prospectus. Given the dependence of our success on Tal Depot’s success, all such risks should be understood to pose risks to us. Additionally, in the future, we may form or acquire additional operating subsidiaries as part of our plan for strategic growth (see the section below entitled “Our Business” for a more detailed discussion). The risks described below that relate and have been ascribed specifically to Tal Depot’s operations will exist and should likewise be attributed to any such new operating subsidiaries that we form or acquire after the Effective Date.

Investing in our common stock involves a great deal of risk. Careful consideration should be made of the following factors as well as other information included in this prospectus before deciding to purchase our common stock. There are many risks that affect Tal Depot’s business and results of operations, some of which are beyond our control, and its business, financial condition or operating results could be materially harmed by any of these risks. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment. Additional risks that we do not yet know of or that we currently think are immaterial may also affect our business and results of operations.

Risks Related To Our Financial Condition

Tal Depot has a history of losses and its and our future profitability on a quarterly or annual basis is uncertain, which could have a harmful effect on our business and the value of our common stock.

During the last three fiscal years, Tal Depot incurred losses from operations. These losses are attributable primarily to (i) Tal Depot expanding rapidly while still in its old facility, which was not equipped with the infrastructure to handle the increased volumes of products sold; (ii) a fire in Tal Depot’s old facility that destroyed significant inventory, shut down a portion of Tal Depot’s facility and caused significant delays in delivery and refund requests; and (iii) an inexperienced and understaffed employee team. As of December 31, 2016, Tal Depot had an accumulated deficit and total members’ deficit of $3,631,794. We moved into a new warehouse facility better suited to Tal Depot’s business operations on January 3, 2017, which in the long term we anticipate will improve Tal Depot’s financial performance, but there can be no assurance that will be the case or that occurrences that negatively impact Tal Depot’s financial performance, such as a fire or other disaster, will not occur again in the future. As of December 31, 2017, Tal Depot had an accumulated deficit and total members’ deficit of $7,742,722. Although access to the public financial markets could increase our ability to raise capital and properly fund Tal Depot, no assurances can be given that a significant liquid market will develop for our common stock, and we may not be, therefore, provided with greater access to capital.

Our future profitability depends upon the success of Tal Depot, and its success depends on many factors, including several that are beyond our control. These factors include, without limitation: (i) changes in the demand for Tal Depot’s products; (ii) loss of key customers and vendors; (iii) loss or limitation of access to TPPs for the sale of Tal Depot’s products; (iv) introduction of competitive online distributors of the products Tal Depot sells; and (v) the failure to successfully and cost effectively develop, introduce and market new products in a timely manner. In addition, we will incur significant legal, accounting, and other expenses related to being a public company. As a result of these expenditures, Tal Depot will have to generate and sustain increased revenue to achieve and maintain future profitability.

Although our consolidated financial statements have been prepared on a going concern basis, we must raise additional capital to fund our operations in order to continue as a going concern.

Friedman LLP, our independent registered public accounting firm for the fiscal years ending December 31, 2016 and 2017, has included an explanatory paragraph in their opinions that accompanies our consolidated audited financial statements as of and for the years ending December 31, 2016 and 2017, indicating that Tal Depot’s accumulated deficit and negative cash flows from operations raises substantial doubt about Tal Depot’s ability to continue as a going concern. Based on Tal Depot’s cash balance at December 31, 2017, and projected cash needs for 2018, management estimates that it will need to increase sales revenue and/or raise additional capital to cover operating and capital requirements for the 2018 year. Although management has been successful to date in raising necessary funding, there can be no assurance that sales revenue will substantially increase or that any required future financing can be successfully completed on a timely basis, or on terms acceptable to Tal Depot. Additionally, many of the financing options that have been available to us in 2017 and 2018 that we have agreed to accept have effective interest rates that are significantly higher than market rates and require high monthly or weekly payments that decrease our cash flow. Therefore, while these financing options that we have undertaken and may continue to undertake in the future provide immediate liquidity, they decrease our cash flow and revenue, and also present risks, including that we may lose the ability to make required payments and be subject to collection and enforcement actions. If we are unable to improve Tal Depot’s liquidity position, we may not be able to continue as a going concern. The accompanying financial statements do not include any adjustments that might result if we are unable to continue as a going concern and, therefore, be required to realize our assets and discharge our liabilities other than in the normal course of business which could cause investors to suffer the loss of all or a substantial portion of their investment.

A number of factors could negatively impact Tal Depot’s gross margins, which in turn would negatively affect its operating results.

Tal Depot’s gross margins may be negatively affected by a result of a number of factors, including: (i) increased price competition; (ii) customer dissatisfaction; (ii) higher product, material or labor costs; (iii) introduction of new products and costs of entering new markets; (iv) increased levels of customer service; (v) changes in distribution channels; and (vi) changes in product and geographic mix.

Tal Depot’s future cash flow fluctuations may affect our ability to fund our working capital requirements or achieve business objectives in a timely manner.

Tal Depot’s working capital requirements and cash flows historically have been, and are expected to continue to be, subject to quarterly and yearly fluctuations, as described above. However, a substantial slow-down in capital spending by its customers may require us to adjust our current business model. As a result, Tal Depot’s revenues and cash flows may be materially lower than we expect and we may be required to reduce our capital expenditures and investments or take other measures in order to meet our cash requirements. We may seek additional funds from liquidity-generating transactions and other conventional sources of external financing (which may include a variety of debt, convertible debt and/or equity financings). We cannot provide any assurance that our net cash requirements will be as we currently expect. Our inability to manage cash flow fluctuations resulting from the above factors could have a material adverse effect on our ability to fund our working capital requirements from operating cash flows from Tal Depot and other sources of liquidity or to achieve our business objectives in a timely manner.

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Our business may be adversely affected by increased levels of debt.

Some of the proceeds from this offering will be used to pay down Tal Depot’s outstanding debt. While this may be an immediate boost to Tal Depot’s cash flow, due the uncertainty of Tal Depot’s cash flow from quarter to quarter, as discussed above, we may incur significant levels of debt in the future in order to finance Tal Depot’s business or to finance possible acquisitions and expansions. We may incur significant levels of debt that are higher than what Tal Depot has carried historically. A high level of debt, arduous or restrictive terms and conditions relating to accessing certain sources of funding, failure to provide certain financial information and certification of no adverse condition (as required in our current largest credit facility) and any significant reduction in, or access to, such facilities, poor business performance or lower than expected cash inflows could have adverse consequences on our ability to fund Tal Depot’s business and the operation of other subsidiaries that we may form.

Other effects of a high level of debt include the following: (i) we may have difficulty borrowing money in the future or accessing sources of funding; (ii) we may need to use a large portion of our cash flow from Tal Depot’s operations to pay principal and interest on our indebtedness, which would reduce the amount of cash available to finance our other planned business activities; (iii) a high debt level, arduous or restrictive terms and conditions, or lower than expected cash flows from Tal Depot would make us more vulnerable to economic downturns and adverse developments in our business; and (iv) if Tal Depot’s operating cash flows are not sufficient to meet its operating expenses, capital expenditures and debt service requirements as they become due, we may be required, in order to meet our debt service obligations, to delay or reduce capital expenditures or the introduction of new products, sell assets and/or forego business opportunities including acquisitions we may consider as strategic opportunities.

Risks Related To Our Business

Tal Depot depends on running an efficient operation to deliver products to its customers, and any significant disruption to its operation will materially adversely affect financial results.

Tal Depot currently distributes products to its customers by taking orders and arranging shipments at its facility. Once an order is received, the products ordered are properly packaged, marked with an identification number, and shipped. Tal Depot may not be able to respond rapidly to a disruption to any step in the process, which could take time to properly resolve, result in delayed shipments, customer dissatisfaction, loss of sales and damage to its reputation. Disruptions in the process can occur for many reasons, including natural disasters, accidents or intentional criminal acts that can damage Tal Depot’s facilities and inventory and interrupt Tal Depot’s ability to process orders. If there is any interruption in Tal Depot’s ability to process orders, it can have a drastic effect on our profits, as a large backlog of unfilled customer orders results in shipments being made containing damaged product, “mispicks” (selecting and sending items customers did not order) and “mispacks” (packing items for delivery in a faulty manner). If this were to occur, it could lead to an increase in returns, decreases in sales and decreases in revenue.

If Tal Depot cannot establish and maintain relationships with product manufacturers or local product distributors, it may not be able to increase revenue.

In order to maintain and increase revenues, Tal Depot must establish and maintain relationships with manufacturers of the products it sells, and for many products, the local wholesale distributors of the product or sales representatives. Any breakdown in these relationships, or reduction, delay or cancellation of orders from one or more of these parties could significantly reduce Tal Depot’s product variety and availability to its customers, which could hurt revenues and could damage Tal Depot’s reputation.

Competition within our markets may reduce our revenues and market share.

Tal Depot operates in a highly competitive market and our competitors may have more extensive experience or more specialized products and capabilities than we do in some areas. If Tal Depot is unable to continue to compete successfully against its current or future competitors, it may experience declines in revenues and market share which could negatively impact its results of operations, and Tal Depot’s and our financial condition or liquidity.

Tal Depot’s competitors include direct competitors that are other companies that sell online grocery and home goods, such as Boxed.com; big box and online retailers such as WalMart, Jet.com and Amazon that sell, among many other items and products, grocery and home goods (and Jet.com and Amazon even serve as our TPPs to sell our own products); and brick and mortar groceries that are establishing an online presence. Each of these types of competitors bring their own unique expertise and functions that may take away our business and hinder our growth and expansion goals. The TPPs’ sites in particular may specifically discontinue doing business with us if our business is deemed as a threat to their businesses.

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Tal Depot’s business depends on its ability to build and maintain the Tal Depot brand. Tal Depot may not be able to maintain and enhance its existing brand if it fails to live up to customers’ expectations, which could materially adversely affect Tal Depot’s business, results of operations and growth prospects.

Tal Depot currently offers products to its customers under the Tal Depot brand. Maintaining and enhancing the Tal Depot brand is critical to expanding our business. However, a significant portion of Tal Depot’s customers’ experience depends on third parties outside of our control, including suppliers and logistics providers such as FedEx, UPS and the U.S. Postal Service. If these third parties do not meet Tal Depot’s or its customers’ expectations, the Tal Depot brand may suffer irreparable damage. In addition, maintaining and enhancing the Tal Depot brand may require substantial investments, and these investments may not be successful. If we fail to promote and maintain the Tal Depot brand, or if we incur excessive expenses in this effort, Tal Depot’s business, operating results and financial condition may be materially adversely affected. We anticipate that, as the online grocery and home goods market becomes increasingly competitive, maintaining and enhancing the Tal Depot brand may become increasingly difficult and expensive. Maintaining and enhancing the Tal Depot brand will depend largely on its ability to provide high quality products to its customers and a reliable, trustworthy and profitable sales channel to our suppliers, which we may not do successfully.

Tal Depot is currently exposed, and will continue to be exposed, potentially at an increased rate, to negative publicity and customer reviews, which may materially adversely affect Tal Depot’s business, results of operations and growth prospects.

The customer ratings and reviews of Tal Depot and its products and services that we receive through feedback on our website and on TPP websites are mostly positive. However, from time to time, Tal Depot is exposed to negative customer reviews, customer complaints or negative publicity about customers’ web experiences, Tal Depot’s products, product delivery times, customer data handling and security practices or customer support, either on the Tal Depot’s website, on the web sites of TPPs that offer Tal Depot products for sale, or on blogs and social media websites. For customer reviews and complaints on TPPs websites, TPPs enable our management to address and resolve certain customer review and complaints with the TPPs rather than directly with the customer, and our management has utilized these methods to address and resolve such negative reviews and complaints through TPPs, not through the customer that was the source of the review or complaint. Any TPP may change their policies in this regard and limit or entirely prevent our management’s ability to address and resolve such negative reviews and complaints with the TPPs, thereby increasing such negative reviews and complaints. In July 2017, Amazon, one of the TPPs Tal Depot sells on, implemented such a limitation. The negative customer reviews, customer complaints or negative publicity described above could rapidly and severely diminish consumer use of Tal Depot’s website, consumer and supplier confidence in Tal Depot, purchases of Tal Depot’s goods on its website and on the websites of TPPs and result in harm to our brands. Any increase in such negative reviews, customer complaints or negative publicity, whether as the result of a change in a TPP’s policies or otherwise, will increase such risks.

Our efforts to launch new brands and expand the existing Tal Depot brand may not be successful.

Our growth prospects depend on our ability to expand Tal Depot customer offerings by launching new brands relating to specialized product offering and expanding our existing Tal Depot brand into existing and new geographies. Launching new brands or expanding our existing brand requires significant upfront investments, including investments in marketing, information technology and additional personnel. We may not be able to generate satisfactory revenue from these efforts to offset these upfront costs. Any lack of market acceptance of our efforts to launch new brands or expand our existing brand could have a material adverse effect on our business, prospects, financial condition and results of operations.

Purchasers of Tal Depot’s products may not choose to shop online, which would prevent us from growing our business.

The online market for groceries and other home goods is less developed than the online market for apparel, consumer electronics and other consumer products. According to a Nielsen Global Connected Commerce Survey in the third quarter of 2016, 50% of people surveyed purchased books, music and other media products online and 58% purchased clothes accessories and shoes online. In contrast, only 24% of people surveyed purchased online packaged grocery food, 23% purchased household products, and 21% purchased fresh groceries. If the online market for groceries and other home goods does not gain more acceptance, our business may suffer. Our success will depend, in part, on our ability to attract consumers who have historically purchased these goods through traditional retailers. Furthermore, we may have to incur significantly higher and more sustained advertising and promotional expenditures in order to attract additional online consumers to Tal Depot’s sites and convert them into purchasing customers. Specific factors that could impact consumers’ willingness to purchase groceries and home goods online include:

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●	concerns about buying products without a physical storefront and the ability to physically examine products;

●	delivery time associated with online orders;

●	actual or perceived lack of security of online transactions and concerns regarding the privacy of personal information;

●	delayed shipments or shipments of incorrect or damaged products;

●	inconvenience associated with returning or exchanging items purchased online; and

●	usability, functionality and features of websites.

If the shopping experience Tal Depot provides does not appeal to potential new consumers or meet the expectations of existing customers, Tal Depot may not acquire new customers, may lose existing customers altogether or existing customers’ buying patterns and levels may be less than historical rates.

Tal Depot’s business may be adversely affected if it is unable to provide its customers with a cost-effective shopping platform that is able to respond and adapt to rapid changes in technology.

The number of people who access the internet through devices other than personal computers, including mobile phones, smartphones, handheld computers such as notebooks and tablets, video game consoles, and television set-top devices, has increased dramatically in the past few years. The smaller screen size, functionality, and memory associated with some alternative devices may make the use of Tal Depot’s website and purchasing its products more difficult. In addition, it is time consuming and costly to keep pace with rapidly changing and continuously evolving technology. As new mobile devices and platforms are released, it is difficult to predict the problems Tal Depot may encounter in developing applications for alternative devices and platforms, and we may need to devote significant resources to the creation, support and maintenance of such applications. If Tal Depot is unable to attract customers to its website through these devices or is slow to develop a version of its website that is more compatible with alternative devices or a mobile application, Tal Depot may fail to capture a significant share of customers in the grocery and home goods market, which could adversely affect its business. Further, upgrading existing technologies and business applications will be necessary for the foreseeable future and will require significant investment and expenditures. Tal Depot’s inability to adequately address these issues harm customer growth, and its business, financial condition and operating results may be materially adversely affected.

Tal Depot may be subject to product liability claims if people are harmed by the products it sells.

Some of the products Tal Depot sells may expose it to product liability claims and litigation or regulatory action relating to such claims including those related to personal injury or death. Some of Tal Depot’s agreements with its suppliers and manufacturers may not indemnify Tal Depot from product liability for a particular supplier’s or manufacturer’s products, or the suppliers or manufacturer may not have sufficient resources or insurance to satisfy their indemnity and defense obligations. Additionally, some of Tal Depot’s agreements with its TPPs require Tal Depot to indemnify these third parties from certain product liability claims and litigation or certain regulatory action relating to such claims, and at times TPPs have asked Tal Depot to confirm such agreements and/or asked it to take specific rectifying measures when these TPPs were threatened with such claims. Although Tal Depot maintains liability insurance, we cannot be certain that such coverage will be adequate for all liabilities actually incurred or that insurance will continue to be available on economically reasonable terms, or at all.

Significant merchandise returns could harm Tal Depot’s business.

Tal Depot allows its customers to return products, subject to its return policy. If product returns are significant, Tal Depot’s business, prospects, financial condition and results of operations could be harmed. Further, Tal Depot modifies its policies relating to returns from time to time, which may result in customer dissatisfaction or an increase in the number of product returns.

Risks associated with the suppliers and manufacturer from whom Tal Depot’s products are sourced could materially adversely affect Tal Depot’s financial performance as well as its reputation and brand.

Tal Depot depends on its ability to provide customers with a wide range of products from qualified suppliers and manufacturers in a timely and efficient manner. Political and economic instability, the financial stability of suppliers and manufacturers, their ability to meet customers’ standards, labor problems experienced by suppliers and manufacturers, the availability of raw materials, merchandise quality issues, currency exchange rates, transport availability and cost, transport security, inflation, and other factors relating to the suppliers are beyond our control.

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Tal Depot’s agreement with most of its suppliers and manufactures do not provide for the long-term availability of merchandise or the continuation of particular pricing practices, nor do they restrict such suppliers from selling products to other buyers. There can be no assurance that Tal Depot’s current suppliers and manufactures will continue to seek to sell Tal Depot products on current terms or that it will be able to establish new or otherwise extend current supply and manufacturer relationships to ensure product acquisitions in a timely and efficient manner and on acceptable commercial terms. Tal Depot’s ability to develop and maintain relationships with reputable suppliers and manufacturers and offer high quality merchandise to its customers is critical to our success. If Tal Depot is unable to develop and maintain relationships with suppliers and manufactures that would allow it to offer a sufficient amount and variety of quality products on acceptable commercial terms, Tal Depot’s ability to satisfy its customers’ needs, and therefore our long-term growth prospects, would be materially adversely affected.

Tal Depot may be unable to source additional or strengthen its relationships with suppliers and manufacturers.

As of December 31, 2017, Tal Depot had relationships with over 50 suppliers and manufacturers. Tal Depot’s agreements with suppliers and manufactures are generally terminable at will by either party upon short notice. If Tal Depot does not maintain its existing relationships or build new relationships with suppliers and manufacturers on acceptable commercial terms, it may not be able to maintain a broad selection of products, and its business and would suffer severely.

Tal Depot depends on its agreements and relationships with TPPs, and changes in these agreements, cancellations of these agreements or changes in the relationships with these parties could adversely impact Tal Depot’s revenue and profits.

Currently, Tal Depot’s net revenue are primarily generated from sales on TPPs. Tal Depot’s agreement with TPPs allow customers to purchase Tal Depot products though TPP websites and mobile applications. TPPs require Tal Depot to abide by specific terms and conditions, reach and/or maintain certain benchmarks or metrics in order to sell products on their sites, such as metrics tied into TPPs customers’ satisfaction. TPPs also require Tal Depot to ensure even all inadvertent non-compliance with laws and regulations in states where Tal Depot’s products are sold, no matter the amount or frequency of sales in a given state. Because Tal Depot’s agreements with TPPs are generally terminable at will and because of the TPPs’ benchmarks, metric requirements and other requirements, these agreements may be terminated (either because of a violation under the agreement or for no reason), Tal Depot’s ability to make sales on TPPs may be limited, or Tal Depot may be unable to maintain these relationships, each of which would result in significantly reduced sales and have a material adverse effect on its business and results of operations, and our prospects and financial condition. This risk includes the fact that (i) TPPs may in the future determine they no longer wish to do business with Tal Depot or take other action that could harm Tal Depot’s business; and (ii) Tal Depot itself may determine that it no longer wants to do business with TPPs. TPPs may take such action because they are competitors or potential competitors in the grocery and home goods market, a violation of the agreements with the TPPs or for some other unknown reason, because, as stated above, Tal Depot’s agreements with TPPs are terminable at will. While we may take actions to repair any issues that may arise with any of our TPPs and incur costs in doing so, and we may also temporarily attempt to do business with TPPs through Tal Depot’s wholly owned subsidiaries to the extent any TPP will allow us to do so – and some may not – there can be no assurances that such actions will provide a remedy in the long terms, or even in the short term. In 2017 Amazon.com limited Tal Depot’s ability to make sales on its platform from February until April 2017, and Amazon.com and Walmart temporarily revoked Tal Depot’s authorization to do business on their platforms for one week in September 2017, and for approximately six weeks in September and October 2017, respectively. Other TPPs may to do so in the future. We could suffer substantial losses should Tal Depot’s ability to sell products on any one of our TPPs be eliminated or even limited and may not be able to continue operations.

A large majority of Tal Depot’s sales in 2016 and 2017 came from one TPP

Amazon.com, one of our TPPs, has accounted for 82% and 73% of Tal Depot’s revenue in 2016 and 2017, respectively. If our authorization to sell on Amazon.com is suspended temporarily or permanently, or even if our authorization to sell is limited for a significant of time, we could suffer substantial losses and may not be able to continue operations. In 2017 Amazon.com limited Tal Depot’s ability to make sales on its platform from February until April 2017, and Amazon.com and Walmart temporarily revoked Tal Depot’s authorization to do business on their platforms for one week in September 2017, and for approximately six weeks in September and October 2017, respectively. While Tal Depot had been able to regain full selling rights on Amazon.com and Walmart after each of these instances, there can be no assurances in that if any of these or similar actions were to be taken against us in the future that we would be able to resolve the situation and regain the ability to sell on this TPP.

System interruptions that impair customer access to the Tal Depot website or our TPPs that offer Tal Depot’s products, or other performance failures in Tal Depot’s or the TPPs’ technology infrastructure could damage Tal Depot’s business, reputation and brand, and substantially harm its business and results of operations.

The satisfactory performance, reliability and availability of Tal Depot’s website, transaction processing systems and technology infrastructure are critical to its reputation and its ability to acquire and retain customers, as well as maintain adequate customer service levels. The same applies to the websites and systems utilized by the TPPs that offer Tal Depot products for sale. If there are computer and communications hardware failures, or other types of interruptions or degradations of computer and network services, Tal Depot could lose customer data and miss order fulfillment deadlines, which could have a material adverse effect on its business, prospects, financial condition and results of operations.

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Moreover, these systems are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, terrorist attacks, cyber-attacks, data loss, acts of war, break-ins, earthquake and similar events. In the event of any failure described above, response and recovery could take substantial time, during which time Tal Depot’s website or the websites of the TPPs selling Tal Depot products could be completely shut down for significant time. Such occurrences will reduce order fulfillment performance, reduce the volume of goods sold, increase the amount of refund requests and returns and could also materially adversely affect consumer perception of the Tal Depot brand.

In addition, continued growth in Tal Depot transaction volume, as well as surges in online traffic and orders associated with promotional activities or seasonal trends in Tal Depot’s business, place additional demands on the technology Tal Depot relies on to facilitate sales and operate its business, which could cause or exacerbate slowdowns or interruptions. There can be no assurance that we or Tal Depot will be able to accurately project the rate or timing of increases in order traffic, if any, and Tal Depot may not be able to adapt, expand and upgrade any systems and infrastructures that would be required to accommodate such increases on a timely basis.

Tal Depot relies heavily on information technology to manage its inventory.

Tal Depot’s business is highly dependent upon inventory management software and procedures that we have internally developed and use in conjunction with third-party inventory management solutions. Any issues affecting our inventory management system, including system delay or failure, could adversely and materially affect our business operations and profitability if we are unable to address any such issues in a timely manner. To achieve our growth strategy, we will need to maintain our current level of inventory management while expanding our inventory management control over any new facilities. Should we experience difficulties in expanding or integrating our inventory management as we expand our facilities and operations, our business operations and profitability may be adversely and materially affected. Additionally, we may need to improve upon our existing inventory management to stay competitive, and if we are unable to keep pace with improvements implemented by our competitors, then our business operations and profitability could adversely and materially be affected.

Tal Depot relies heavily on email and other messaging services, and any restrictions on the sending of emails or messages or an inability to timely deliver such communications could materially adversely affect its business.

Tal Depot’s business is highly dependent upon email and other messaging services for not only accepting order, but also promoting and selling its products. Promotions are offered through emails and other messages, which generates a portion of Tal Depot’s revenue. If Tal Depot is unable to successfully deliver or receive emails or other messages to its customers and subscribers for any reason, or if customers or subscribers decline to open emails or other messages, Tal Depot’s net revenue and profitability would be materially adversely affected.

Tal Depot is subject to risks related to online payment methods.

Tal Depot accepts payments using a variety of methods, including credit card, debit card, PayPal and gift cards. As Tal Depot offers new payment options to consumers, it may be subject to additional regulations, compliance requirements and fraud. For certain payment methods, including credit and debit cards, Tal Depot pays interchange and other fees, which may increase over time and raise its operating costs and lower profitability. Tal Depot is also subject to payment card association operating rules and certification requirements, including the Payment Card Industry Data Security Standard and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. If Tal Depot fails to comply with the rules or requirements of any provider of a payment method it accepts, if the volume of fraud in transactions limits or terminates its rights to use payment methods it currently accept, or if a data breach occurs, Tal Depot may, among other things, be subject to fines or higher transaction fees and may lose, or face restrictions placed upon, the ability to accept credit card and debit card payments from customers or facilitate other types of online payments. Tal Depot has been, and may continue to be, victimized by the receipt of orders placed with fraudulent credit card data, and may suffer losses even if the associated financial institution approved payment. The occurrence if all these events may adversely affect Tal Depot’s business, financial condition and operating results.

Government regulation of the internet and e-commerce is evolving, and unfavorable changes or failure by Tal Depot to comply with these regulations could substantially harm its business and results of operations.

Tal Depot is subject to general business regulations and laws as well as regulations and laws specifically governing the Internet and e-commerce. Existing and future regulations and laws could impede the growth of the Internet, e-commerce or mobile commerce. These regulations and laws may involve taxes, tariffs, privacy and data security, anti-spam, content protection, electronic contracts and communications, consumer protection, Internet neutrality and gift cards. It is not clear how existing laws governing issues such as property ownership, sales and other taxes and consumer privacy apply to the Internet as the vast majority of these laws were adopted prior to the advent of the Internet and do not contemplate or address the unique issues raised by the Internet or e-commerce. It is possible that general business regulations and laws, or those specifically governing the Internet or e-commerce, may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. We cannot be sure that Tal Depot’s practices have complied, comply or will comply fully with all such laws and regulations. Any failure, or perceived failure, by Tal Depot to comply with any of these laws or regulations could result in damage to its reputation, a loss in business and proceedings or actions against it by governmental entities or others. Any such proceeding or action could hurt Tal Depot’s reputation, force it to spend significant amounts in defense of these proceedings, distract our and Tal Depot’s management, increase Tal Depot’s costs of doing business, decrease the use of Tal Depot’s sites by its customers and may result in the imposition of monetary liability.

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Failure to comply with federal, state and international laws and regulations relating to privacy, data protection and consumer protection, or the expansion of current or the enactment of new laws or regulations relating to privacy, data protection and consumer protection, could adversely affect Tal Depot’s business and financial condition.

A variety of federal, state and international laws and regulations govern the collection, use, retention, sharing and security of consumer data. Laws and regulations relating to privacy, data protection and consumer protection are evolving and subject to potentially differing interpretations. These requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another or may conflict with other rules or our practices. As a result, Tal Depot’s practices may not have complied or may not comply in the future with all such laws, regulations, requirements and obligations. Any failure, or perceived failure, by Tal Depot to comply with posted privacy policies or with any federal, state or international privacy or consumer protection-related laws, regulations, industry self-regulatory principles, industry standards or codes of conduct, regulatory guidance, orders to which it may be subject or other legal obligations relating to privacy or consumer protection could adversely affect Tal Depot’s reputation, brand and business, and may result in claims, proceedings or actions against it by governmental entities or others or other liabilities or require us to change its operations and/or cease using certain data sets. Any such claim, proceeding or action could hurt Tal Depot’s reputation, brand and business, force it to incur significant expenses in defense of such proceedings, distract our and Tal Depot’s management, increase Tal Depot’s costs of doing business, result in a loss of customers and may result in the imposition of monetary penalties.

Tal Depot’s failure or the failure of third-party service providers to protect its website, networks and systems against security breaches, or otherwise to protect confidential information, could damage Tal Depot’s reputation and brand and substantially harm its business and operating results.

Tal Depot collects, maintains, transmits and stores data about its customers, suppliers, manufacturers and others, including credit card information and personally identifiable information, as well as other confidential and proprietary information. Tal Depot may also employ third-party service providers that store, process and transmit proprietary, personal and confidential information on its behalf. Tal Depot may rely on encryption and authentication technology licensed from third parties in an effort to securely transmit confidential and sensitive information, including credit card numbers. Advances in computer capabilities, new technological discoveries or other developments may result in the whole or partial failure of this technology to protect transaction data or other confidential and sensitive information from being breached or compromised. The security measures in place may not detect or prevent all attempts to hack Tal Depot’s systems, denial-of-service attacks, viruses, malicious software, break-ins, phishing attacks, social engineering, security breaches or other attacks and similar disruptions that may jeopardize the security of information stored in or transmitted by Tal Depot’s website, networks and systems, including payment card systems which may subject us to fines or higher transaction fees or limit or terminate Tal Depot’s access to certain payment methods. Breaches of the security measures in place or cyber security incidents could result in unauthorized access to Tal Depot’s website, networks and systems; unauthorized access to and misappropriation of consumer information, including customers’ personally identifiable information, or other confidential or proprietary information of Tal Depot or third parties; viruses, worms, spyware or other malware being served from Tal Depot’s website, networks or systems; deletion or modification of content or the display of unauthorized content on Tal Depot’s website; interruption, disruption or malfunction of operations; costs relating to breach remediation, deployment of additional personnel and protection technologies, response to governmental investigations and media inquiries and coverage; engagement of third-party experts and consultants; litigation, regulatory action and other potential liabilities. If any of these occur, Tal Depot’s reputation and brand could be damaged, its business may suffer, and Tal Depot could be required to expend significant capital and other resources to alleviate problems caused by such breaches and Tal Depot could be exposed to a risk of loss, litigation or regulatory action and possible liability.

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If we cannot effectively manage our internal growth, our potential business prospects, revenues and profit margins may suffer.

If we and Tal Depot fail to effectively manage our internal growth in a manner that minimizes strains on resources, we could experience disruptions in operations and ultimately be unable to generate revenues or profits. We expect that we will need to significantly expand Tal Depot’s operations and add additional subsidiaries to successfully implement our business strategy. If Tal Consolidated, through new subsidiaries that it may add, and Tal Depot add manufacturing, marketing, and sales staff and build infrastructure, we expect expenses and capital requirements will increase. To effectively manage such growth, we must continue to expend funds to improve operational, financial and management controls, and our reporting systems and procedures. In addition, we must effectively expand, train and manage our employee base. If we fail in our efforts to manage our internal growth, our prospects, revenue and profit margins may suffer. We may be unable to attract and hire qualified management to lead any expansion we may undertake, may fail to invest properly in adequate machinery and may not appropriately address other critical needs to successfully grow our business. Any such failure will adversely affect our results from operations.

The loss of one or more members of Tal Depot’s senior management team or key personnel may adversely affect our ability to implement our strategy.

Tal Depot’s success depends to a significant extent upon the continued services of Jeremy J Reichmann, CEO; Seth Yanofsky, COO; and Albert Reichmann, Chief Procurement Officer. The departure of any these individuals could have a material adverse effect on Tal Depot’s growth, revenues, and prospective business. These individuals are committed to Tal Depot, and we will enter into an employment agreement with Jeremy J. Reichmann to make him the CEO of Tal Consolidated, as well as fund new employment agreements between Tal Depot and Seth Yanofsky and Tal Depot and Albert Reichmann. While each of these key individual are willing to devote their full time and energy to us and Tal Depot, there can be no assurances that any of them will not terminate their employment with little or no prior notice. Neither we nor Tal Depot has or intends to obtain “key person” life insurance policies covering any of our employees. Tal Depot depends on its experienced management team and the loss of one or more key executives could have a negative impact on its business. Tal Depot also depend on its ability to retain and motivate key employees and attract qualified new employees. If it loses a member of the management team or a key employee, Tal Depot may not be able to replace him or her.

We plan to continue to pursue and consummate, strategic acquisitions and divestitures that could involve significant risks and uncertainties.

Strategic acquisitions or formations of new entities and facilities that we plan to pursue and consummate present significant risks and uncertainties, which include:

●	difficulty in identifying and evaluating potential acquisitions, including the risk that our due diligence does not identify or fully assess valuation issues, potential liabilities or other acquisition risks;

●	difficulty in integrating newly acquired businesses and operations, including combining product and service offerings, and in entering into new markets in which we are not experienced, in an efficient and cost-effective manner while maintaining adequate standards, controls and procedures, and the risk that we encounter significant unanticipated costs or other problems associated with integration;

●	challenges in achieving strategic objectives, cost savings and other benefits expected from acquisitions;

●	risk that our markets do not evolve as anticipated and that the strategic acquisitions and divestitures do not prove to be those needed to be successful in those markets;

●	risk that we assume significant liabilities that exceed the limitations of any applicable indemnification provisions or the financial resources of any indemnifying parties;

●	potential loss of key employees or customers of the businesses acquired;

●	risk of diverting the attention of senior management and other resources from our existing operations;

●	risk that future valuations of acquired businesses may decrease from the price we paid for these acquisitions;

●	generation of insufficient revenues by acquired businesses to offset increased operating expenses associated with these acquisitions;

●	potential difficulties in completing in-process research and development projects and delivering high quality products to our customers;

●	potential difficulties in integrating new products, businesses and operations in an efficient and effective manner;

●	risk that our customers or customers of the acquired businesses may defer purchase decisions as they evaluate the impact of the acquisitions on our future product strategy;

●	risk of entering new markets in which we have limited experience and where competitors may have a stronger market presence; and

●	unanticipated costs.

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Our inability to successfully operate and integrate newly-acquired businesses and facilities appropriately, effectively and in a timely manner could have a material adverse effect on our ability to take advantage of further growth in demand for products in our marketplace, as well as on the revenues, gross margins and expenses of our operating subsidiaries.

Changes in future business or other market conditions could cause business investments and/or recorded goodwill or other long-term assets to become impaired, resulting in substantial losses and write-downs that would adversely affect our financial results.

As part of our overall strategy, we may, from time to time, acquire a minority or majority interest in businesses. These investments are made upon careful analysis and due diligence procedures designed to achieve a desired return or strategic objective. These procedures often involve certain assumptions and judgment in determining acquisition price. After acquisition, unforeseen issues could arise which adversely affect the anticipated returns or which are otherwise not recoverable as an adjustment to the purchase price. Even after careful integration efforts, actual operating results may vary significantly from initial estimates.

The outcome of litigation or arbitration in which we are involved or may become involved is unpredictable and an adverse decision in any such matter could have a material adverse effect on our financial condition

From time to time, we or Tal Depot may become defendants in a number of litigation matters or otherwise become the subject of governmental investigations or proceedings, and we may become involved in a number of arbitrations. These actions may divert financial and management resources that would otherwise be used to benefit our and Tal Depot’s management and operations. No assurances can be given that the results of these or new matters will be favorable to us. An adverse resolution of lawsuits, investigations or arbitrations could have a material adverse effect on our financial condition, results of Tal Depot’s operations and cash flows.

In February 2017, Tal Depot received a request for information from the New York Department of Labor (NYDL), related to Tal Depot’s compliance with New York’s minimum wage and overtime requirements, and in March 2017, Tal Depot timely provided what it believed to be an appropriate response to such request. While we and Tal Depot believe that matter has been fully resolved, we cannot provide any assurances that the NYDL or any other governmental authorities will not have any follow-up requests or follow-up this request with a more formal investigation or other administrative proceeding, which may have a material adverse effect on its business.

Tal Depot faces certain significant risk exposures and potential liabilities that may not be covered adequately by insurance or indemnity.

Tal Depot is exposed to liabilities from the products it provides and is exposed to risks of operational and natural disasters and accidents that can cause significant damages to infrastructure and inventory, and severely inhibit or shut down production at its current facility or any new facility that it or we may open. While Tal Depot maintains insurance for certain risks, the amount of such insurance coverage may not be adequate to cover all claims or liabilities, and Tal Depot may be forced to bear substantial costs from an accident or incident. It also is not possible for Tal Depot to obtain insurance to protect against all operational risks and liabilities. Substantial claims resulting from an incident in excess of Tal Depot’s insurance coverage would harm its financial condition, results of operations and cash flows. Moreover, any accident or incident for which Tal Depot may be liable, even if fully insured, could negatively affect its standing with its customers and the public, thereby making it more difficult for Tal Depot to compete effectively, and could significantly impact the cost and availability of adequate insurance in the future.

Tal Depot is not able to insure against all potential risks and may become subject to higher insurance premiums.

Tal Depot will have insurance policies covering certain risks associated with its business. However, any such insurance policies will not cover losses as a result of force majeure, natural disasters, terrorist attacks or sabotage, among other things. We do not expect to maintain insurance for certain environmental risks. In addition, Tal Depot’s insurance policies may be subject to annual review by its insurers and may not be renewed at all or on similar or favorable terms. A serious uninsured loss or a loss significantly exceeding the limits of Tal Depot’s future insurance policies could have a material adverse effect on its business, financial condition and results of operations.

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The high costs of being a public company will increase our costs.

We have adopted procedures in connection with corporate governance that we believe to be most appropriate for our circumstances. We will observe such procedures because we consider this to be in the best interest of our stakeholders, including employees, customers, suppliers, financiers and shareholders. These measures carry a cost, and these costs, plus the expected costs of maintaining the quotation for our stock relative to the size of our business, are high.

We must be able to establish and maintain required disclosure controls and procedures and internal controls over financial reporting and to meet the public reporting and the financial requirements for our business.

Our management has a legal and fiduciary duty to establish and maintain disclosure controls and control procedures in compliance with the securities laws, including the requirements mandated by the Sarbanes-Oxley Act of 2002. The standards that must be met for management to assess the internal control over financial reporting as effective are complex, and require significant documentation, testing and possible remediation to meet the detailed standards. In addition, our independent registered public accounting firm has not yet performed the attestation process as it was not required, and, if and when it becomes required, we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accounting firm. If our independent registered public accounting firm is unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

Under current SEC rules, we will be required to include in our annual reports an assessment, as of the end of the most recent fiscal year, of the effectiveness of our internal control structure and procedures for financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, and related rules and regulations of the SEC. We will be required to review and evaluate on an annual basis our internal control over financial reporting. This process also results in a diversion of management’s time and attention. In the event that we are unable to maintain compliance with the applicable provisions of Section 404 of the Sarbanes-Oxley Act and related rules, we and the market price of our common stock may be adversely affected.

Tal Depot may be unable to adequately protect its intellectual property rights.

There can be no assurance that Tal Depot’s trade names, and the “Tal Depot” trademark, will not be challenged, invalidated, misappropriated or circumvented by third parties, and any such occurrence may materially adversely affect its business and result of operations.

Changes in tax treatment of companies engaged in e-commerce may adversely affect the commercial use of our sites and our financial results.

Due to the global nature of the Internet, it is possible that various states might attempt to impose additional or new regulation on Tal Depot’s business or levy additional or new sales, income or other taxes relating to its activities. Tax authorities at the federal, state and local levels are currently reviewing the appropriate treatment of companies engaged in e-commerce. New or revised federal, state or local tax regulations may subject Tal Depot or its customers to additional sales, income and other taxes. We cannot predict the effect of current attempts to impose sales, income or other taxes on e-commerce. New or revised taxes and, in particular, sales taxes, VAT and similar taxes would likely increase the cost of doing business online and decrease the attractiveness of selling products over the Internet. New taxes could also create significant increases in internal costs necessary to capture data and collect and remit taxes. Any of these events could have a material adverse effect on Tal Depot’s business, financial condition and operating results.

Taxing authorities may successfully assert that Tal Depot should have collected or in the future should collect sales and use, commercial activity, vat or similar taxes, and it could be subject to liability with respect to past or future sales, which could adversely affect its operating results.

Tal Depot does not collect sales and use, commercial activity, VAT or similar taxes in all jurisdictions in which it has sales, based on its belief that such taxes are not applicable. Sales and use, VAT and similar tax laws and rates vary greatly by jurisdiction. Any future tax assessments, penalties and interest may materially adversely affect Tal Depot’s business, financial condition and operating results.

Tal Depot and Tal Consolidated may experience fluctuations in their respective tax obligations and effective tax rate, which could materially adversely affect financial results.

Tal Depot has been, and will continue to be, subject to taxes in the United States. We will also be subject to taxes in the United Stated. Tal Depot has recorded and will record tax expense based on current tax payments and estimated future tax payments, and we will do the same. At any one time, multiple tax years may be subject to audit by various taxing jurisdictions, and the results of these audits could expose Tal Depot or Tal Consolidated to additional tax liability. As a result, we expect that throughout the year there could be ongoing variability in Tal Depot and Tal Consolidated’s quarterly tax rates as taxable events occur and exposures are re-evaluated. Further, the effective tax rate in a given financial statement period may be materially impacted by changes in tax laws, changes in the mix and level of earnings by taxing jurisdiction, changes to existing accounting rules or regulations or by changes to our ownership or capital structures. Fluctuations in tax obligations and effective tax rate could materially adversely affect our results of business, financial condition and operating results.

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Risks Relating To Ownership Of Our Common Stock

We currently do not intend to pay dividends on our common stock. As a result, your only opportunity to achieve a return on your investment is if the price of our common stock appreciates.

We currently do not expect to declare or pay dividends on our common stock. In addition, in the future we may enter into agreements that prohibit or restrict our ability to declare or pay dividends on our common stock. As a result, your only opportunity to achieve a return on your investment may be if the market price of our common stock appreciates and you sell your shares at a profit.

You may experience dilution of your ownership interest due to the future issuance of additional shares of our common stock.

While we expect to have sufficient funds to execute our business plan for at least 12 months post this public offering, assuming we raise the entire proceeds stated above, we may need additional funds in the future to execute additional prospective joint ventures or acquisitions or due to changed business conditions or other future developments. As a result, we may require additional funds from future equity or debt financings, including sales of preferred shares or convertible debt, to complete the development of new projects and pay the general and administrative costs of our business. We may in the future issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of holders of our common stock. On the Effective Date we will be authorized to issue 160,000,000 shares, of which 150,000,000 are for shares of common stock, no par value per share, and 10,000,000 are for shares of “blank check” preferred stock, having such designations, rights and preferences as the Board of Directors may determine, in its sole discretion, from time to time. The potential issuance of such additional shares of common stock or preferred stock or convertible debt may create downward pressure on the trading price of our common stock. We may also issue additional shares of common stock or other securities that are convertible into or exercisable for common stock in future public offerings or private placements for capital raising purposes or for other business purposes, including as part of the Tal Consolidated Inc. Equity Incentive Plan that we will implement, at the sole discretion of our board of directors, for our employees and for the employees of Tal Depot or any other subsidiary we may own in the future. The future issuance of a substantial number of common shares into the public market, or the perception that such issuance could occur, could adversely affect the prevailing market price of our common shares. A decline in the price of our common shares could make it more difficult to raise funds through future offerings of our common shares or securities convertible into common shares.

Our certificate of incorporation allows for our board of directors to create new series of preferred stock without further approval by our stockholders, which could have an anti-takeover effect and could adversely affect holders of our common stock.

Our authorized capital includes preferred stock issuable in one or more series. Our board of directors has the authority to issue preferred stock and determine the price, designation, rights, preferences, privileges, restrictions and conditions, including voting and dividend rights, of those shares without any further vote or action by stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. The issuance of additional preferred stock, while providing desirable flexibility in connection with possible financings and acquisitions and other corporate purposes, could make it more difficult for a third-party to acquire a majority of the voting power of our outstanding voting securities, which could deprive our holders of common stock of a premium that they might otherwise realize in connection with a proposed acquisition of the Company.

One of our stockholders own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

Prior to this offering, Jeremy J. Reichmann owned 85.2% of the ownership interests of Tal Depot. After this offering, Tal Consolidated will own 100% of the ownership interests of Tal Depot, and Mr. Reichmann will own approximately 53.2% of our outstanding common stock, either individually or through entities under his direct control. Mr. Reichmann may be able to substantially determine the outcome of all matters requiring stockholder approval. For example, he may be able to substantially control elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as one of our stockholders. The interests of Mr. Reichmann may not always coincide with your interests or the interests of other stockholders and he may act in a manner that advances his best interests and not necessarily those of other stockholders, including seeking a premium value for his common stock, and might affect the prevailing market price for our common stock.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common share less attractive to investors.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. We may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We have also elected to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if we have more than $1.07 billion in annual revenues as of the end of our fiscal year, we have more than $700.0 million in market value of our common share held by non-affiliates as of the end of our second fiscal quarter or we issue more than $1.0 billion of non-convertible debt over a three-year period. Our financial statements may not be comparable to companies that comply with public company effective dates because of our election under Section 7(a)(2)(B) of the Securities Act. We cannot predict if investors will find our common share less attractive because we may rely on these exemptions. If some investors find our common share less attractive as a result, there may be a less active trading market for our common share and our per share trading price may be adversely affected and more volatile

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Our shares will be subject to potential delisting if we do not meet or continue to maintain the listing requirements of the NASDAQ Capital Market.

The NASDAQ Capital market has rules for continued listing, including, without limitation, minimum market capitalization and other requirements. Failure to maintain our listing, or de-listing from this market, would make it more difficult for shareholders to dispose of our common stock and more difficult to obtain accurate price quotations on our common stock. This could have an adverse effect on the price of our common stock. Our ability to issue additional securities for financing or other purposes, or otherwise to arrange for any financing we may need in the future, may also be materially and adversely affected if our common stock is not traded on a national securities exchange.

There is currently no public market for our common stock. Failure to develop or maintain a trading market could negatively affect its value and make it difficult or impossible for you to sell your shares.

There is currently no public market for our common stock and an active public market for our common stock may not develop. Failure to develop or maintain an active trading market could make it difficult for you to sell your shares or recover any part of your investment in us. Even if a market for our common stock does develop, the market price of our common stock may be highly volatile. In addition to the uncertainties relating to future operating performance and the profitability of operations, factors such as variations in interim financial results or various, as yet unpredictable, factors, many of which are beyond our control, may have a negative effect on the market price of our common stock.

If and when a trading market for our common stock develops, the market price of our common stock is still likely to be highly volatile and subject to wide fluctuations, and you may be unable to resell your shares at or above the price at which you acquired them.

The market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including, but not limited to:

●	variations in our revenue and operating expenses;

●	market conditions in our industry and the economy as a whole;

●	actual or expected changes in our growth rates or our competitors’ growth rates;

●	developments in the financial markets and worldwide or regional economies;

●	announcements by the government relating to regulations that govern our industry;

●	sales of our common stock or other securities by us or in the open market; and

●	changes in the market valuations of other comparable companies.

The trading price of our shares might also decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us. Each of these factors, among others, could harm the value of your investment in our common stock. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, operating results and financial condition.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If any analyst who may cover us were to cease coverage of the Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

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Risks Related To The Offering

Investors in this offering will experience immediate and substantial dilution in net tangible book value.

The public offering price will be substantially higher than the net tangible book value per share of our outstanding shares of common stock. As a result, investors in this offering will incur immediate dilution of $6.04 per share, based on the public offering price of $7.00 per share, the midpoint of the public offering price range set forth on the cover page of this prospectus. Investors in this offering will pay a price per share that substantially exceeds the book value of our assets after subtracting our liabilities. See “Dilution” for a more complete description of how the value of your investment will be diluted upon the completion of this offering.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Other than a portion of the proceeds of this offering that will go directly to Key Bank to payoff Tal Depot’s outstanding loan balances, our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section of this prospectus entitled “Use of Proceeds.” The failure by our management to apply these funds effectively could harm our business.

Sales of a substantial number of shares of our common stock following this offering may adversely affect the market price of our common stock and the issuance of additional shares will dilute all other stockholders.

Sales of a substantial number of shares of our common stock in the public market or otherwise following this offering, or the perception that such sales could occur, could adversely affect the market price of our common stock. After completion of this offering at an initial offering price of $7.00 per share, the midpoint of the public offering price range set forth on the cover page of this prospectus, our existing stockholders will own approximately 62.5% of our common stock assuming there is no exercise of the underwriters’ over-allotment option.

After completion of this offering there will be 5,714,429 shares of our common stock outstanding. In addition, our certificate of incorporation, as amended, permits the issuance of up to approximately 144,300,000 additional shares of common stock after the completion of this offering. Thus, we have the ability to issue substantial amounts of common stock in the future, which would dilute the percentage ownership held by the investors who purchase shares of our common stock in this offering.

We and our officers, directors and all stockholders have agreed, subject to customary exceptions, not to, without the prior written consent of Joseph Gunnar & Co., LLC, the representative of the underwriters, during the period ending 365 days from the date of this offering in the case of our directors and officers and 180 days from the date of this offering in the case of us and all other stockholders, directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of our common stock, enter into any swap or other derivatives transaction that transfers to another any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any other securities of the Company or publicly disclose the intention to do any of the foregoing.

After the lock-up agreements with our principal stockholders pertaining to this offering expire 180 days from the date of this offering unless waived earlier by the representative, up to 135,715 of the shares that had been locked up will be eligible for future sale in the public market. After the lock-up agreements with our directors and officers pertaining to this offering expire 365 days from the date of this offering unless waived earlier by the managing underwriter, up to 3,435,714 of the shares (net of any shares also restricted by lock-up agreements with our principal stockholders) that had been locked up will be eligible for future sale in the public market. Sales of a significant number of these shares of common stock in the public market could reduce the market price of the common stock.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties and include statements regarding, among other things, our projected revenue growth and profitability, our growth strategies and opportunity, anticipated trends in our market and our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. These statements may be found under the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products, market acceptance, future performance or results of current and anticipated products, sales efforts, expenses, and the outcome of contingencies such as legal proceedings and financial results.

Additional examples of forward-looking statements in this prospectus include, but are not limited to, our expectations regarding our business strategy, business prospects, operating results, operating expenses, working capital, liquidity and capital expenditure requirements. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products, the cost, terms and availability of components, pricing levels, the timing and cost of capital expenditures, competitive conditions and general economic conditions. These statements are based on our management’s expectations, beliefs and assumptions concerning future events affecting us, which in turn are based on currently available information. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect.

Important factors that could cause actual results to differ materially from the results and events anticipated or implied by such forward-looking statements include, but are not limited to:

●	changes in the market acceptance of our products;

●	increased levels of competition;

●	changes in political, economic or regulatory conditions generally and in the markets in which we operate;

●	adverse conditions in the industries in which our customers operate;

●	our ability to retain and attract senior management and other key employees;

●	our ability to quickly and effectively respond to new technological developments;

●	our ability to protect our trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on our proprietary rights; and

●	other risks, including those described in the “Risk Factors” discussion of this prospectus.

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all of those risks, nor can we assess the impact of all of those risks on our business or the extent to which any factor may cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements in this prospectus are based on assumptions management believes are reasonable. However, due to the uncertainties associated with forward-looking statements, you should not place undue reliance on any forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and unless required by law, we expressly disclaim any obligation or undertaking to publicly update any of them in light of new information, future events, or otherwise.

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USE OF PROCEEDS

We estimate that the net proceeds from the sale of the shares of common stock in the offering at an initial offering price of $7.00 per share, the midpoint of the public offering price range set forth on the cover page of this prospectus, will be approximately $13.2 million, after deducting the underwriting discounts and commissions and estimated offering expenses, or approximately $1.8 million. We estimate that such net proceeds will be $15.2 million if the underwriters exercise their over-allotment option in full. A $1.00 increase or decrease in the public offering price per share would increase or decrease our proceeds by approximately $2.0 million assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us.

We currently intend to use the net proceeds received from this offering to fund our future growth projects and for other corporate purposes at the sole and complete discretion of our management, and where applicable, our Board of Directors. The growth projects may include increased marketing, expanding and improving our current equipment and infrastructure, improving personnel, opening new distribution centers and automating facilities and expanding product offerings in core segments. The approximate amount of proceeds we may use for any of these growth projects that we may decide to undertake would be $7 to $8 million. We also currently intend to use $2 to $3 million of net proceeds received from this offering for general corporate purposes. These approximate amounts for growth projects and general corporate purposes are based on the assumption that we raise sufficient money in this offering after payment of expenses and repayment of certain debt, as described below. We will have broad discretion and flexibility in the application of the net proceeds for the purposes specified above (and for other corporate purposes), and we may not use any of the proceeds for these purposes.

We also intend to use some of our net proceeds to repay certain of Tal Depot’s outstanding long-term and short term debts, which includes: (i) Key Bank SBA loan in the amount of approximately $1,150,000; (ii) Key Bank Line of Credit in the amount of approximately $600,000; and (iii) loan from a related party of approximately $1,100,000. The repayment of the outstanding Key Bank SBA loan and Key Bank line of credit will be made directly from the proceeds of the offering to avoid any potential claim of default on these debts based on the change of ownership structure of Tal Depot that will occur on the Effective Date. If the proceeds of this offering exceed $5,000,000, the repayment of the related party will be made within thirty (30) days upon the Company’s receipt of such proceeds in order to comply with the repayment terms.

Pending the uses described above, the proceeds will be invested in short-term bank deposits.

21

DIVIDEND POLICY

To date, we have not paid any cash dividends on our stock and do not anticipate paying any such dividends in the foreseeable future. The declaration and payment of dividends on our common stock is at the discretion of our board of directors and will depend on, among other things and our operating results, financial condition, capital requirements, contractual restrictions or such other factors as our board of directors may deem relevant. We currently expect to use all available funds to finance the future development and expansion of our business and do not anticipate paying dividends in the foreseeable future.

22

CAPITALIZATION

The following table sets forth (i) Tal Depot’s cash and cash equivalents and capitalization as of December 31, 2017 on an actual basis; (ii) our cash and cash equivalents capitalization as of December 31, 2017, on pro forma basis assuming the effectuation of the transactions set forth in the Share Exchange Agreement; and (iii) and our cash and cash equivalents and capitalization as of as of December 31, 2017, on a pro forma assuming the effectuation of the transactions set forth in the Share Exchange Agreement and adjusted to give effect to the sale by us of shares of common stock in this offering at an initial public offering price of $7.00 per share, the midpoint of the public offering price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses:

The pro forma as adjusted information below is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited and unaudited consolidated financial statements of Tal Depot and the related notes appearing elsewhere in this prospectus.

	As of December 31, 2017
	Actual	Pro forma	Pro Forma as Adjusted(1)
Cash and cash equivalents	$11,971	$11,971	$10,362,711
Total indebtedness	4,245,337	4,245,337	1,441,254
Stockholders’ equity (deficit):
Blank Check Preferred Stock; 10,000,000 shares authorized; 0 shares issued and outstanding actual, 0 shares issued and outstanding pro forma and pro forma as adjusted	-	-	-
Common Stock, no par value;150,000,000 shares of common stock authorized; 3,571,429 shares issued and outstanding actual, 5,714,429 shares issued and outstanding pro forma, 5,714,429 shares issued and outstanding pro forma as adjusted	-	-	-
Additional paid-in capital	-	-	13,200,920
Accumulated deficit	(7,742,722)	(7,742,722)	(7,788,818)
Total stockholders’ equity (deficit)	(7,742,722)	(7,742,722)	5,412,102
Total capitalization	3,497,385	3,497,385	6,853,356

(1)

A $1.00 increase or decrease in the public offering price per share would increase or decrease our pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity and total capitalization by approximately $1,971,560 assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us.

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DILUTION

If you invest in our shares of common stock, you will experience immediate and substantial dilution to the extent of the difference between the initial public offering price of our shares of common stock and the pro forma as adjusted net tangible book value (deficit) per share of our shares of common stock immediately after the offering. Our net (deficit) tangible book value immediately after giving effect to the transactions set forth in the Share Exchange Agreement but prior to the sale of any shares in this offering is determined by dividing our consolidated total tangible assets, less total liabilities, by the actual number of outstanding shares of common stock. This historical net tangible book (deficit) of our shares of common stock as of December 31, 2017 was ($7,742,722). The pro forma net tangible book (deficit) of our shares of common stock as of December 31, 2017 was ($7,742,722) or ($2.17) per share of common stock. Pro forma net tangible book (deficit) per share represents our total tangible assets less our total liabilities, divided by the number of outstanding shares of common stock, after giving effect to the pro forma adjustments referenced under “Capitalization.”

The pro forma as adjusted net tangible book value of our shares of common stock as of December 31, 2017, was $5,412,102 or $0.95 per share. The pro forma as adjusted net tangible book value gives effect to the sale of shares of common stock in this offering at the initial public offering price of $7.00 per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The difference between the initial public offering price and the pro forma as adjusted net tangible book value (deficit) per share represents an immediate dilution of $6.04 per share to new investors purchasing shares of common stock in this offering.

The following table illustrates this dilution on a per share basis to new investors:

Assumed initial public offering price per share		$7.00
Pro forma net tangible book (deficit) per share before this offering, as of December 31, 2017	(2.17)
Pro forma increase in net tangible book value per share attributable to new investors	3.12
Pro forma as adjusted net tangible book value per share, after giving effect to this offering		0.95
Dilution in pro forma as adjusted net tangible book value per share to new investors		6.05

A $1.00 increase (decrease) in the initial public offering price of $7.00 per share, the midpoint of the public offering price range set forth on the cover page of this prospectus, would increase (decrease) our pro forma net tangible book value per share by $0.35 and the dilution per share of common stock to new investors by $0.35, assuming that the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions.

If the underwriters’ over-allotment option to purchase additional shares from us is exercised in full, and based on the initial public offering price of $7.00 per share, the midpoint of the public offering price range set forth on the cover page of this prospectus, the pro forma as adjusted net tangible book value (deficit) per share after this offering would be approximately $1.24 per share, the increase in the pro forma net tangible book value (deficit) per share attributable to new investors would be approximately $3.41 per share and the dilution to new investors purchasing shares in this offering would be approximately $5.76 per share.

The table below summarizes as of December 31, 2017, on the pro forma as adjusted basis described above, the number of shares of common stock we issued and sold, the total consideration we received and the average price per share (1) paid by our existing shareholders and (2) to be paid by new investors purchasing our shares of common stock in this offering at the initial public offering price of $7.00 per share, before deducting underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
Existing shareholders	3,571,429	62.5%	$990,000	6.2%	$0.28
New investors	2,143,000	37.5%	$15,001,000	93.8%	7.00
Total	5,714,429	100.0%	$15,991,000	100.0%	$2.80

The number of shares of common stock outstanding immediately after this offering is based on 5,714,429 shares of common stock, on an as converted basis, giving effect to the pro forma transactions described in “Capitalization.”

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PRO FORMA FINANCIAL DATA

The following unaudited pro forma condensed statements of operations data gives effect to certain transactions as if they have occurred as of the beginning of the period. The unaudited pro forma condensed consolidated balance sheet data gives effect to these transactions as if they had occurred on December 31, 2017. The following unaudited pro forma condensed consolidated financial statements are based on the historical financial statements of the Company as adjusted to give effect to contemplated transactions in this offering. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2017 give effect to these transactions as if they had occurred on January 1, 2017. The unaudited pro forma condensed consolidated balance sheet as of December 31, 2017 gives effect to these transactions as if they had occurred on December 31, 2017.

The pro forma financial information is presented for informational purposes only and does not purport to represent what the Company’s results of operations or financial condition would have been had the initial public offering actually occurred on the dates indicated and does not purport to project the Company’s results of operations or financial condition for any future period or as of any future date.

The pro forma financial statements are based on the assumptions and adjustments that are described in the accompanying notes. The pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for providing the pro forma financial data. Differences between these preliminary estimates and the final accounting, expected to be completed after the closing of the initial public offering, will occur and these differences could have a material impact on the accompanying pro forma financial statements and the Company’s future results of operations and financial position. In addition, differences between the preliminary and final amounts will likely occur as a result of the amount of cash used for the Company’s operations, changes in the fair value of the Company’s preferred and common stock and other changes in the Company’s assets and liabilities.

The pro forma financial information is preliminary and has been prepared for illustrative purposes only. The actual results reported in periods following the initial public offering may differ significantly from those reflected in this pro forma financial information presented herein for a number of reasons, including, but not limited to, differences between the assumptions used to prepare this pro forma financial information.

The assumptions and estimates underlying the pro forma financial statements are described in the accompanying notes, which should be read together with the pro forma financial statements.

The unaudited pro forma condensed consolidated financial statements should be read together with the historical financial statements of the Company, included herein.

The pro forma and pro forma as adjusted information set forth below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

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	2017	Pro Forma (1)	Pro Forma as adjusted		Pro Forma as adjusted (2)
	Actual	2017	Adjustments		2017
	Unaudited

NET REVENUES	$26,215,032	$26,215,032			$26,215,032

COST OF GOODS SOLD	13,392,429	13,392,429			13,392,429

GROSS PROFIT	12,822,603	12,822,603			12,822,603

SELLING, GENERAL AND ADMINISTRATIVE:
Payroll and related expenses	2,612,665	2,612,665			2,612,665
Shipping	8,654,796	8,654,796			8,654,796
Professional fees	623,488	623,488			623,488
General and administrative expenses	4,563,748	4,563,748			4,563,748
Depreciation	47,292	47,292			47,292
TOTAL SELLING, GENERAL AND ADMINISTRATIVE	16,501,989	16,501,989			16,501,989

LOSS FROM OPERATIONS	(3,679,386)	(3,679,386)			(3,679,386)

OTHER INCOME (EXPENSE):
Other income	2,856	2,856			2,856
Interest expense, net	(291,742)	(291,742)	101,599	7	(190,143)
TOTAL OTHER INCOME (EXPENSE)	(288,886)	(288,886)			(187,287)

LOSS BEFORE INCOME TAXES	(3,968,272)	(3,968,272)			(3,866,673)

Income tax	-	-			-

NET LOSS	$(3,968,272)	$(3,968,272)			$(3,866,673)

Pro forma basic and diluted net loss per common share (unaudited)		$(1.11)			$(0.68)
Pro forma basic and diluted weighted average number of common shares outstanding (unaudited)		3,571,429			5, 714,429

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Consolidated Balance Sheet Data		Year Ended December 31, 2017
	Actual	Pro Forma (1)	Pro Forma as adjusted adjustments		Pro Forma as adjusted (2)
	Unaudited
ASSETS

CURRENT ASSETS:
Cash	$11,971	$11,971	13,200,920	3	$10,362,711
			(2,850,180)	4,5,6
Accounts receivable, net	241,435	241,435			241,435
Inventory	373,872	373,872			373,872
Other current assets	9,271	9,271			9,271
Total current assets	636,549	636,549			10,987,289

Property and equipment, net	152,491	152,491			152,491
Other assets	30,333	30,333			30,333

TOTAL ASSETS	$819,373	$819,373			$11,170,113

LIABILITIES AND MEMBERS’/STOCKHOLDERS’S EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable	$3,868,868	$3,868,868			$3,868,868
Accrued expenses	114,264	114,264			114,264
Cash overdraft	298,424	298,424			298,424
Accrued payroll	35,201	35,201			35,201
Current portion of term loans, net of discount of $6,241, $6,241, $6,241 Pro Forma, $0 Pro Forma as adjusted	692,199	692,199	(692,199)	4	-
Current portion of notes payable, net of discount of $0, $138,838, $138,838 Pro Forma and Pro Forma as adjusted	567,414	567,414			567,414
Current portion of capital lease obligations	8,277	8,277			8,277
Current portion of bank line of credit	10,046	10,046			10,046
Due to related parties	1,836,047	1,836,047	(1,100,000)	6	736,047
Total current liabilities	7,430,740	7,430,740			5,638,541

LONG TERM LIABILITIES:
Term loans - long term portion, net of discount of $46,096 and $39,855, $39,855 Pro Forma, and $0 Pro Forma as adjusted	1,011,885	1,011,885	(1,011,885)	5	-
Notes payable - long term portion, net of discount of $0 and $975, $975 Pro Forma and Pro Forma as adjusted	22,423	22,423			22,423
Capital lease obligation - long term portion	26,647	26,647			26,647
Bank line of credit - long term portion	70,400	70,400			70,400
Total long term liabilities	1,131,354	1,131,354			119,470

TOTAL LIABILITIES	8,562,095	8,562,095			5,758,012

Commitments and contingencies

MEMBERS’/STOCKHOLDERS’ EQUITY (DEFICIT):

Blank Check Preferred Stock; 10,000,000 shares authorized, 0 shares issued and outstanding pro forma
Common Stock, no par value;150,000,000 shares of common stock authorized; 2,143,000 shares issued and outstanding pro forma and 5,714,429 shares issued and outstanding pro forma as adjusted		-	13,200,920	3	13,200,920
Accumulated deficit	(7,742,722)	(7,742,722)	(46,096)	4,5	(7,788,818)

TOTAL MEMBERS’/STOCKHOLDERS” EQUITY (DEFICIT)	(7,742,722)	(7,742,722)			5,412,102

TOTAL LIABILITIES AND MEMBERS’/STOCKHOLDERS’ EQUITY (DEFICIT)	$819,373	$819,373			$11,170,113

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Basis of Presentation

The unaudited pro forma financial information was prepared in accordance with U.S. GAAP and present the pro forma and pro forma as adjusted financial position and results of operations based upon the historical data of the Company and related initial public offering.

For the purposes of the unaudited pro forma financial information, there are no differences to the accounting policies as set forth in Note 3 of the Company’s audited financial statements. Accordingly, no effect has been provided for the pro forma as adjusted adjustments described below “Pro Forma and Pro Forma as adjusted adjustments.”

Pro Forma and Pro Forma as adjusted adjustments

The pro forma and pro forma as adjusted adjustments are based on the preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma combined financial information:

(1)	Gives effect to the transactions set forth in the Share Exchange Agreement. Pro forma basic and diluted net loss per common share were computed to give effect to the transactions set forth in the Share Exchange Agreement, which would result in an aggregate of 3,571,429 shares of common stock issued as of December 31, 2017, assuming 2,143,000 shares are issued in this offering, using the as-if converted method as though the conversion had occurred as of the beginning of the period.

(2)	Gives effect to the sale by us of shares of common stock in this offering at an initial public offering price of $7.00 per share, the midpoint of the public offering price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses, in addition to the payoff of certain debt.

(3)	Assumes the closing of $15,001,000 in financing from the initial public offering, less $1,200,080 and $600,000 of underwriting discounts and commissions and estimated offering expenses, respectively.

(4)	Assumes the cash payment of $698,440 to repay the short-term debts owed to Key Bank and acceleration of $6,241 of debt discount amortization.

(5)	Assumes the cash payment of $1,051,740 to repay the long-term debts owed to Key Bank and acceleration of $39,855 of debt discount amortization.

(6)	Assumes the cash payment of $1,100,000 to repay the short-term debt due to a related party.

(7)	Assumes the repayment of certain debt had occurred on January 1, 2017 and gives effect to the elimination of interest expense related to the repayment of certain debt.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of our operations should be read in conjunction with our consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements reflecting our management’s current expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of events may differ materially from those described in or implied by these forward-looking statements due to a number of factors, including those discussed below and elsewhere in this prospectus, particularly on page 7 entitled “Risk Factors”.

Overview

Our business is the operation of Tal Depot, an online retailer offering household products, including grocery and home goods. Our goal is to become the most attractive option from which customers purchase these types of products. Our business model is based on offering a large variety of products at highly competitive prices with a special focus on striving to offer (1) the best prices for any e-commerce business with overlapping offerings and (2) the freshest products available online. We offer these benefits to consumers through the convenience of online shopping, and as such, aim to have consumers view shopping from us as an attractive option.

Tal Depot’s source of revenue is the sale of its products on its own website and on Third Party Platforms (“TPPs”). Tal Depot has historically raised capital first from its initial equity investors, and subsequently from accepting an outside equity investor and undertaking debt. At December 31, 2016, Tal Depot had an accumulated deficit approximating $3.6 million and has incurred negative cash flows from operations. At December 31, 2017, Tal Depot had an accumulated deficit approximating $7.7 million. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

Factors Affecting our Results of Operations

We believe there are several important factors that have impacted, and that we expect will impact, our results of operations.

Dependence on TPPs For Sales

While Tal Depot has historically generated most of its revenues from sales on TPPs, its goal is to continue increasing direct sales. Approximately 84% and 79% of Tal Depot’s revenue derived from sales on TPPs in 2016 and 2017, respectively. Our ultimate goal is to generate as many of our sales through our own website as possible. The primary reason for this is that while the availability of TPPs is what has enabled Tal Depot to build up its brand and its business to what it is today, TPPs are becoming increasingly more difficult to sell on due to the fees they charge and difficult terms, metrics and benchmarks placed on third party sellers, thereby restricting them from freely making use of TPPs.

In particular, Tal Depot has generated a substantial portion of its revenue by utilizing Amazon.com as a TPP in 2017 and 2016. While presenting a platform that allows maximum access to customers, Amazon.com charges a flat 15% fee of the sale price (and shipping charge when required), reducing Tal Depot’s profits. Amazon.com reserves the right to terminate its agreement with Tal Depot at any time, whether cause exists or not. Additionally, Amazon.com requires Tal Depot to meet certain metrics, including:

●	Maintaining an “Order Defect Rate” (ODR) of less than 1% of items sold, with different factors, each as established by Amazon.com, used to determine whether a sold item has a “defect.”
●	Maintaining a “Late Shipment Rate” of less than 4%, with lateness determined by whether an item is confirmed to be shipped within the time Tal Depot provides to Amazon.com.
●	Maintaining a “Cancelation Rate” of less than 2.5%, as determined by the percentage of orders canceled prior to confirmation of shipment.
●	Maintaining a “Valid Tracking Rate” above 95%, as determined by the percentage of items shipped that can be validly tracked in transit.
●	Responding to 90% of customer requests in under 24 hours.

In the third quarter of 2017, for a period of one week, Amazon.com temporarily revoked Tal Depot’s authorization to do business on their platform. In management’s best estimation, Tal Depot lost approximately 75% of its typical weekly net sales for that week as a result of such suspension. Also in the third quarter of 2017, another TPP temporarily revoked Tal Depot’s authority to sell on their platform for approximately six weeks. However, this TPP accounted for less than 5% of the items shipped by Tal Depot in 2017, and thus, its impact on Tal Depot’s performance was not as pronounced. Neither TPP charged Tal Depot any fees for reinstatement. Additionally, Tal Depot’s relationship with these TPPs has not materially changed as result of the temporary revocations.

Our business model going forward is to continue to increase direct sales, making such sales our primary revenue source. Whether we succeed or not in doing so will significantly affect our future results of operations.

Short Term and Long Term Debt

Tal Depot is currently burdened by significant debt due to loans and lines of credit, not including additional financing arrangement related to equipment financing. Tal Depot’s current notes payable increased in 2017, as the balance as of December 31, 2017, was $567,414 compared to $430,164 as of December 31, 2016. The short term portion of Tal Depot’s long Term loan also increased in 2017, with a balance of $692,199 as of December 31, 2017, compared to $120,212 as of December 31, 2016. Tal Depot’s loans due to related parties also increased to $1,836,047 as of December 31, 2017, compared to $1,073,372 as of December 31, 2016. Tal Depot’s long term liabilities also increased to $1,131,355 as of December 31, 2017, compared to $569,766 as of December 31, 2016.

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Tal Depot undertook increased financing obligations in 2016 primarily for two reasons. First, in the first quarter of 2016, it raised $650,000 from an investor that was not one of its founding members. Tal Depot anticipated that it could raise even more funds from this new member or from others each interested in becoming a new member, and undertook a massive expansion project. Tal Depot grew its net revenue by 63.2% from in 2016 compared to 2015. However, no new capital materialized, and Tal Depot had intended to utilize such additional new funds to bring in proper management, establish semi-automation for the warehouse, move to a new facility, as well as many other critical needs. Being unable to fund these critical needs as we expanded resulted in expenses ballooning, requiring us to obtain financing. Second, our losses from operations in 2016 also increased unexpectedly due the fire that occurred at our warehouse on July 17, 2016. As a result of the fire, the warehouse was closed for three days and approximately $60,000 in inventory was damaged. During the three days that our warehouse was shut down, we could not process any orders. This created a large backlog of unfilled customer orders, which continued to come in at a regular pace after the warehouse reopened. Additionally, as approximately $60,000 worth of inventory was damaged, there were further delays in Tal Depot’s ability to fill incoming and pending orders. To deal with these issues, it was required to hire additional temporary staffing for several months after the fire. This staff that had to be hired on such short notice and could not be as trained as its then current employees. This all resulted in shipments being made containing damaged product, “mispicks” (selecting and sending items customers did not order) and “mispacks” (packing items for delivery in a faulty manner). Management’s best estimate is that in order to deal with issues relating to the fire, Tal Depot incurred approximately $65,000 in extra expenses for employee overtime charges and staffing charges, and lost approximately an additional $195,000 as a result of being required to refund or reship items that were damaged, mispicks or mispacks. In total, management’s best estimate is that due to the fire, Tal Depot lost (a) approximately $320,000 in damaged inventory and extra expenses that were incurred, and (2) an amount that is difficult to quantify as a result of lost sales.

Tal Depot also undertook increased financing in 2017 due to (1) the foregoing factors that manifested in 2016; (2) the temporary suspensions of our ability to sell on certain of our TPPs in 2017; and (3) having sufficient funds to prepare for and complete this offering. In the first quarter of 2017, Tal Depot was significantly limited for a period of approximately 8 weeks from selling on Amazon.com due to missing required metrics. We believe this was primarily caused by the fire at a warehouse described above that resulted in shipments being made containing damaged product, mispicks and mispacks that resulted in increased negative customer reviews on this TPP in the last quarter of 2016 that affected such metrics when they were calculated in the first quarter of 2017. As Tal Depot was able to address these issues, the affected metrics were repaired and Tal Depot’s authorization to sell on this TPP restored. Tal Depot was also suspended from selling on Amazon.com for one week, and on another TPP for approximately six weeks in the third quarter of 2017 due to these TPPs claiming Tal Depot violated certain provisions of the agreement between Tal Depot and each TPP. (Amazon.com claimed that Tal Depot violated certain state laws relating to selling necessities at inflated prices during periods of natural disasters, and Tal Depot responded to this claim by explaining how their actions were not in violation of any state law.) After disputing the claimed violations and working with these TPPs to address any concerns relating to these alleged violations, Tal Depot’s authorizations were restored. Nevertheless, these suspensions did negatively affect our sales, and in management’s best estimate, Tal Depot lost a total of approximately $500,000 in revenue as a result of these temporary suspensions.

As of December 31, 2017, the balances on Tal Depot’s loans and lines of credit (other than debt in connection with equipment financing) are:

●	Key Bank SBA loan in the amount of approximately $1,150,000.

●	Key Bank Line of Credit in the amount of approximately $600,000.

●	Related party loan in the amount of approximately $1,100,000.

●	Member loan in the amount of approximately $740,000.

●	Other financing in the amount of approximately $810,000.

Other than the related party loan and the member loan, these debts require monthly (and in the case of the other sort-term financing arrangements, more frequent) payments that reduce the cash available to build Tal Depot’s business and grow. We intend to use the proceeds from this offering to pay off each of the Key Bank debts, and the related party loan (see “Use of Proceeds”). If this offering is successful, we also intend to be able to complete the repayment cycles of a portion of our short-term financing debt in 2018 without being required to refinance any of these debts with the original providers or by obtaining additional short-term financing arrangements from new providers. If we do so, we anticipate being able to increase our cash flow, which will aid in our plan for growth. While Tal Depot has struggled during the early stages of our existence by being underfunded from the start, our business plan is to obtain funding through this offering, and once properly funded, we can grow Tal Depot organically and non-organically while marketing on a budget. There can be no assurances, however, that we will succeed in our business plan and strategy.

Need for Additional Capital

Our independent registered public accounting firm included the following explanatory paragraphs in its report on our consolidated financial statements as of and for the year ended December 31, 2017:

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The Company has funded operations in the past through the sales of its products, issuance of membership units, and through loans and advances from officers and banking institutions. The Company’s continued operations are dependent upon obtaining an increase in its sales volume and the continued financial support from its members and banking institutions or the issuance of additional membership units. The Company’s continued operations are also dependent on the proceeds received from this proposed offering.

The accompanying consolidated financial statements have been prepared on the basis that the Company will continue as a going concern, which assumes the realization of assets and the satisfaction of liabilities in the normal course of business. At December 31, 2017, the Company had an accumulated deficit approximating $7.7 million and has incurred negative cash flows from operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Based on the Company’s cash balance at December 31, 2017, and projected cash needs for 2018, management estimates that it will need to increase sales revenue and/or raise additional capital to cover operating and capital requirements for the 2018 year. Although management has been successful to date in raising necessary funding, there can be no assurance that sales revenue will substantially increase or that any required future financing can be successfully completed on a timely basis, or on terms acceptable to the Company.

Tal Depot has not been profitable in 2016 and 2017. Its net losses were $3,157,403 and $3,968,272 for the years ended December 31, 2016 and 2017 respectively. The net loss for 2016 was in part due to (1) expanding based on an anticipated capital infusion from attracting new members to invest and purchase interests of Tal Depot that never materialized, as described above; and (2) the fire that occurred at our warehouse on July 17, 2016, which, as described above, increased Tal Depot’s costs, decreased its gross and net sales for the last half of 2016 and into 2017. Tal Depot’s losses in 2017 are due, in part, to the continued fallout in the first quarter of 2017 from the events that caused losses in 2016, as well as the temporary suspensions from certain of its TPPs in 2017, and its increased debt repayment obligations, all as described above.

We believe that we will continue to expend substantial resources for the foreseeable future in connection with increasing direct sales, expanding and improving our current equipment and infrastructure, opening new facilities, introducing new products, and revitalizing, expanding our marketing efforts, and improving our personnel. We believe that the net proceeds from this offering, together with existing cash and cash equivalents, will allow us to fund our operating plan for at least the next twelve months. However, our operating plans may change as a result of many factors unknown to us, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings or other sources, such as strategic collaborations. Such financing may result in dilution to stockholders, imposition of burdensome debt covenants and repayment obligations, the licensing of rights to our technology, or other restrictions that may affect our business. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans.

Factors Affecting Comparability

We anticipate that our quarterly results of operations may fluctuate for the foreseeable future due to several factors, including whether we will be able to increase our direct sales, repay our loans, lines of credit and other financing that historically has drained our cash flow, no longer need any financing and adapt to becoming a public company with all the increased financial obligations that entails. A detailed discussion of these and other factors that impact our business is provided in the “Risk Factors” section in this prospectus.

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Results of Operations

Years Ended December 31, 2016 and December 31, 2017

	Year Ended December 31		Change
	2017	2016	$	%
Net Revenues	$26,215,032	$23,913,571	$2,301,461	9.6
Cost of Goods Sold	13,392,429	12,975,208	417,221	3.2
Gross Profit	12,822,603	10,938,363	1,884,240	17.2
Selling, General and Administrative:
Payroll and related expenses	2,612,665	2,017,108	595,557	29.5
Shipping	8,654,796	7,378,722	1,276,074	17.3
Professional fees	623,488	302,759	320,729	105.9
General and administrative expenses	4,563,748	4,322,267	241,481	5.6
Depreciation and amortization	47,292	41,244	6,048	14.7
Total Selling, General and Administrative Expenses	16,501,989	14,062,100	2,439,889	17.4
Loss from Operations	(3,679,386)	(3,123,737)	(555,649)	(17.8)
Other Expense:
Other income	2,856	4,310	(1,454)	(33.7)
Interest expense, net	(291,742)	(37,976)	253,766	668.2
Total Other Expense	(288,886)	(33,666)	255,220	758.1
Net Loss	$(3,968,272)	$(3,157,403)	$(810,869)	(25.7)

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Revenue, Net. Revenue increased approximately $2.3 million, or 9.6%, to approximately $26.2 million in 2017, compared to approximately $23.9 million in 2016. The increase was primarily attributable to recovering from the fire that occurred in the third quarter of 2016 and Tal Depot moving into their new facility in January 2017, which was more suited for its business and allowed it to process orders more efficiently and increase sales. Tal Depot also increased its volume of goods sold and introduced new products, which resulted in purchasing more inventory and contributed to an increase in net revenue during this period. Tal Depot also increased prices on some of its products, which contributed incrementally to the increase.

Cost of Goods Sold. Cost of goods sold increased approximately $400,000, or 3.2%, to approximately $13.4 million in 2017, compared to approximately $13.0 million in 2016. Cost of goods sold primarily consist of the purchase price of consumer product, packaging supplies, and inbound shipping costs. In 2017, we increased our purchasing of consumer products for resale and to pay for the additional inbound shipping costs to receive such additional products. Additionally, as such products were purchased for resale, we purchased additional packaging supplies necessary to ensure we could adequately fulfill all orders by customers for such products. Thus, this led to an increase in inventory purchases and related costs. These additional costs were attributable to an increase in the ordinary business costs associated with increasing inventory supply in an effort to make more sales and were not attributable to any unusual events or transactions, nor were they attributable to any significant economic changes that materially affected the amount of reported expenses. Management believed that it was in Tal Depot’s best interest to continue to increase these costs in 2017 in order to increase inventory volume because there remains an opportunity to increase sales based on consumers generally turning more often to online shopping for their purchase needs. See “Market Size” on page 41 . This trend may have a material impact on net revenue and costs and expenses in the future, as the Company may use some of the proceeds of this offering for growth projects and general corporate purposes that may include further increases in these costs that are associated with efforts to increase sales. Our gross margin increased in 2017, primarily because we were able to run our operations more efficiently as a result of (a) our recovery from the fire in our warehouse in the third quarter of 2016, which had led to increased costs of goods sold during that period as we experienced an increase in mispacks and muspicks, and (b) moving into a new facility in January 2017, which allowed us to process orders more efficiently.

Selling, general and administrative expenses. Selling, general and administrative expenses increased approximately $2.4 million, or 17.4%, to approximately $16.5 million in 2017, compared to approximately $14.1 million in 2016. The increase was related to (a) payroll, which increased by approximately $600,000, or 29.5%, to approximately $2.6 million in 2017, compared to approximately $2.0 million in 2016, primarily attributed to Tal Depot’s efforts to hire more employees to handle order processing more efficiently; (b) shipping, which increased by approximately $1.3 million, or 17.4%, to approximately $8.7 million in 2017, compared to approximately $7.4 million in 2016, primarily attributed to an increase in customer orders that went out for shipment; (c) general and administrative expenses, which increased by approximately $240,000, or 5.6%, to approximately $4.6 million in 2017, compared to approximately $4.3 million in 2016, primarily attributed to support our increased sales and processing of an increasing amount of orders. The increase to Tal Depot’s selling, general and administrative expenses were not attributable to any unusual events or transactions, nor were they attributable to any significant economic changes that materially affected the amount of reported expenses. Management believes that if the Company has capital available in 2018 and beyond, it is in Tal Depot’s best interest to increase sales based on consumers generally turning more often to online shopping for their purchase needs, and any such increase in sales may lead to an increase in selling, general and administrative expenses. See “Market Size.” This trend may have a material impact on net revenue and costs and expenses in the future, as the Company may use some of the proceeds of this offering for growth projects and general corporate purposes that may include further increase the expenses described above that are associated with efforts to increase sales. See “Use of Proceeds.”

Cash Flows

Liquidity and Capital Resources

Tal Depot has funded operations in the past through the sales of its products, issuance of membership units, and through loans and advances from officers and banking institutions. Tal Depot’s continued operations are dependent upon obtaining an increase in its sales volume and the continued financial support from officers and banking institutions or raising capital through equity based transactions, either through the issuance of additional membership units or through the raising of equity through the transactions as contemplated in this offering.

Our long-term debt includes the following:

●	Key Bank SBA Loan of $1,250,000, ten-year term maturing in November 2026. The interest rate is LIBOR plus 2.25%, which currently equals 6.5%. The monthly payment for this debt is $14,189 a month. The balance as of December 31, 2017, was approximately $1,150,000.

●	Key Bank line of credit of up to $600,000. As of December 31, 2017, the total outstanding for this debt was approximately $600,000, with an interest rate of 6.5% and maturity date of October 7, 2018. The monthly payment for this debt is approximately $3,300 a month.

●	Related party loan in the amount of $1,100,000 (which includes $300,000 funded in 2017), all currently outstanding, no interest and no monthly payments. The entire balance is due earlier of (a) May 6, 2018; or (b) within thirty (30) days after the Tal Depot closes on a financing transaction from which the Company received in excess of five million USD ($5,000,000) in gross proceeds, provided that such date may be extended by the lender.

●

Member loan in the amount of approximately $740,000 from 2014 through 2017, at no interest and no monthly payments. All amounts borrowed under this loan (i) are due January 1, 2020; or (ii) must be repaid within the time period that is between the closing of a financing transaction from which Tal Depot receives in excess of $5,000,000 and twelve months after such closing, if such period concludes before January 1, 2020. The member loan will not be paid out of the proceeds of this offering. The Company intends to repay this loan out of the Company’s future revenues by its due date.

Given the level of debt that Tal Depot has incurred as described above to supply capital and liquidity, its current strategy is to utilize equity based transactions to raise additional funds, and potentially replace these debts. As part of this strategy, in 2017, Tal Depot’s management sought to proceed with this offering. In the interim, Tal Depot looked to some short-term debt options to supply its liquidity needs with the goal of carrying it through until the closing of this offering. These short-term debts include:

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●	Tal Depot entered into a revenue-based factoring agreement with PIRS Capital, LLC, pursuant to which, for consideration of $450,000, the Company agreed to sell, assign and transfer the Company’s future receipts until the repayment of the agreed upon purchase price of $576,000. This financing is repaid through daily payments on each banking day in the amount that is the greater of $3,840 or 3.8% of the Tal Depot’s daily receipts until the $576,000 is paid in full. The amount outstanding as of March 8, 2018, is approximately $365,000.

●	Tal Depot entered into a revenue-based factoring agreement with On Deck Capital, pursuant to which, for consideration of $200,000, the Company agreed to sell, assign and transfer the Company’s future receipts until the repayment of the agreed upon purchase price of $230,000. In January of 2018, Tal Depot entered into another agreement with On Deck Capital, Inc. agreeing to sell, assign and transfer the Company’s future receipts until the repayment of the agreed upon purchase price of price of $224,250, which included the transfer of a balance of $88,461 from the prior agreement. This financing is to be repaid through 26 weekly payments of $8,625. The amount outstanding as of March 8, 2018, is approximately $164,000.

●	Paypal loan in the amount of $97,000, of which approximately $27,000 remains outstanding as of March 8, 2018. Paypal collects 30% of settlements from Tal Depot’s sales processed through PayPal until balance is zero.

●	Tal Depot borrowed $500,000 from Amazon.com, one of its TPPs. The proceeds from this loan went to repay the outstanding balance of $338,550 from a previous Amazon loan. The net proceeds received by the Company was $161,450 and has been paid down in full via deductions from the Tal Depot’s disbursements from Amazon.com. In January 2018, Tal Depot agreed to borrow, and Amazon.com agreed to lend, an additional $495,000. This loan has a term of six months and accrues 12.9% interest per annum. Monthly minimum payments of $85,654 are required and are deducted from the Company’s disbursements from Amazon. The amount outstanding as of March 8, 2018, is approximately $420,000. On March 9, 2018, Amazon agreed to loan the Tal Depot $750,000, of which approximately $420,000 would be used to pay off the previous loan balance. This loan has a term of one year and accrues 13.99% interest per annum. Monthly payments of 67,337 are required and deducted from the Company’s disbursements from Amazon.

To date, Tal Depot has incurred significant net losses and negative cash flows from operations. Net loss was approximately $3.2 million for the year ended December 31, 2016. At December 31, 2016, Tal Depot had cash of approximately $200,000. At December 31, 2016, Tal Depot had an accumulated deficit approximating $3.6 million and has incurred negative cash flows from operations. Net loss for 2017 was approximately $4.0 million and Tal Depot’s cash balance as of December 31, 2017, was approximately $12,000. These conditions raise substantial doubt about its ability to continue as a going concern. Management estimates that Tal Depot’s rate of negative cash flow per month is approximately $280,000. Based on the Tal Depot’s cash balance at December 31, 2017, and projected cash needs for 2018, management estimates that it will need to increase sales revenue and/or raise additional capital to cover operating requirements and any growth projects that management may deem appropriate to undertake for the 2018 year. Tal Depot did not make any material commitments for capital expenditures during 2016 or 2017. Management may raise the additional needed funds through increased sales volume, by obtaining debt financing, or through this offering. Management estimates that based on its current cash and revenue, and considering the short-term financing options that may be available to the Company, and without any long-term solution to its debt obligations and lack of funds for growth, it can sustain current operations for nine months. Although management has been successful to date in raising necessary funding, there can be no assurance that sales revenue will substantially increase or that any required future financing can be successfully completed on a timely basis, or on terms acceptable to Tal Depot, or on terms acceptable to Tal Depot’s current lenders or purchasers of certain of its account receivables referenced above, which may deem Tal Depot’s undertaking of additional financing to be an event of default.

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Operating Activities

Years Ended December 31, 2016 and December 31, 2017

	Year Ended December 31,
	2017	2016
Net cash used in operating activities	$(2,073,594)	$(1,708,824)
Net cash used in investing activities	-	(22,507)
Net cash provided by financing activities	1,888,849	1,903,410

For year ended December 31, 2017, net cash used in operating activities of approximately negative $2.1 million was attributable to a net loss of approximately negative $4.0 million, partially offset by a non-cash depreciation and amortization expense of approximately $50,000 and amortization of deferred financing fees of approximately $190,000, and increased by a net change in operating assets and liabilities of approximately $1.7 million. The net change in operating assets and liabilities was primarily attributable to an increase of approximately $2.5 million in accounts payable, offset by a decrease in accrued expenses of approximately $700,000, due to growth in operations and the timing of receipt and payment of vendor invoices, offset by an increase of accounts receivable in an amount of approximately $130,000.

For the year ended December 31, 2016, net cash used in operating activities of approximately negative $1.7 million was attributable to a net loss of approximately $3.2 million, partially offset by a non-cash depreciation and amortization expense of approximately $40,000 and a net change in operating assets and liabilities of approximately $1.4 million. The net change in operating assets and liabilities was primarily attributable to a decrease in inventory of approximately $650,000 due to sale of inventory in excess of purchases, an increase of approximately $670,000 in accounts payable and accrued expenses due to growth in operations and the timing of receipt and payment of vendor invoices, and a decrease of approximately $100,000 in accounts receivable.

For the year ended December 31, 2017, net cash provided by financing activities was approximately $1.9 million, which was almost the same as the approximately $1.9 million for the year ended December 31, 2016. While the difference in net cash provided by financing activities in 2016 and 2017 were negligible, there were differences in the various activities that contribute to the net cash provided by financing activities, primarily (i) an increase in net proceeds from term loans, based on approximately $1.1 million in term loan proceeds, offset by principal payments towards term loans of approximately $90,000, in 2017, compared to 2016, when term loan proceeds were approximately $1.9 million and were offset by approximately $1.4 million in principal payments; (ii) a decrease in net proceeds from notes payable, attributable to proceeds from note payable of approximately $1.93 million, offset by principal payments towards note payable of approximately $1.97 million, in 2017, compared to 2016, when proceeds from notes payable were approximately $1.5 million and offset by principal payments towards notes payable of approximately $1.1 million.

Critical Accounting Policies, Estimates and Assumptions

The preparation of consolidated financial statements in conformity with GAAP, which requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. We will evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances.

We believe that the assumptions and estimates have the greatest potential impact on our consolidated financial statements. Therefore, we consider these to be our critical accounting policies and estimates.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. We may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We have also elected to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if we have more than $1.07 billion in annual revenues as of the end of our fiscal year, we have more than $700.0 million in market value of our common share held by non-affiliates as of the end of our second fiscal quarter or we issue more than $1.0 billion of non-convertible debt over a three-year period. Our consolidated financial statements may not be comparable to companies that comply with public company effective dates because of our election under Section 7(a)(2)(B) of the Securities Act.

Inventory

Inventory, consists of our products available for sale. Inventory are primarily accounted for using the first-in, first-out method (“FIFO”), and are valued at the lower of cost or market value. This valuation requires us to make judgements based on currently available information, about the likely method of disposition, such as through sales to individual customers, returns to product vendors, liquidations, and expected receivable values of each disposition category. As of December 31, 2017 and 2016, Tal Depot had no allowance for inventory reserves.

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Revenue Recognition

Tal Depot’s policy is to record revenue as earned when the following four criteria are met; goods and services are rendered, persuasive evidence of an arrangement exists, shipment of the product has occurred, the selling price is fixed or determinable. Tal Depot records sales of merchandise once the customer places the order and the product is shipped. Provisions for discounts, returns, allowances, customer rebates and other adjustments are netted with gross sales. Tal Depot accounts for such provisions during the same period in which the related revenues are earned. Customer discounts, returns and rebates approximated $1,110,860 and $369,960 for the years ended December 31, 2017 and 2016, respectively. The increase in customer discounts, returns and rebates for the year ended December 31, 2017, as compared to the year-end of 2016, was primarily attributable to our increase in sales.

We define each of the four criteria above as follows:

●

Goods and Services are Rendered. Upon receipt of an order for Tal Depot products via the Tal Depot website and use of applications and websites of TPPs, which are integrated through the Tal Depot application program interface, these orders are processed for shipment. The orders are processed though our fulfillment center and shipped from our warehouse via Federal Express or other carriers, and all orders shipped are recorded and tracked by the Tal Depot application program interface. The receipt of orders and recording and tracking of such shipment support the rendering of goods and services to Tal Depot customers.

Persuasive Evidence of Arrangement Exists. Direct orders for Tal Depot products are entered online by customers via the website, taldepot.com, and using the applications and websites of TPPs. All sales, whether via taldepot.com or through TPPs, are integrated into the Tal Depot application program interface and processed through its fulfillment center, allowing for singular control over and tracking all customer orders. These orders support the evidence of an arrangement.

Shipment Of The Product Has Occurred. All orders received via the Tal Depot application program interface are processed through its fulfillment center and shipped from its warehouse via Federal Express or other carriers. All shipments of customer orders are recorded and then tracked in the Tal Depot application program interface, on which we rely on as supporting evidence that shipment has occurred.

The Selling Price is Fixed or Determinable. We assess whether the selling price is fixed or determinable based on the payment terms associated with the customer order processed through our application program interface.

Cost of Goods Sold

Cost of goods sold primarily consist of the purchase price of consumer product, packaging supplies, and inbound shipping costs. Shipping costs to receive products from our suppliers are included in Tal Depot’s inventory and recognized as cost of goods sold upon sale of products to our customers.

Marketing

Marketing costs primarily consist of advertising. Advertising costs are expensed as incurred and were approximately $565,000 and $518,000 in 2017 and 2016, respectively.

Income Taxes

Tal Depot elected, under the Internal Revenue Code of 1986, as amended, to be taxed as a subchapter S Corporation. Tal Depot does not pay income taxes as gains and losses are passed through to the individual members of the entity. The Company is a New York corporation and will be taxed accordingly.

Tal Depot complies with FASB ASC 740, Income Taxes which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on the enacted tax laws and rated applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce the deferred income tax assets to the amount expected to be realized.

ASC 740 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the consolidated financial statements. ASC 740 requires the evaluation of tax positions taken or expected to be taken in the course of preparing Tal Depot’s tax returns to determine whether the tax positions are “more likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year. The tax years that remain subject to examination are 2016 and prior. Tal Depot determined that there are no uncertain tax positions which would require adjustments or disclosures on the consolidated financial statements.

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BUSINESS

Overview

We sell grocery products, mostly non-perishable, and home goods online. Management’s belief, based on their experience in the industry, is that while retail customers seem to have little spare time, they often turn away from the convenience of e-commerce for the bare essentials because of the higher costs associated with purchasing such items online, the limited selection online, a lack of comfort with the online shopping experience, and a general concern of buying non-perishable and perishable items online because the shelf life is unknown. Business customers share similar concerns. The most common specific customer concerns with shopping for groceries online are a lack of an ability to touch and see the product before purchasing, the need to have groceries in hand when necessary and the lack of quality of the products offered online. We solve these issues by:

●	Offering products at prices that are highly competitive with in-store prices. We intend to expand our current facility and open new facilities, which will further enhance our cost competitiveness.

●	Offering a large variety of products, including brand-leading products. We currently offer thousands of items from groceries to home goods, and plan to expand our product offerings.

●	Providing a solution that saves customers time and provides them with their products quickly. Tal Depot has an easy check out process, a Tal Shopping list to quicken rebuys, easy to access phone numbers and live chat to get quick assistance, simple to read pricing, and reasonable shipping fees, including free shipping on any purchase over $30.

●	Working to ensure that products offered for sale to our customers receive the maximum at home shelf-life possible. Additionally, we add a badge of freshness to each item so customers can know exactly how long they have from the date of purchase to the expiration date.

●	Using various online marketing tools to attract new customers, while fortifying our brand with existing customers.

●	Constantly communicating with our suppliers to strengthen such relationships, enabling us to better manage customer demand, inventories, and order fulfillment time and costs.

We believe that should we be able to successfully implement our growth strategy, we will be able to expand our customer base and product offerings, and enhance our order fulfillment and delivery leading to further cost competitiveness and a better shopping experience for our customers. For more information on our growth strategy please see the section entitled “Growth Strategy” below.

Our Business

Products

The grocery items we currently sell are snacks, biscuits, pastries, k-cups and other coffee and tea products, spreads, dips, breakfast foods, pasta, rice, canned foods, dried fruit and vegetables, spices, vitamin supplements, milk, juices, sodas, water and other drinks. The home goods we sell are cleaning supplies, paper towels, toiletries, diapers and pet supplies. We continuously seek to add variety to the categories of products and goods we currently sell, as well as to add different categories. We purchase our products and goods directly from the manufacturers and from distributors. We prefer to purchase directly form the manufacturers, as we receive the best pricing, freshest product, and marketing and selling support. However, in certain instances, making purchases from certain distributors is beneficial because it allows us to purchase products that would not be available to us at advantageous prices from the manufacturers. We strive to increase our offerings so that we can present our customers with access to a catalog of items that meets as many of their grocery and home good needs as possible. We have developed a computerized inventory management process that reviews orders made and fulfilled. Through such review we keep track of our outgoing inventory and any notable changes in customer demands, and thereby maintain optimal levels of inventory to increase inventory turnover and product freshness.

Customers & Order Fulfillment

Since Tal Depot’s inception, we have more than one million customers. In 2017, the average customer order was $56.00. Based on management’s best estimates, which is based on their industry experience and broad-based reviews of customer orders, Tal Depot’s customers are comprised of the following: approximately 60% are middle-class families stocking up their homes, approximately 15% are buying for their businesses, and approximately 25% are young business professionals, college students, and seniors. Because our strategy is to retain customers throughout the country, we are not dependent on one or a few major customers. Below is a map of the locations of Tal Depot’s current customers. Tal Depot’s current warehouse and shipping center is located in the northeastern United States, where approximately 31% of its customers are located. This structure, of having just one warehouse in one region, is not ideal for our ultimate business strategy, of reaching all corners of the U.S. market on the most efficient and cost-effective basis. Thus, our plan for growth includes opening warehouses and shipping centers in other areas of the country to better serve our current customers in other regions, and further expand our geographic customer base. In the first quarter of 2018, we began beta testing shipping out of California through a fulfillment program operated by Federal Express, whereby Federal Express stores certain of our products and fulfills some of our orders that are being shipped to the west coast. We intend to explore the different options that may be available to us to reduce our shipping costs and increase delivery times.

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We understand that our retail customers and business customers, while having some similar attributes, may have different demands in terms of product selection, volume, pricing, and inventory/order management. To address such different characteristics across retail and business customers, we have designed both our operations and customer management efforts to recognize and address demands unique to each subset of our customers.

While our goal is to build a broad customer base, we also seek to maintain a consistent customer base purchasing products from our website, and in 2017, 52% of orders made on taldepot.com came from repeat customers. In 2017, 50,665 orders came from repeat customers who ordered an average of two times per year. More than half – 52.74% – of our orders in 2017 came from 25% of our customer base. We have steadily built up strong e-commerce metrics through our website:

The metrics are specific to orders placed on our website, which accounted for approximately 21.6% of Tal Depot’s sales in 2017, an increase from approximately 16.4% in 2016. The Company’s business model going forward is to continue to increase such direct sales, making such sales its primary revenue source.

We currently distribute products to customers by taking orders and arranging shipments at our facility. Once an order is received, the products ordered are properly packaged, marked with an identification number, and shipped.

Marketing & Customer Acquisition

Our main avenue of customer acquisitions comes from pay-per-click marketing. We also add customers by working with various affiliate marketing companies. Our goal is to excel in adding customers organically through social media and brand awareness. We utilize email marketing campaigns, review services, and support from partnering vendors to further that goal. We also run various promotions on our website, including sweepstakes, to attract new customers and retain repeat customers.

One other method of customer acquisition is via exclusive agreements with manufacturers. When we enter into an exclusive agreement with the manufacturer of one of the products we sell, the manufacturer advertises our website as the online buying option. In addition to adding customers, we seek to increase our sales to existing customers. Historically, as we have added more products, we have seen a spike in orders.

The largest factors in retaining or losing our customers are customer satisfaction and customer reviews. Customers review our products and services through social media or on the websites of TPPs that sell our products. During times that we have faced adversity beyond our control, such as suffering a fire at our warehouse in the summer of 2016, we experienced a period of increased customer dissatisfaction, which led to customer retention issues. Any such incidents were isolated events, which we had not previously experienced, and we have implemented measures to prevent the reoccurrence of such events in the future. We are currently experiencing on average high customer satisfaction and strive to maintain the highest level of customer satisfaction possible.

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Suppliers & Manufacturers

We work with both small and large suppliers and manufacturers. We believe working with and cultivating relationships with such various parties is key in our ability to provide a wide selection of products to both retail and business customers. In this regard, we work with both local and national suppliers and manufacturers, enabling us to be responsive to customer needs across various geographic regions in the United States where our customers reside. We have more than a dozen suppliers that we refer to as “Core Partners,” as we serve as their ecommerce partner. These Core Partners provide us with marketing support, including links to our website from their websites, pricing support and promotions.

We work with suppliers and manufacturers to ensure we have an optimal level of inventory on hand to address anticipated fluctuating seasonal demands and trends, and any product shelf life issues. As such, we order and maintain such level of inventory of product that we can turnover quickly. We choose our suppliers and manufacturers carefully, ensuring that they are reputable and meet our product fulfillment and inventory management expectations as well as commitment to offering products in a timely manner to our inventory, to ensure timely customer order fulfillment and product freshness where applicable. Additionally, we strive to identify suppliers and manufacturers of unique or specialized products to maintain and attract customers of hard to find goods. We maintain regular communication with our suppliers and manufacturers, ensuring that our supply side is responsive to the demand from our customers.

We put our customers first, but we also value our vendor relationships. We insure a close and connected relationship in all ways to benefit the customer, the vendor, and taldepot.com. We work parallel with funding, advertising goals, accounts payable, to keep our relationship with our vendors strong to better serve our customers. We will work from the largest vendors such as Coca Cola, to “Mom and Pop” manufacturers, cultivating whatever relationship works best for our customers.

Sales Channels

Tal Depot makes direct sales through its own website, taldepot.com, and using the applications and websites of TPPs. Direct orders are entered online and then processed and shipped from our warehouse via Federal Express or other carriers. On taldepot.com, customers browse our carefully categorized list of products and goods, place them in their online cart and proceed smoothly through the checkout process. Additionally, customers can create a Tal Shopping list to quicken rebuys and have easy to access phone numbers and live chat to get quick assistance. Our warehouse houses our fulfillment centers where employees review orders that are run through our application program interface and prepare them for shipment. Federal Express currently handles almost all our customer orders that are 1 through 70 pounds. The United States Parcel Service handles all orders that are less than 1 pound and orders of up to 5 pounds that are shipped to certain regions of the country.

Sales through the taldepot.com website have been, and remains, our primary focus. Generating direct sales has been a challenge, but Tal Depot has steadily increased its direct sales. Indeed, in 2016, direct sales accounted for approximately 16.4% of Tal Depot’s revenue, while as of December 31, 2017, direct sales accounted for approximately 21.6% of Tal Depot’s sales in 2017.

Tal Depot also utilizes the applications and websites of TPPs to generate sales. However, all sales, whether via taldepot.com or through TPPs, are integrated into our application program interface and processed through our fulfillment center, allowing for singular control over and tracking all customer orders. We have a licensing agreement with various software vendors that (i) provide software for our application program interface; (ii) provide software that operates as price gaging mechanism to put forward our best efforts not to charge prices on TPPs that are too expensive to cost us sales, or too low to cut into our profit margins; and (iii) manage our website platform and build our apps.

Our ultimate goal is to generate as many of our sales through our own website as possible. The availability of TPPs is what has enabled Tal Depot to build up its brand and its business to what it is today, and position itself to concentrate on continued growth of direct sales. Indeed, TPPs are becoming increasingly more difficult to sell on due to the fees they charge and difficult benchmarks placed on third party sellers, thereby restricting them from freely making use of TPPs. Tal Depot, however, has taken on such burdens in order to utilize the TPP market over the past five years to its advantage, by generating sale and gaining a significant presence in the online market. Our business model going forward is to continue to increase direct sales, making such sales our primary revenue source. Doing so in the long run will increase our revenue per sale, primarily by decreasing fees due to TPPs.

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Thus, while Tal Depot has historically generated most of its revenues from TPPs, it has taken steps taken to improve sales on Tal Depot’s direct sales channels with the goal to increase sales on Taldepot.com.

Competitive Advantages

Pricing

Our goal is to have Tal Depot’s products be the most economical online option. Factors in achieving this are through: (a) reducing shipping rates and insuring shipping is done the most cost efficient method; (b) brand relationships we have cultivated and continue to do so with brands that we offer for sale; and (c) cost efficient marketing, including cost for AdWords ranging from $8-$8.7 per conversion (per customer click on an AdWord to visit our website).

Hard to find items

Tal Depot’s catalog is made up of some hard to find items, which are hard to source or too small for our competitors to carry. We believe that enabling customers to search for and purchase such items enhances our brand, market penetration and customer loyalty, as well as further enhancing our relationships with suppliers and manufacturers.

Variety of products

We offer a wide selection of mostly non-perishable, as well as perishable, grocery and home good products for both retail and business customers. In particular, Tal Depot’s snacks and drink offerings are broad. The breakdown of the products offered is: roughly 50% beverages, 30% snacks and the remaining other grocery or home good items. The grocery items we currently sell are snacks, biscuits, pastries, k-cups and other coffee and tea products, spreads, dips, breakfast foods, pasta, rice, canned foods, dried fruit and vegetables, spices, vitamin supplements, milk, juices, sodas, water and other drinks. The home goods we sell are cleaning supplies, paper towels, toiletries, diapers and pet supplies. Tal Depot plans to continue to add new products in 2018.

Freshness of products

Tal Depot rotates its products using the first-in, first-out method in order to provide customers with the freshest and highest quality products it can. Using this method, we are able to minimize waste and spoilage, while simplifying inventory control and warehousing to enhance customer order fulfillment. Additionally, we add a badge of freshness to each item so customers can know exactly how long they have from the date of purchase to the expiration date. We intent to use the same approach for any new facilities that we establish in various geographical locations as part of our growth strategy. We believe, that in addition to being able to attract more localized business, such new facilities will enable us to attract local suppliers and have better inventory control to provide constantly fresh perishable, non-perishable and other goods, which contribute to the freshness of our products.

Inventory Management

We recognize that efficient inventory management is key to our continued success. We have developed a computerized inventory management process that reviews orders made and fulfilled. Through such review we keep track of our outgoing inventory and any notable changes in customer demands, and thereby maintain optimal levels of inventory to increase inventory turnover and product freshness.

Ease of use

The entire Tal Depot website is based on convenience and the commitment to provide the best online shopping experience to our customers. We believe that customers should be able to easily place orders and have access to support as needed in ways convenient to them. In line with these factors, customers have access to both online live chat and telephone number to reach our dedicated in-house agents to help them with their shopping experience. For customers who regularly order the same products, we have created “Tal list”, a dedicated customer specific list on our website each customer can use to reorder products without the need to browse for or re-select items, saving customers’ time. We use simple pricing structures, flat shipping rates and free shipping for orders over $30, and a one-page checkout, enabling customers to easily make purchases and shipping decisions with ease. We are dedicated to customer satisfaction and continue to look for ways to improve our website to improve the ease of use of our website.

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Experience in selling food products online

The online food space involves different considerations that require special attention, such as expiration dates, taste preference, kosher certifications, dietary requirements/preferences, FDA regulations and sensitive shipping nature of certain items, such as products stored in fragile glass containers that melt in heat or freeze in winter. Unlike some of Tal Depot’s competitors, Tal Depot’s business centers on food products and it is focused on all these different issues.

We take pride in addressing our customers’ needs and have designed our order fulfillment, inventory and tracking systems to ensure that the mentioned considerations are addressed without sacrificing the efficiency and cost effectiveness of our website, and we take the same approach when servicing our customers through any third party platforms.

Shipping costs

We believe we have gained an advantage in controlling our shipping costs, a critical metric in the online grocery and home goods market. The cost for us to ship an 18 pound package as charged by our primary shipping vendor, FedEx, is less than $10.00, as compared to the published rate of $25.82 for an 18 pound package by FedEx as of April 2018. Keeping shipping costs down is critical to being able to operate a successful online grocery and home goods business.

Market size

Total supermarket sales in 2016 in the United States was approximately $630 billion, according to the Census Bureau. As of September 2016, some 7% of United States consumers had bought groceries via a desktop or laptop in the prior 30 days, according to a survey by Prosper Insights & Analytics, while a further 3% had bought groceries via mobile devices. Similarly, eMarket Retail reported that only 9% of consumers placed an online order for groceries once or twice a month in the U.S in 2017. However, in a report dated January 29, 2018, Food Marketing Institute and Nielsen predict an increase in the online grocery market, expecting sales to reach $100 billion by 2024. In 2015, BI.com estimated that between 2013 and 2018, online grocery sales will grow at a 21.1% compound annual growth rate. Therefore, Tal Depot’s business involves what some economists understand to be an untapped and growing market. According to a January 30, 2017, CNBC report:

●	Online shopping channels are likely to capture significantly more market share in the decade ahead from the bricks-and-mortar stores. Specifically, CNBC reports that approximately a quarter of American households currently buy some groceries online, up from 19 percent in 2014.

●	More than 70 percent of the country will shop for food online, with 60 percent expected to spend about a quarter of their food dollars online in 10 years.

●	Approximately 60 percent of grocery shoppers are currently looking for sales or coupons on their mobile devices before entering the store, and approximately 50 percent will use mobile apps to shop at the store.

An increasingly tech-savvy population, combined with companies that offer the convenience of online shopping and delivery would seem to support the findings of these reports that the online grocery and home goods industry is a growing market. Additionally, the United States has been among the countries that have adapted slowly to the growing trend of buying groceries online, and therefore, is a market with potential for growth. According to a Kantar World Panel study in 2016, global markets showed an increasing trend in online grocery sales, with China, the United Kingdom and the United States adopting the slowest. According to a report by Nielsen, in 2017, 31% of United States consumers were likely to buy groceries online, and estimates are that 70% of consumers would do so by 2025. According to a report from Statista, while United States online grocery sales in 2017 were estimated to be $14.2 billion, such sales are expected to rise to $29.7 billion by 2021, and according to Food Marketing Institute and Nielsen, up to $100 billion in 2024. Indeed, the Milwaukee Journal Sentinel in 2016 reported that the 18 to 35 year old demographic has made digital grocery shopping the fastest growing segment in the United States retail industry. In 2017, 30% of our customer base belonged to the 25-34 year old demographic. There is a positive trend in customers’ satisfaction with their online grocery shopping experience, as Statista reports that 72% of United States consumers who tried online grocery shopping in 2017 rated their experience positively.

The products we sell – packaged foods and household items – are the most prevalent grocery items purchased online. In a 2016 study, Kantar World Panel reported that packaged foods accounted for 16%, and household items 24%, of online groceries purchased, and estimated each would increase to 28% in 2018. Packaged Facts reported in 2017 that consumer packaged goods accounted for approximately 25% of all food sales online and estimated it would account for more than 55% of the market in 2018. According to a Nielsen report in 2018, 49% of active online consumers shop for packaged goods on websites. A 1010 Data 2017 report states that sales of consumer packaged goods online in the United States surpassed $10 billion in 2017. Statista reported in 2018 that consumer packaged goods sales worldwide are estimated to reach approximately $2.6 trillion by 2019. Moreover, the criteria that consumers use in deciding whether to purchase groceries online favor consumers choosing online options for packaged goods. According to a Kantar World Panel 2016 survey, the criteria are:

Need right away
7%
Heavy / Large
12%
Non essential for cooking
14%
Routine purchase
15%
Like to stock up
31%
Don't need immediately
32%
Easy to Ship
39%
Hard to find in stores
48%
Non-Perishable
49%
Kantar World Panel, 2016

We have carefully chosen this segment of the online grocery industry and built a business around catering to the consumer’s purchasing and product needs. With our proprietary website in conjunction with third party platforms, our strong and growing relationship with suppliers, and commitment to responsive customer care, we believe we are well positioned to grow our business based on our growth strategy to capture increasing online market share as the online market expands.

Online Presence

Tal Depot has leveraged the TPP market for grocery items and household goods for the past five years. Doing so has enabled it to build its brand name and establish an online presence. Over time, TPPs, such as Amazon, have increasingly made it more difficult for sellers to establish a presence on the TPPs, by implementing new policies that inhibit sellers from reaching certain benchmarks and metrics that TPPs require to be able to sell on their platforms. Accordingly, we believe that those attempting to break into the online marketplace through TPPs will encounter difficult roadblocks. Tal Depot, on the other hand, as already leveraged the TPP market over the past five years to build its brand name and establish an online presence. We believe this puts us in a stronger position to transition into a direct sales only online business.

Growth Strategy

Our growth strategy consists of increasing direct sales, expanding and improving our current equipment and infrastructure, opening new facilities, introducing new products, and revitalizing, expanding our marketing efforts, and improving our personnel. To date, Tal Depot has only raised $1 million in capital through equity contributions, but was still able to generate approximately $26 million in sales in 2017. Tal Depot has also borrowed approximately $5.3 million to date, and we believe that doing so has prevented us from growing to our full potential by requiring us to make significant loan repayments of principal and interest, sometimes at above-market rates. We believe that by raising equity through this offering, we will be in a strong position to carry out our strategy for growth and build on the revenue growth we have already been able to reach to date.

In 2016, Tal Depot was featured in numerous publications, including Crain’s New York, the Long Island Herald and Newsday, as one of New York’s fastest growing companies. We will strive to continue that trend. Our growth strategy for Tal Depot involves improving and expanding infrastructure, opening new facilities in strategic locations, increase marketing efforts, and hiring proven and experienced executives to drive our vision for growth. All of these measures will aid in our goal to move away from TPPs and make our direct sales our primary source of revenue.

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Tal Depot recently moved into a facility that can appropriately accommodate its current shipments. We would like to grow Tal Depot’s capacity by up to 250% and find a new facility that can accommodate such growth. Additionally, we seek to add new equipment to aid Tal Depot’s additional capacity and reduce costs, including stand up high lows, rotating racking, and catwalks. These types of machinery could result in significantly reduced order fulfillment time and labor costs. We believe that such improvements and expansions to our equipment and infrastructure will enable us to be responsive to any predicted growth in the online supermarket industry.

Beyond expanding operations out of our current warehouse, our growth strategy includes opening facilities in two key areas. First, we already have a customer base on the West Coast, and opening a facility there would allow us to cut Tal Depot’s costs in serving those customers, cut down shipping time and improve other areas of customer service. We would be able to ship to our customers faster, save money and add new local suppliers for distribution. In turn, these changes would enable Tal Depot to better market its services and expand its West Coast customer base, as well begin or expand servicing other nearby areas. Second, Tal Depot also has a customer base in the Mid-West, and opening a third facility in that area of the Country would enable us to gain similar benefits from that area of the Country. This is our third strongest region, and a region where we envision we could reap additional savings by opening up a new distribution center.

We plan to expand our operations to include sales of products related to our current lines. We have already witnessed sales growth once we implemented a concentrated buyer to manage our beverage sales. We envision replicating the same type of success in other segments. Our strategy to expand into selling different products may include strategic acquisitions of specialized smaller companies, such as distributors of wine, vitamins, and pet food. Among our strategic goals for growth is to form additional subsidiaries that concentrate on these specialized lines of product, so that Tal Depot can remain focused on its products and customers, while other entities focus on their products. At the same time, we will attempt to harness a broader customer base and cross-sell among our planned subsidiaries. Such planned vertical integration of our distribution channel will also reduce overall costs, enabling us to be more competitive. Furthermore, the opening of any new facilities and expansions of current facilities would enable us to introduce products that may not be related to our new lines that we were previously been unable to stock due to facility space constraints. As part of expanding our facilities, we will also expand our information technology to continue and enhance our order fulfillment and inventory management initiatives across our operations.

As part of our marketing strategy, we would utilize Tal Depot’s increased capacity – both from moving into bigger and more efficient facility in the north east and opening facilities in other parts of the country – to push and market more brands and aggressively market for new customer acquisitions. Specifically, our strategy for Tal Depot is to (a) increase our marketing expenditures on marketing projects that management, based on its experience believes will result in increasing our customer base, such as increasing the amount we spend for AdWords; (b) increase fulfillment of additional products that we have declined until now due to capacity concerns; (c) offer our own lines of products; and (d) form new subsidiaries for specialized products, pet food as one example. Additionally, we plan on working on creating a division within Tal Depot or under a separate subsidiary that would focus on sales to businesses that would have dedicated sales representatives for, and would target, Tal Depot’s business customers. These customers tend to buy in bulk, which may present an opportunity to offer them competitive prices. We intend to increase our customer base by continuing to use online advertising but increasing our costs per cost per click, and cost per acquisition which will also drive organic growth as we get new customers. We also intend to utilize new strategies, such as undertaking a social media strategy to attract potential younger or tech savvy customers. Another important part of our marketing strategy will be to direct customers who are currently doing business with us through TPPs to instead use our website for their business transactions, and we intend to achieve this by undertaking more Tal Depot brand awareness campaigns and creating incentives for customers to use our website instead of a TPPs.

We believe that a dedicated and experienced management and operational staff are crucial to our continued success and achieving our growth potential. As such, another important aspect of our growth strategy is expanding and improving our current senior executive management and operating staff. With the growth we envision for Tal Depot, we will staff our organization with experienced business personnel that will strive to make our operations run at full efficiency and who would bring relevant industry experience both in physical and online retail to complement the expertise of our current management. We are currently in the process of hiring three key management/executive members who would join our current management team. Additionally, Tal Depot intends to hire more buyers/purchasing agents to source product, an Art Director, marketing specialists, social media specialist, among other positions. We believe an Art Director would enable us to increase our sales by significantly improving our social media presence, including our current website. Additionally, an Art Director would play a crucial role in implementing the other facets of our plans for growth, including improving our existing online presence.

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Competition

Our competitors present a challenge to our growth strategy. Competitors include direct competitors that sell online grocery and home goods, such as Boxed.com and Thrive Market; big box and online retailers such as WalMart, Jet.com and Amazon that sell, among many other items and products, grocery and home goods; and brick and mortar groceries that are establishing an online presence. These big box and online retailers even serve as our TPPs for us to sell our own products. Each of these types of competitors bring their own unique expertise and functions that may take away from our business prospects and hinder our growth and expansion goals. The TPPs’ sites in particular may specifically discontinue doing business with us solely if our business is deemed as a threat to their businesses, (although they may also do so if we are found to have violated our agreement with them or for no reason at all, as these contracts are at-will agreements). That is why a large part of our growth strategy entails becoming more independent from such TPPs, and our success will heavily depend on successfully growing and gaining such independence, by directing customers who do business with us through such TPPs to use our website instead of such platforms. However, our business model is not based on beating Amazon or other large TPPs as an online seller. Each has their own strengths and benefits that we seek to gain from. Indeed, in 2014 Fortune reported that while Amazon is known as a “category killer,” there are 1,000’s of companies who compete with Amazon and win at maintaining customer bases online. We view Amazon and other TPPs more as partners from which we generate revenue from their customers, rather than direct competitors. Moreover, Walmart, Costco, Best Buy and others – including Tal Depot – are able to beat, match or be slightly above Amazon price points.

Employees and Facility

Tal Depot currently has approximately 95 employees operating at its current facility located at 120 Adams Blvd., Farmingdale, New York 11734. Additionally, its current corporate office is located 377B Pearsall Avenue Cedarhurst, New York 11516. It is our belief that Tal Depot’s current facilities, as illustrated below, are adequate for our immediate needs, but additional space may be required if we are successful in expanding our business activities as part of our strategic growth plan. We do not foresee any significant difficulties in obtaining additional facilities if deemed necessary.

Governmental Regulations

Our business is subject to domestic laws and regulations applicable to companies conducting business on the Internet. Jurisdictions vary as to how, or whether, existing laws governing areas such as personal privacy and data security, consumer protection or sales and other taxes, among other areas, apply to the Internet and e-commerce, and these laws are continually evolving. Related laws may govern the manner in which we store or transfer sensitive information, or impose obligations on us in the event of a security breach or inadvertent disclosure of such information. Additionally, tax regulations in jurisdictions where we do not currently collect state or local taxes may subject us to the obligation to collect and remit such taxes, or to additional taxes, or to requirements intended to assist jurisdictions with their tax collection efforts. New legislation or regulation, the application of laws from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and e-commerce generally could result in significant additional taxes on our business. Further, we could be subject to fines or other payments for any past failures to comply with these requirements. The continued growth and demand for e-commerce is likely to result in more laws and regulations that impose additional compliance burdens on e-commerce companies.

While we are not aware of any governmental approval or regulations that is currently required or apply to us to sell any of our products, we may be subject to certain federal or state law, rules or regulations relating to product liability matters applicable to the products we sell. In 2017, we became aware that certain states have laws and regulations that apply to the sale of necessities during natural disasters and that some of the products we sell, if sold in a state during a time period in which a natural disaster strikes, may be governed by these laws and regulations.

Legal Proceedings

We are currently not involved in any litigation that we believe could have a material adverse effect on our financial condition or results of operations.

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Our History

Tal Depot was founded on March 6, 2012 and has operated as a New York Limited Liability Company from its formation up until the Effective Date. On November 8, 2017 (the “Formation Date”), Tal Consolidated was formed as a New York corporation wholly owned by Jeremy J. Reichmann. Upon its formation, Mr. Reichmann was issued 1 share of Tal Consolidated common stock, which was the only Tal Consolidated common shares issued until the Effective Date.

On March 8, 2018, Tal Consolidated, Tal Depot and Jeremy J. Reichmann, Albert Reichmann, Seth Yanofsky and Rambamm LLC entered into the Share Exchange Agreement, pursuant to which, as of the Effective Date, (i) Tal Consolidated will have acquired all of the Tal Depot’s limited liability company ownership interests from all the current owners of such interests, namely, Jeremy J. Reichmann, Albert Reichmann, Seth Yanofsky and Rambamm LLC; (ii) Tal Depot will have become Tal Consolidated’s wholly-owned subsidiary; and (iii) assuming 2,143,000 shares are issued in this offering, Tal Consolidated will issue an additional 3,042,856 shares of Tal Consolidated common stock to Jeremy J. Reichmann, 142,857 shares of Tal Consolidated common stock to Albert Reichmann, 250,000 shares of Tal Consolidated common stock to Seth Yanofsky and 135,715 shares of Tal Consolidated common stock to Rambamm LLC.

Under the Share Exchange Agreement, as of the Formation Date, Jeremy J. Reichmann, Albert Reichmann, Seth Yanofsky and Rambamm LLC agree not to transfer to any party any of their ownership interests in Tal Depot until the Effective Date and Tal Depot agrees not to issue any additional ownership interests to any party. Jeremy J. Reichmann, Albert Reichmann, Seth Yanofsky and Rambamm LLC are the only individuals or entities that owned ownership interests of Tal Depot as of the Formation Date, and the shares of Tal Consolidated common stock to be issued to each under Share Exchange Agreement corresponds to, and is in exchange of, their respective ownership interests of Tal Depot, and their respective ownership percentage of Tal Consolidated will be diluted as a result of the offering proposed in this prospectus. As of the Formation Date, Jeremy Reichmann held 85.2% of the ownership interests of Tal Depot; Seth Yanofsky held 7.0% of the ownership interests in Tal Depot; Albert Reichmann held 4.0% of the ownership interests of Tal Depot; and Rambamm LLC held the remaining 3.8% ownership interests of Tal Depot. As a result of the aforementioned steps, as of the Effective Date, Tal Consolidated will serve as the holding company for its wholly-owned operating subsidiary, Tal Depot.

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MANAGEMENT

As of the date of this prospectus, our directors and executive officers are as follows:

Name	Age	Positions with the Company(1)
Jeremy J. Reichmann	30	Chairman, Chief Executive Officer, President
Daniel Braun	26	Interim Chief Financial Officer (2)
Charles Reichmann	63	Director
Ilan Mandel	41	Director
Israel Friedman	37	Director
Alad Danino	31	Director
Seth Yanofsky	34	Chief Operating Officer of Tal Depot
Albert Reichmann	25	Chief Procurement Officer of Tal Depot

(1) Positions listed are with our Company, unless specifically indicated as a positon with Tal Depot.

(2) As described below, management of our financial and accounting services will be handled by an entity, The CFO Squad, on an interim basis, until the Company is able to complete its search for a full-time individual to step into the traditional Chief Financial Officer role.

Jeremy J. Reichmann, Chairman of the Board of Directors, Chief Executive Officer and President

Mr. Jeremy Reichmann co-founded Tal Depot in 2012 and has been its chief executive officer since its inception. Prior to Tal Depot, he worked in the real estate industry. As CEO, Mr. Reichmann has been instrumental in our growth, by, among other things, successfully overseeing the company’s operations, conceiving and implementing new business ideas and forging important relationships with our vendors. We believe Jeremy Reichmann is qualified to serve on our board of directors because as the founder and CEO of Tal Depot, he possess a depth of knowledge of the industry in general, and the Company in particular, that will be beneficial in our attempt to grow our business. As someone that has played an integral role from the Tal Depot’s first sale through its current standing as a company with over $25 million in annual sales, we believe Mr. Reichmann is well suited to fill the roles assigned to him. He graduated from Queens College, with a degree in business and liberal arts, art studio, and history.

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Daniel Braun, Interim Chief Financial Officer

Daniel’s work experience consists of: (i) since July 2015, he has been the Director of Finance of Tal Depot; (ii) from April 2014 through May 2015, he was an analyst at Dunner Capital, where he managed a portfolio of stocks and mutual funds and analyzed small to mid-cap stocks utilizing EV/EBITDA and PE Ratios; and (iii) in the summer of 2013, Daniel was a project intern manager at L3C Capital Partners, LLC, where he performed quality assurance review on executed transactions. As Director of Finance, Daniel oversees all aspects of Tal Depot’s payroll, bookkeeping, and AP departments, while negotiating with various vendors to help the company’s bottom line. Daniel Braun graduated with a Bachelor’s degree in Finance from Touro College. Daniel will now begin acting as interim CFO of the Company and work side by side with CFO Squad to insure the Company’s finances are monitored and reported appropriately. Given the size of Tal Depot at its inception, it has managed with Daniel leading its in-house finance team without requiring the services of a CFO. In 2017, after almost five years of continued growth, the Company retained the services of The CFO Squad to shore up its financial and accounting needs for a company of Tal Depot’s size and to prepare it to transition to a public company. The CFO Squad, founded in 2013, is a team comprised of highly trained accounting and finance professionals that ensure a company’s finance department performs its core accounting and reporting compliance duties effectively, efficiently, and timely.

During the past ten months, Daniel and The CFO Squad have worked together and performed their respective duties efficiently, working together with Tal Depot’s management, and working with our auditors, as appropriate. We believe Daniel can serve the role of interim CFO while the Company searches for a qualified full-time candidate, and intend to continue to retain The CFO Squad to provide any services we may require of them relating to our ongoing responsibilities of being a public entity.

Charles Reichmann, Director

Mr. Charles Reichmann is the owner and CEO of Dri Mark Products, Inc., a role he has held since 1973. Dri Mark Products, Inc. manufactures highlighters, markers, counterfeit detector systems, and specialty inks. Mr. Charles Reichmann is Jeremy J. Reichmann’s father. He has provided his numerous years of business experience to Tal Depot in a consulting role, and has agreed to continue to share his expertise in running and growing a business by serving as a member of our board of directors. We believe Charles Reichmann is qualified to serve on our board of directors because of the breadth of his business experience from owning and running a retail company for over thirty years that has multi-million dollars in annual revenue. Having successfully run the same retail business for that long gives Mr. Reichmann a keen perspective of, among other business related issues, what it takes to grow a company and to adapt to changing times and technologies. We believe his insights on these issues will benefit the Company.

Ilan Mandell, Director

Since April 2013, Ilan Mandel has served as Chief Financial Officer of Heyman Enterprise, a family investment office based in New York. From April 2010 through March 2013, Mr. Mandel held the role of CFO and COO Cooperstown Capital Management LLC, a venture capital firm, and prior to that, he held similar roles at Durham Asset Management LLC and Scout Capital LLC. Mr. Mandel began his career as an Associate at PricewaterhouseCoopers after receiving his Bachelor’s Degree in Accounting from Yeshiva University. We believe Mr. Mandell is qualified to serve on our board of directors because his range of investment and financial experience will be a good source of guidance on the best ways to utilize the proceeds available from this offering on the various growth opportunities that may be open to us. As the Company grows, it may also benefit from Mr. Mandell’s hedge fund experience when faced with capital raising opportunities and issues.

Israel Friedman, Director

Israel Friedman has over 15 years of diversified consumer packaged goods and retail selling experience. Since 2011, he has served as Big Box Sales Director for BFY Brands, Inc., where he oversees the PopCorners® program for Costco globally. Before joining BFY, Israel owned his own bakery, where he achieved significant growth leading to a sale of the business to a strategic competitor. Prior to that, Israel worked for Sabra Go Mediterranean Hummus where he was part of the sales team that introduced not only the brand, but the entire category to Costco. While at Sabra, revenues rose from $5.0 million to over $75 million in just under 4 years. Israel has a Bachelor’s Degree from Farleigh Dickerson University. We believe Mr. Friedman is qualified to serve on our board of directors because of his extensive experience in the food industry, and especially his experience in sales. Our Company will be best served by having as members of its board those like Mr. Friedman that have knowledge of the challenges to our business and that can use their experience to better assess the opportunities available to us for growth.

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Alad Danino, Director

Alad Danino has a decade of experience in the real estate and construction industry. Mr. Danino was the Vice President of Elite Iron Works from 2010 to 2015. During that period, Mr. Danino oversaw all new projects. From 2015 to the present, Mr. Danino has been founder and CEO of Elite Equities LLC, where he has been in charge of acquisitions, remodeling and the resale of residential, commercial, and retail properties in New York City. Mr. Danino’s strengths allow him to have the vision to turn underperforming assets and bring them up to profitable properties. Over the past decade, Mr. Danino was able to take his expertise in the family Steel business and use that as an avenue to develop his real estate business. For a brief period of time in 2012, when Tal Depot was formed, Mr. Danino was an equity investor, and he is therefore familiar with the Company, its management and their vision for growth. We believe Mr. Danino is qualified to serve on our board of directors because of his extensive experience in turning around investments and assets that are under-performing into profitable projects, and because of his familiarity with our Company and its management based on his role as an investor in Tal Depot’s early history. Our Company will benefit from Mr. Danino’s experience as a CEO and his vision, and we will seek to gain from his ability to develop profitable properties and implement his strategies for our business.

Other than Jeremy Reichmann, the top executive officers of Tal Depot are:

Seth Yanofsky, Chief Operating Officer of Tal Depot

Seth Yanofsky founded Tal Depot with Jeremy Reichmann and has been its Chief Operating Officer since its formation in March 2012. Prior to that, Mr. Yanofsky worked as the Route Manager for an international food and beverage company. He received his bachelor’s degree in economics from Queens College, City University of New York.

Albert Reichmann, Chief Procurement Officer of Tal Depot

Albert Reichmann has been with Tal Depot since it began its operations in March 2012. Mr. Reichmann began his career as the Chief Purchasing Officer before being promoted to Supply Chain Manager in 2015 and will serve as the Chief Procurement Officer of Tal Depot. His duties include negotiating with vendors, organizing successful distribution channels and working with shipping carriers to make Tal Depot’s shipping process as efficient as possible. Mr Reichmann earned his bachelor’s degree from Touro College.

Family Relationships

Other than Mr. Jeremy Reichmann and Mr. Charles Reichmann, there are no other family relationships among our board members or executive team. With respect to Tal Depot, certain employees have a family relationship with some of our officer and directors, namely: (i) Mr. Albert Reichmann, who is the Supply Chain Manager of Tal Depot and will serve as the Chief Procurement Officer of Tal Depot, is Mr. Jeremy J. Reichmann’s brother and Mr. Charles Reichmann’s son; and (ii) Mr. Daniel Braun, who is the Director of Finance Manager of Tal Depot and will serve as our Interim CFO, is Mr. Jeremy J. Reichmann’s brother in law.

Board Composition and Director Independence

As of the date of this prospectus, our board of directors consists of five members: Messrs. Reichmann, Reichmann, Mandel, Friedman and Alad Danino. Each director serves for a one year term, or until his successor is duly elected and qualified or his earlier resignation, removal or disqualification. Our board has determined that three of our current directors are currently qualified as independent – Messers. Mandel, Friedman and Alad Danino. We have structured the board this way in order to comply with the Nasdaq Capital Market listing requirements and the rules of the Securities and Exchange Commission.

Board Committees

Prior to the effectiveness of the registration statement of which this prospectus is a part, our board of directors will establish an audit committee, a compensation committee and a nominating and corporate governance committee in accordance with Nasdaq Capital Market and SEC requirements. Each committee will have its own charter, which will be available on our website at www.talconsolidatedinc.com. As of the date of this prospectus, each of the board committees will have the composition and responsibilities described below.

Audit Committee

Upon the effectiveness of the registration statement of which this prospectus is a part, we will have a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (“Exchange Act”). Each member of the Audit Committee will be “independent” within the meaning of Rule 10A-3 under the Exchange Act and Nasdaq Capital Market requirements, as well as a member who is a “financial expert.”

The Audit Committee will oversee our accounting and financial reporting processes and oversee the audit of our financial statements and the effectiveness of our internal control over financial reporting. The specific functions of the Audit Committee include, but are not limited to:

●	selecting and recommending to our board of directors the appointment of an independent registered public accounting firm and overseeing the engagement of such firm;

●	approving the fees to be paid to the independent registered public accounting firm;

●	helping to ensure the independence of the independent registered public accounting firm;

●	preparing an audit committee report as required by the SEC to be included in our annual proxy statement;

●	overseeing the integrity of our financial statements;

●	resolve any disagreements between management and the auditors regarding financial reporting;

●	reviewing with management and the independent auditors any correspondence with regulators and any published reports that raise material issues regarding the Company’s accounting policies;

●	reviewing and approving all related party transactions; and

●	overseeing compliance with legal and regulatory requirements.

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Compensation Committee

Prior to the effectiveness of the registration statement of which this prospectus forms a part, we will have a separately designated Compensation Committee. Each member of the Compensation Committee will be independent, as described above. In addition, each member of our Compensation Committee will qualify as a “non-employee director” under Rule 16b-3 of the Exchange Act. Our Compensation Committee will assist the board of directors in the discharge of its responsibilities relating to the compensation of the board of directors and our executive officers.

The Compensation Committee’s compensation-related responsibilities include, but are not limited to:

●	reviewing and approving on an annual basis the corporate goals and objectives with respect to compensation for our Chief Executive Officer;

●	reviewing, approving and recommending to our board of directors on an annual basis the evaluation process and compensation structure for our other executive officers and the executives of Tal Depot;

●	determining the need for an the appropriateness of employment agreements and change in control agreements for each of our executive officers and the executive officers of Tal Depot recommended by the Chief Executive Officer or board of directors;

●	providing oversight of management’s decisions concerning the performance and compensation of other company officers, employees, consultants and advisors;

●	reviewing the Tal Consolidated Incentive Plan, administrating that plan as to all eligible participants other than non-employee directors (and such administration duties may be delegated by the compensation committee unless prohibited by applicable regulations) and recommending changes in such plans to our board of directors as needed, and exercising all the authority of our board of directors with respect to the administration of such plans;

●	reviewing and recommending to our board of directors the compensation of independent directors, including incentive and equity-based compensation; and

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EXECUTIVE COMPENSATION

The Company was formed on November 8, 2017, and all executive officers have been recently appointed and hired, and therefore, no historical compensation data for our directors and executive officers exists.

The following table provides each element of compensation paid or granted to Tal Depot’s principal executive officer, the two next highest ranking executive officers for services rendered during the fiscal years ended December 31, 2017 and December 31, 2016.

Executive Officers(1)(2)	Year	Salary		Bonus		Options		Total Compensation
Jeremy J. Reichmann Chief Executive Officer	2017 2016	$ $	159,000 31,375	$ $	0 0	$ $	0 0	$ $	159,000 31,375
Seth Yanofsky Chief Operating Officer	2017 2016	$ $	60,514 65,601	$ $	0 0	$ $	0 0	$ $	60,514 65,601
Albert Reichmann Supply Chain Manager	2017 2016	$ $	57,200 58,740	$ $	0 0	$ $	0 0	$ $	57,200 58,740

(1) Jeremy J. Reichmann and Seth Yanofsky also received non-cash compensation in 2017 and 2016 in the form of payments for their respective cars. All executive officers in the list above were also covered by Tal Depot’s health insurance plan.

(2) As described above, Tal Depot did not have a CFO or any individual officer that served in a similar capacity in 2017 or 2016.

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Our board of directors has decided to provide our Chief Executive Officer with a base salary as a fixed source of compensation in order to give him a degree of certainty in addition to having a meaningful portion of his compensation “at risk” in the form of equity and other incentive awards pursuant to our equity incentive plan. The board of directors recognizes the importance of base salaries as an element of compensation that helps to attract highly qualified executive talent. Tal Depot has entered into employment agreements with its senior management team, each of whom is also eligible for equity incentive awards of our common stock pursuant to our equity incentive plan.

The terms of these agreements were established primarily based on individual negotiations with each party when they joined us and reflect the scope of their anticipated responsibilities, the individual experience they bring, the board members’ experiences and knowledge in compensating similarly situated individuals at other companies. The board did not apply specific formulas in determining the base salary under these agreements.

The employment contracts entered into by us or Tal Depot, as the case may be, are as follows:

Mr. Jeremy J. Reichmann entered into an employment agreement with the Company dated as of  January 16, 2018, and to go into effect on the Effective Date (the “JJR Agreement”) upon approval of our board of directors, to serve as the Company’s Chief Executive Officer, pursuant to which Mr. Reichmann will receive $400,000 per year in base compensation, which amount may be increased in the discretion of the compensation committee of the board of directors in its sole and absolute discretion. Each year, Mr. Reichmann will also be entitled to cash, equity, or a combination of equity and cash, incentive compensation pursuant to our equity incentive plan. Under the JJR Agreement, Mr. Reichmann will have the right to participate in all retirement, pension, deferred compensation, insurance and other benefit plans adopted and maintained by us for the benefit of employees and be entitled to additional compensation in an amount equal to the cost of any such benefit plan or program if he chooses not to participate. Mr. Reichmann is also afforded other benefits, including (i) a car allowance of up to $600 per month and (ii) having sole discretion to award any credit card points or similar awards the Company and Tal Depot accumulates, and Mr. Reichmann is entitled to reimbursement by the Company for any tax liability he may incur as a result of such benefits. The term of the JJR Agreement shall continue through December 31, 2020, and Mr. Reichmann would receive all compensation granted to him during the life of the JJR Agreement upon early termination under circumstances other than for Cause (as such term is defined therein). The JJR Agreement contains provisions regarding indemnification, confidentiality and non-competition, among others.

Mr. Yanofsky and Mr. Albert Reichmann each entered into an employment agreement with Tal Depot dated as of January 16, 2018, with each going into effect on the Effective Date upon approval of our board of directors, that memorializes the terms of each individual’s employment with Tal Depot in the respective role each has, as described above in the Section titled “Our Business.” Each individual is entitled to receive an annual base salary: Mr. Yanofsky will receive $150,000 per year and Mr. Reichmann will receive $120,000 per year. In addition, each will be entitled to cash, equity, or a combination of equity and cash incentive compensation pursuant tour equity incentive plan. Each individual’s employment term renews every twelve months, but is an “at will” employment, with each entitled to receive six months’ severance upon nonrenewal or an in-term termination under circumstances other than for Cause (as such term is defined therein), subject to compliance with obligations thereunder. These agreements contains provisions regarding indemnification, confidentiality and non-competition, among others. Tal Depot may also enter into employment agreements with other employees where the executive officers of Tal Depot deem it appropriate to do so.

Director Compensation

Beginning on the Effective Date, each of the Company’s non-employee directors will be entitled to receive annual compensation in the form of cash or equity, or a combination of equity and cash, in such amount as shall be determined by the compensation committee of the Company’s board of directors in its sole and absolute discretion for each year of service. For the first year of service after the Effective Date, the Company’s non-employee directors will only receive compensation in the form of equity pursuant to the terms set forth in out Equity Incentive Plan.

Potential Payments upon Termination

Messrs. Jeremy J. Reichmann, Yanofsky and Albert Reichmann are each covered by an employment agreement that calls for potential payments upon termination, as summarized above. Additionally, Tal Depot may enter into employment agreements with other of its employees that grant similar rights where the executive officers of Tal Depot deem appropriate.

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Equity Incentive Plan Information

The following summarizes the material terms of the Tal Consolidated Incentive Plan that we intend to adopt to be effective upon the Effective Date, under which we may grant cash and equity incentive awards to eligible service providers in order to attract, motivate and retain the talent.

Eligibility and Administration: Our employees, consultants and members of our Board of Directors, and employees, consultants and directors of Tal Depot or any other subsidiaries we may acquire will be eligible to receive awards under the Tal Consolidated Incentive Plan. Upon implementation following our initial public offering, the Tal Consolidated Incentive Plan will be administered by the Members of our Board of Directors with respect to awards to non-employee directors, and by our compensation committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of our directors and/or officers (referred to collectively as the plan administrator below), subject to certain limitations that may be imposed under Section 16 of the Exchange Act, and/or stock exchange rules, as applicable. The plan administrator will have the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the Tal Consolidated Incentive Plan, subject to its express terms and conditions. The plan administrator will also set the terms and conditions of all awards under the Tal Consolidated Incentive Plan, including any vesting and vesting acceleration conditions.

Cash Incentive Awards for Performances in Connection with this Initial Public Offering: There shall be separate incentive awards paid in the second and third quarters of 2018 to Tal Depot executives and employees that played integral roles in the growth of the Company. These special incentive cash bonuses shall total up to $500,000, be paid in equal installments in the second and third quarters of 2018 out of the Company’s revenues earned during these quarters, and the amounts and eligible participants shall be determined at the sole discretion of Board of Directors.

Limitation on Awards and Shares Available: An aggregate of 300,000 shares of our common stock will be available for issuance under awards granted pursuant to the Tal Consolidated Incentive Plan for performances during each fiscal year. Shares available to be issued under the Tal Consolidated Incentive Plan may be authorized but unissued shares, or shares purchased in the open market.

If an award under the Tal Consolidated Incentive Plan is forfeited, expires or is settled for cash, any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the Tal Consolidated Incentive Plan. The maximum number of shares of our common stock that may be subject to one or more awards granted to any non-employee director for services as a director pursuant to the Tal Consolidated Incentive Plan during any fiscal year will be 30,000.

Awards: The Tal Consolidated Incentive Plan provides for the grant of stock options, including incentive stock options, or ISOs, and nonqualified stock options, or NSOs, restricted stock, dividend equivalents, stock payments, restricted stock units, or RSUs, performance shares, other incentive awards, stock appreciation rights, or SARs, and cash awards. No determination has been made as to the types or amounts of awards that will be granted to specific individuals pursuant to the Tal Consolidated Incentive Plan, except as set forth above with respect to cash awards for performance in connection with this initial public offering. Certain awards under the Tal Consolidated Incentive Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Internal Revenue Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Tal Consolidated Incentive Plan will be set forth in award agreements, which will detail the terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of our common stock, but the plan administrator may provide for cash settlement of any award.

Performance Awards: Performance awards include any of the foregoing awards that are granted subject to vesting and/or payment based on the attainment of specified performance goals or other criteria the plan administrator may determine, which may or may not be objectively determinable. Performance criteria upon which performance goals are established by the plan administrator may include but are not limited to: (i) net earnings; (ii) gross or net sales or revenue; (iii) net income; (iv) adjusted net income; (v) operating earnings or profit; (vi) cash flow; (vii) return on assets; (viii) return on capital; (ix) return on stockholders’ equity; (x) earnings per share; (xi) revenue and (xii) revenue growth.

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Certain Transactions: The plan administrator has broad discretion to take action under the Tal Consolidated Incentive Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. Upon or in anticipation of a change of control, the plan administrator may cause any outstanding awards to terminate at a specified time in the future and give the participant the right to exercise such awards during a period of time determined by the plan administrator in its sole discretion. Individual award agreements may provide for additional accelerated vesting and payment provisions.

Plan Amendment and Termination: Our board of directors may amend or terminate the Tal Consolidated Incentive Plan at any time. However, except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that increases the number of shares available under the Tal Consolidated Incentive Plan. The plan administrator will have the authority, without the approval of our stockholders, to amend any outstanding stock option or SAR to reduce its price per share.

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SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Our authorized capital stock will consist of, on or before the Effective Date, of 160,000,000 shares, of which 150,000,000 are for shares of common stock, no par value per share; and 10,000,000 are for shares of “blank check” preferred stock, having such designations, rights and preferences as our board of directors may determine, in its sole discretion, from time to time. Each share of our common stock entitles its holder to one vote on each matter submitted to the stockholders.

The following table sets forth information as of the date of this prospectus, with respect to the beneficial ownership of our common stock by (i) each of our officers and directors and (ii) our officers and directors as a group. There is no person besides the foregoing that beneficially owns five percent (5%) or more of our outstanding common stock. The securities “beneficially owned” by a person are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC and accordingly, may include securities owned by or for, among others, the spouse, children or certain other relatives of such person, as well as other securities over which the person has or shares voting or investment power or securities which the person has the right to acquire within 60 days.

	Percentage of Ownership Interests in Tal Depot as of December 31, 2017	Shares of Tal Consolidated as of the Effective Date		Shares of Tal Consolidated After the Offering
		Shares of Common Stock	Percentage of Common Stock Outstanding (3)	Shares of Common Stock	Percentage of Common Stock Outstanding (4)
Directors and Executive Officers (1)(2)
Jeremy J. Reichmann	85.2%	3,042,857	85.2%	3,042,857	53.2%
Seth Yanofsky	7.0%	250,000	7.0%	250,000	4.4%
Albert Reichmann	4.0%	142,857	4.0%	142,857	2.5%
Charles Reichmann	–	–	–	–	–
Israel Friedman	–	–	–	–	–
Ilan Mandel	–	–	–	–	–
Alad Danino	–	–	–	–	–
All directors and executive officers as a group	96.2%	3,435,714		3,435,714	60.1%

(1) Unless otherwise specified, the address of each of the persons is in care of Tal Consolidated Inc., 377B Pearsall Avenue. Cedarhurst, NY 11516.

(2) A person is deemed to be a beneficial owner of securities that can be acquired by such person within 60 days from the date of this prospectus upon the exercise of options and warrants or conversion of convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not held by any other person) and that are exercisable or convertible within 60 days from the date of this prospectus have been exercised or converted. Except as otherwise indicated, and subject to applicable community property and similar laws, each of the persons named has sole voting and investment power with respect to the shares shown as beneficially owned.

(3) All percentages are determined based on common shares outstanding as of  the Effective Date.

(4) All percentages are determined based on 5,714,429 common shares outstanding after the offering.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

During 2016, Tal Depot borrowed an additional $383,903 from Jeremy J. Reichmann, its CEO and the owner of the majority of its ownership interest. During 2017, Tal Depot borrowed an additional $162,675 from Jeremy J. Reichmann. Tal Depot also borrowed money from Jeremy J. Reichmann prior to 2016, and as of December 31, 2017, a total of approximately $740,000 remains outstanding. These loans were made pursuant to a loan agreement dated January 1, 2014, and amended on March 12, 2018, under which Mr. Reichmann provided a line of credit of up to $1,500,000 to Tal Depot from which the company could, from time to time, request direct funding or payments to be made to third parties. The line of credit is non-interest bearing and all amounts borrowed (i) are due January 1, 2020; or (ii) must be repaid within the time period that is between the closing of a financing transaction from which Tal Depot receives in excess of $5,000,000 and twelve months after such closing, if such period concludes before January 1, 2020.

During 2016, Tal Depot borrowed $500,000 from Lisa Reichmann, mother of Jeremy Reichmann and Albert Reichmann, Supply Chain Manager of Tal Depot, and wife of Charles Reichmann, a member of our Board of Directors. This loan is pursuant to a loan agreement with a maturity date of the earlier of (i) May 6, 2018 or (ii) within thirty days of Tal Depot closing a financing transaction from which it receives in excess of $5,000,000. This loan is non-interest bearing. During 2017, an additional $600,000 was advanced to Tal Depot and the loan agreement was amended on November 13, 2017, to reflect the additional loan, with all other terms remaining the same and in full force and effect. As of December 31, 2017, the outstanding balance of this loan is $1,100,000.

During 2016, Jeremy J. Reichmann received capital distributions totaling $466,425; and during 2017 he received capital distributions totaling $124,000. Since 2015, Jeremy J. Reichmann’s ownership percentage in Tal Depot has been reduced from 87.3% to 85.2%.

Policy on Future Related Party Transactions

All future transactions of the Company with our officers, directors, principal stockholders and their affiliates, and with Tal Depot and its executives, will be approved by the audit committee, or a similar committee consisting of entirely independent directors, according to the terms of our Code of Business Conduct and our Related Party Transaction Policies and Procedures.

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DESCRIPTION OF CAPITAL STOCK

Common and Preferred Stock

The Company will be authorized on or before the Effective Date by its Certificate of Incorporation to issue an aggregate of 160,000,000 shares, of which 150,000,000 are for shares of common stock, no par value per share, and 10,000,000 are for shares of “blank check” preferred stock, having such designations, rights and preferences as the Board of Directors may determine, in its sole discretion, from time to time.

Common Stock

The holders of our common stock (i) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by our board of directors; (ii) are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs; (iii) do not have pre-emptive, subscription or conversion rights (and there are no redemption or sinking fund provisions or rights); and (iv) are entitled to one non-cumulative vote per share on all matters on which shareholders may vote.

The shares of our common stock are not subject to any future call or assessment and all have equal voting rights. There are no special rights or restrictions of any nature attached to any of the shares of our common stock and they all rank at equal rate or “pari passu,” each with the other, as to all benefits, which might accrue to the holders of the shares of our common stock. All registered shareholders are entitled to receive a notice of any general annual meeting to be convened.

At any general meeting, subject to the restrictions on joint registered owners of shares of our common stock, on a showing of hands every shareholder who is present in person and entitled to vote has one vote, and on a poll every shareholder has one vote for each share of our common stock of which he is the registered owner and may exercise such vote either in person or by proxy. Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares of common stock, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares of common stock will not be able to elect any of our directors.

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Blank Check Preferred Stock

We will be authorized to issue 10,000,000 shares of our “blank check” Preferred Stock (“Preferred Stock”), of which none are issued and outstanding. Our Certificate of Incorporation will grant to and vests in our Board of Directors the authority to issue the Preferred Stock from time to time in one or more series, each series to have such relative rights, preferences, limitations or restrictions, and bear such designations, as shall be determined and stated prior to the issuance of any shares of any such series in and by a resolution or resolutions of the Board of Directors authorizing the issuance of such series, including without limitation:

(1) The number of shares to constitute such series and the distinctive designation thereof;

(2) The dividend rate or rates to which the shares of such series shall be entitled and whether dividends shall be cumulative and, if so, the date from which dividends shall accumulate, and the quarterly dates on which dividends, if declared, shall be payable;

(3) Whether the shares of such series shall be redeemable, the limitations and restrictions in respect of such redemptions, the manner of selecting shares of such series for redemption if less than all shares are to be redeemed, and the amount per share, including the premium, if any, which the holders of shares of such series shall be entitled to receive upon the redemption thereof, which amount may vary at different redemption dates and may be different in respect of shares redeemed through the operation of any retirement or sinking fund and in respect of shares otherwise redeemed;

(4) Whether the holders of shares of such series shall be entitled to receive, in the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, an amount equal to the dividends accumulated and unpaid thereon, whether or not earned or declared, but without interest;

(5) Whether the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund and, if so, whether such fund shall be cumulative or noncumulative, the extent to and the manner in which such fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes, and the terms and provisions in respect of the operation thereof;

(6) Whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or series thereof or of any other series of the same class, and if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

(7) The voting powers, if any, of the shares of such series in addition to the voting powers provided by law; and

(8) Any other rights, preferences, limitations or restrictions not inconsistent with law or the provisions of this Certificate of Incorporation.

Anti-Takeover Effects of Provisions of the NYCL and our Certificate of Incorporation and Bylaws

Provisions of the New York Business Corporation Law (“NYCL”) and our certificate of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in improved terms for our stockholders.

Anti-Takeover Statute.

Provisions of the NYCL and our certificate of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in improved terms for our stockholders.

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We are subject to Section 912 of the NYCL, an anti-takeover statute. In general, Section 912 of the NYCL prohibits a publicly-held New York corporation from engaging in a “business combination” with an “interested stockholder” for a period of five years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status did own) 20% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders.

Prior to the Effective Date, we would not be subject to Section 912 of the NYCL because we do not have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders and we have not elected by a provision in our original certificate of incorporation to be governed by Section 912. Unless we adopt an amendment of our certificate of incorporation by action of our stockholders expressly electing not to be governed by Section 912, we would generally become subject to Section 912 of the DGCL at such time that we have a class of voting stock that is either listed on a national securities exchange or held of record by more than 2,000 stockholders, except that the restrictions contained in Section 912 would not apply if the business combination is with an interested stockholder who became an interested stockholder before the time that we have a class of voting stock that is either listed on a national securities exchange or held of record by more than 2,000 stockholders.

Amendments to Our Certificate of Incorporation. Under the NYCL, a vote of our board of directors, followed by vote of a majority of all outstanding shares entitled to vote at a meeting of shareholder is required to amend a corporation’s certificate of incorporation. Under the NYCL, the holders of the outstanding shares of a class of our capital stock shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would:

●	increase or decrease the aggregate number of authorized shares of such class;

●	increase or decrease the par value of the shares of such class; or

●	alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class of our capital stock so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for the purposes of this provision.

Vacancies in the Board of Directors. Our certificate of incorporation and bylaws provide that, subject to limitations, any vacancy occurring in our board of directors for any reason may be filled by a majority of the remaining members of our board of directors then in office, even if such majority is less than a quorum. Each director so elected shall hold office until the expiration of the term of the other directors. Each such directors shall hold office until his or her successor is elected and qualified, or until the earlier of his or her death, resignation or removal.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and Preferred Stock will be available for future issuance without shareholder approval, except as may be required under the listing rules of any stock exchange on which our common stock is then listed. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Indemnifications of Directors’ and Officers’ Liability

Our certificate of incorporation limits the liability of our directors to us and our stockholders to the fullest extent New York law permits. Our certificate of incorporation also provides that we shall have the power to indemnify our employees and agents to the fullest extent permitted by law and also permits us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether our amended and restated bylaws would permit indemnification. We intend to obtain directors’ and officers’ liability insurance, effective as of the Effective Date.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is VStock Transfer LLC.

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UNDERWRITING

Joseph Gunnar & Co., LLC is acting as representative of the underwriters (the “Representative”). We have entered into an underwriting agreement dated                 , 2018 with the Representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below, and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name of Underwriter	Number of Shares
Joseph Gunnar & Co., LLC
Total

The underwriters are committed to purchase all the shares of common stock offered by us other than those covered by the option to purchase additional shares described below, if they purchase any shares. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the shares of common stock, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

We have granted the Representative of the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase a maximum of       additional shares (15% of the shares sold in this offering) from us to cover over-allotments, if any. If the Representative exercises all or part of this option, the underwriters will purchase such shares covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to the public will be $                  and the total net proceeds, before expenses, to us will be $                  ..

Discounts

The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the Representative of the over-allotment option.

	Per Share	Total Without Over-Allotment Option	Total With Full Over-Allotment Option(1)
Public offering price	$	$	$
Underwriting discount (7%)	$	$	$
Non-accountable expense allowance (1%)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)	The non-accountable expense allowance of 1% is not payable with respect to the shares sold pursuant to the over-allotment option.

The underwriters propose to offer the shares offered by us to the public at the public offering price set forth on the cover of this prospectus. In addition, the underwriters may offer some of the shares to other securities dealers at such price less a concession of $                  per share. If all of the shares offered by us are not sold at the public offering price, the Representative may change the offering price and other selling terms by means of a supplement to this prospectus.

We have agreed to pay the Representative a non-accountable expense allowance of 1% of the public offering price at the closing, excluding the over-allotment option. We have paid an expense deposit of $25,000 to the Representative, which will be applied against actual out-of-pocket expenses.

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We have also agreed to pay the following expenses of the Representative relating to the offering: (a) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $15,000 in the aggregate; (b) all filing fees and communication expenses associated with the review of this offering by FINRA; (c) all fees, expenses and disbursements relating to the registration, qualification or exemption of the securities offered under the “blue sky” securities laws of such states and other jurisdictions reasonably designated by the Representative, including the reasonable fees and expenses of the Representative’s blue sky counsel up to $5,000 if the offering is commenced on The Nasdaq Global Market, The Nasdaq Global Select Market, or the NYSE, or up to $20,000 if the offering is commenced on The Nasdaq Capital Market, the NYSE MKT, or the over the counter bulletin board; (d) all fees, expenses and disbursements relating to the registration, qualification or exemption of the securities offered under the securities laws of such foreign jurisdictions as the Representative may reasonably designate (e) $29,500 for the underwriters’ use of Ipreo’s book-building, prospectus tracking and compliance software for this offering; (f) $20,000 of the Representative’s actual accountable road show expenses for the offering; (g) the costs associated with post-closing the offering in the national editions of the Wall Street Journal and New York Times; (h) the costs associated with bound volumes of the offering materials and with receiving commemorative mementos and lucite tombstones in such quantities as the Representative may reasonably request, not to exceed $3,000; and (i) fees and expenses of the underwriters’ counsel, not to exceed $75,000.

We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount, will be approximately $ 600,000

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements

Pursuant to “lock-up” agreements, we, our executive officers and directors, and all of our stockholders, have agreed, subject to limited exceptions, without the prior written consent of the Representative not to directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) any shares of our common stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any other securities of the Company or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period of 365 days from the date of this prospectus, in the case of our directors and officers, and 180 days from the date of this prospectus, in the case of us and our principal stockholders.

Representative’s Warrants

We have agreed to issue to the Representative or its designees warrants to purchase up to a total of 107,150 shares of common stock (5% of the shares of common stock sold in this offering). The Representative’s Warrants will be exercisable at any time, and from time to time, in whole or in part, during the four-year period commencing one year from the effective date of the offering, which period shall not extend further than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G). The Representative’s Warrants are exercisable at a per share price equal to 125% of the public offering price per share in the offering. The Representative’s Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The Representative or its designees (or permitted assignees under Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these Representative’s Warrants or the securities underlying these Representative’s Warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the date of this prospectus.

The exercise price and number of shares issuable upon exercise of the Representative’s Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or recapitalization, reorganization, merger or consolidation. However, the Representative’s Warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the Representative’s Warrant exercise price.

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Right of First Refusal

Until 18 months after the closing date of the offering, the Representative will have a right of first refusal to act as sole investment banker, sole book-runner and/or sole placement agent for any future public or private equity and debt (a “Subject Transaction”) offering, including all equity linked financings, during such 18-month period.

Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members. The Representative may agree to allocate a number of shares to underwriters and selling group members for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.

Determination of the Initial Public Offering Price

Prior to this offering, there has been no public market for our common stock. The initial public offering price was determined through negotiations between us and the Representative. In addition to prevailing market conditions, the factors considered in determining the initial public offering price included the following:

●	the information included in this prospectus and otherwise available to the Representative;

●	the valuation multiples of publicly traded companies that the Representative believes to be comparable to us;

●	our financial information;

●	our prospects and the history and the prospectus of the industry in which we compete;

●	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

●	the present state of our development; and

●	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for our common stock may not develop. It is also possible that, after the offering, the shares will not trade in the public market at or above the initial public offering price.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

Penalty bids permit the Representative to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

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These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares of common stock or preventing or retarding a decline in the market price of our shares of common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the Nasdaq Capital Market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Restriction on Continuous Offerings

The Company, without the prior written consent of the Representative, will not for a period of 12 months after the date of the underwriting agreement, directly or indirectly, consummate or enter into any agreement for any “at-the-market” or continuous equity transaction.

Other Relationships

Certain of the underwriters and their affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates for which they may in the future receive customary fees.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

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Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (the “PRC”) (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

(a)	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

(c)	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

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Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the “ISA”), nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societa la Borsa, “CONSOB”) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

●	to Italian qualified investors, as defined in Article 100 of Decree No. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

●	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

●	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

●	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”), pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

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Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority.

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.

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In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the securities offered hereby has been passed upon for us by Gulkowitz Berger LLP. Certain legal matters in connection with this offering have been passed upon for the underwriters by Zysman, Aharoni, Gayer and Sullivan & Worcester LLP, New York, New York.

EXPERTS

Ram Distribution Group, LLC’s consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of operations, statements of members’ deficit, and consolidated statements of cash flows for the periods ended December 31, 2017 and 2016, have been audited by Friedman LLP, an independent registered public accounting firm, as set forth in its report appearing herein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement and the exhibits of the registration statement. For further information with respect to us and the securities being offered under this prospectus, we refer you to the registration statement, including the exhibits and schedules thereto.

You may read and copy the registration statement of which this prospectus is a part at the SEC’s Public Reference Room, which is located at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of the registration statement by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s Public Reference Room. In addition, the SEC maintains an Internet web site, which is located at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement of which this prospectus is a part at the SEC’s Internet website. We are subject to the information reporting requirements of the Exchange Act, and we will file reports, proxy statements and other information with the SEC.

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Ram Distribution Group, LLC

Index to Consolidated Financial Statements

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of
Ram Distribution Group, LLC

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Ram Distribution Group, LLC (the “Company”) as of December 31, 2017 and 2016, and the related consolidated statements of operations and members’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2017, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has recurring losses and negative cash flows from operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. If the Company is unable to obtain additional sources of financing and achieve profitability there could be a material adverse effect on the Company.

/s/ Friedman LLP

We have served as the Company’s auditor since 2017.

Marlton, New Jersey

March 14, 2018

F-1

Ram Distribution Group, LLC

Consolidated Balance Sheets

As of December 31, 2017 and 2016

	2017	2016
ASSETS

CURRENT ASSETS:
Cash	$11,971	$196,716
Accounts receivable, net	241,435	110,398
Inventory	373,872	382,278
Other current assets	9,271	-
Total current assets	636,549	689,392

Property and equipment, net	152,491	162,112
Other assets	30,333	30,333

TOTAL ASSETS	$819,373	$881,837

LIABILITIES AND MEMBERS’ DEFICIT

CURRENT LIABILITIES:
Accounts payable	$3,868,868	$1,385,930
Accrued expenses	114,264	820,626
Cash overdraft	298,424	94,425
Accrued payroll	35,201	19,136
Current portion of term loans, net of discount of $6,241 and $6,241	692,199	120,212
Current portion of notes payable, net of discount of $138,838 and $0	567,414	430,164
Current portion of capital lease obligations	8,277	-
Current portion of bank line of credit	10,046	-
Due to related parties	1,836,047	1,073,372
Total current liabilities	7,430,740	3,943,865

LONG TERM LIABILITIES:
Term loans - long term portion, net of discount of $39,855 and $46,096	1,011,885	549,256
Notes payable - long term portion, net of discount of $975 and $0	22,423	20,510
Capital lease obligation - long term portion	26,647	-
Bank line of credit - long term portion	70,400	-
Total long term liabilities	1,131,355	569,766

TOTAL LIABILITIES	8,562,095	4,513,631

Commitments and contingencies

MEMBERS’ DEFICIT :

Accumulated deficit	(7,742,722)	(3,631,794)

TOTAL MEMBERS’ DEFICIT	(7,742,722)	(3,631,794)

TOTAL LIABILITIES AND MEMBERS’ DEFICIT	$819,373	$881,837

The accompanying notes are an integral part of these consolidated financial statements.

F-2

Ram Distribution Group, LLC

Consolidated Statements of Operations and Changes in Members’ Deficit

For the years ended December 31, 2017 and 2016

	2017	2016

NET REVENUES	$26,215,032	$23,913,571

COST OF GOODS SOLD	13,392,429	12,975,208

GROSS PROFIT	12,822,603	10,938,363

SELLING, GENERAL AND ADMINISTRATIVE:
Payroll and related expenses	2,612,665	2,017,108
Shipping	8,654,796	7,378,722
Professional fees	623,488	302,759
General and administrative expenses	4,563,748	4,322,267
Depreciation	47,292	41,244
TOTAL SELLING, GENERAL AND ADMINISTRATIVE	16,501,989	14,062,100

LOSS FROM OPERATIONS	(3,679,386)	(3,123,737)

OTHER INCOME (EXPENSE):
Other income	2,856	4,310
Interest expense, net	(291,742)	(37,976)
TOTAL OTHER INCOME (EXPENSE)	(288,886)	(33,666)

NET LOSS	$(3,968,272)	$(3,157,403)

Members’ deficit, beginning of year	(3,631,794)	(951,051)

Members’ contributions	-	950,000

Members’ distributions	(142,656)	(473,340)

Members’ deficit, end of year	$(7,742,722)	$(3,631,794)

The accompanying notes are an integral part of these consolidated financial statements.

F-3

Ram Distribution Group, LLC

Consolidated Statements of Cash Flows

For the years ended December 31, 2017 and 2016

	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,968,272)	$(3,157,403)
Change in net loss to net cash used in operating activities:
Depreciation	47,292	41,246
Amortization of deferred financing fees	186,647	2,863
Changes in operating assets and liabilities:
Accounts receivable	(131,037)	102,626
Inventory	8,406	646,874
Prepaid expenses and other current assets	(9,271)	28,281
Accounts payable	2,482,938	434,615
Accrued expenses	(706,362)	231,106
Payroll and related liabilities	16,065	(39,032)

NET CASH USED IN OPERATING ACTIVITIES	(2,073,594)	(1,708,824)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	-	(22,507)

NET CASH USED IN INVESTING ACTIVITIES	-	(22,507)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from line of credit	87,115	317,852
Principal payments towards line of credit	(6,667)	(318,105)
Proceeds from term loans	1,115,276	1,902,989
Principal payments towards term loans	(86,903)	(1,357,171)
Financing costs on term loans	-	(38,562)
Principal payments towards equipment financing	(2,746)	(3,065)
Proceeds from notes payable	1,929,601	1,500,000
Principal payments towards notes payable	(1,970,845)	(1,093,042)
Proceeds from loans from related party	762,675	883,903
Members’ contributions	-	650,000
Members’ distributions	(142,656)	(473,340)
Increase (decrease) in cash overdraft	203,999	(68,049)

NET CASH PROVIDED BY FINANCING ACTIVITIES	1,888,849	1,903,410

Net (decrease) increase in cash	(184,745)	172,080

Cash, beginning of year	196,716	24,636

Cash, end of year	$11,971	$196,716

SUPPLEMENTAL CASH FLOW INFORMATION:

Cash paid for interest	$291,740	$35,109

NON-CASH FINANCING AND INVESTING ACTIVITIES:

Capital leases	$37,671	$-
Conversion of member loan to contribution	$-	$300,000
Non-cash financing fees	$320,219	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-4

Ram Distribution Group, LLC

Notes to cONSOLIDATED Financial Statements

DECEMBER 31, 2017 AND 2016

Note 1 - Organization and Nature of the Business

Ram Distribution Group, LLC (the “Company”) was formed on March 6, 2012 as a New York State Limited Liability Company. The Company is an online grocer that provides high quality food items and drinks shipped to their customers worldwide. The Company utilizes the services of Third Party Providers (“TPP”) in their business, which Amazon.com accounts for approximately 73% and 82% of its revenue for the years ended December 31, 2017 and 2016, respectively.

In 2017, Tal Consolidated, Inc. was formed as a New York corporation. Tal Consolidated, Inc. will serve as the holding company for its wholly-owned operating subsidiary Ram Distribution Group, LLC upon the effective date of a registration statement to be filed with the Securities and Exchange Commission and consummation of this purposed IPO.

On March 8, 2017, the Company’s CEO and his spouse formed Lady Shipper, LLC (“Ladyshipper”) for purposes of having this entity available to the Company for various strategic purposes, and to date, the Company has utilized the entity to process some orders on TPPs. On December 1, 2017, the Company entered into a share transfer agreement with the Company’s CEO and his spouse to transfer all membership interests in Ladyshipper to the Company. Ladyshipper does not hold any inventory, does not process any sales, and does not perform any sales or marketing services on behalf of the Company. The Company processes all orders and utilizes Ladyshipper to collect cash payments on behalf of the Company. The funds collected by Ladyshipper are remitted to the Company’s bank account on a weekly basis. Ladyshipper has one bank account which is consolidated by the company.

Note 2 – Going Concern

The Company has funded operations in the past through the sales of its products, issuance of membership units, and through loans and advances from officers and banking institutions. The Company’s continued operations are dependent upon obtaining an increase in its sales volume and the continued financial support from its members and banking institutions or the issuance of additional membership units. The Company’s continued operations are also dependent on the proceeds received from this proposed IPO.

The accompanying consolidated financial statements have been prepared on the basis that the Company will continue as a going concern, which assumes the realization of assets and the satisfaction of liabilities in the normal course of business. At December 31, 2017, the Company had an accumulated deficit approximating $7.7 million and has incurred negative cash flows from operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Based on the Company’s cash balance at December 31, 2017, and projected cash needs for 2018, management estimates that it will need to increase sales revenue and/or raise additional capital to cover operating and capital requirements for the 2018 year. Although management has been successful to date in raising necessary funding, there can be no assurance that sales revenue will substantially increase or that any required future financing can be successfully completed on a timely basis, or on terms acceptable to the Company.

Note 3 – Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements include the accounts of the Company and of its wholly owned subsidiary Ladyshipper. All significant intercompany balances and transactions have been eliminated in consolidation.

Segment Reporting

Under the Financial Accounting Standards Board (the “FASB”) ASC 280-10-50, the Company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Reclassification

Certain prior year amounts have been reclassified to conform to the current year presentation.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

The Company maintains cash balances at financial institutions that are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to federally insured limits. At times balances may exceed FDIC insured limits. The Company has not experienced any losses in such accounts.

F-5

Ram Distribution Group, LLC

Notes to cONSOLIDATED Financial Statements

DECEMBER 31, 2017 AND 2016

Concentration Risks

As of December 31, 2017 and 2016, the Company’s accounts receivable had a concentration of 97% and 82% from Amazon.com, respectively. The concentration of the Company’s accounts receivable creates a potential risk to future working capital in the event that the Company is not able to collect all, or a majority, of outstanding accounts receivable balances.

As of December 31, 2107, the Company’s accounts payable had a concentration of 51% from one vendor. As of December 31, 2016, the Company’s accounts payable had a concentration of 35% and 12% from two vendors, respectively.

As of December 31, 2017, two of the Company’s suppliers represented 15% and 13% of our total cost of sales.

Inventory

Inventory, consisting of products available for sale, are primarily accounted for using the first-in, first-out method (“FIFO”), and are valued at the lower of cost or net realizable value. This valuation requires management to make judgements based on currently available information, about the likely method of disposition, such as through sales to individual customers, returns to product vendors, liquidations, and expected receivable values of each disposition category. As of December 31, 2017 and 2016, the Company had no allowance for inventory reserves.

Accounts Receivable

Accounts receivable are carried at original invoice amount less an estimate made for doubtful accounts based on a review of all outstanding amounts. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history and current economic conditions and sets up an allowance for doubtful accounts when collection is uncertain. Customers’ accounts are written off when all attempts to collect have been exhausted. Recoveries of accounts receivable previously written off are recorded as income when received. As of December 31, 2017 and 2016, the Company had no allowance for doubtful account.

Use of Estimates

The consolidated financial statements were prepared in conformity with GAAP, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company’s policy is to record revenue as earned when the following four criteria are met; goods and services are rendered, persuasive evidence of an arrangement exists, shipment of the product has occurred, the selling price is fixed or determinable. The Company records sales of merchandise once the customer places the order and the product is shipped. Provisions for discounts, returns, allowances, customer rebates and other adjustments are netted with gross sales. The Company accounts for such provisions during the same period in which the related revenues are earned. Customer discounts, returns and rebates approximated $1,110,860 and $369,960 for the years ended December 31, 2017 and 2016, respectively.

The Company’s revenue is generated from similar products and is made up of consumer goods similar to those available at local retail grocery outlets. Management has deemed it is not practical for the Company to further break out its revenue into product groups.

The Company’s return policy, as to customers in the 48 contiguous states of the United States, is to accept returns within 30 days of the sale date for any reason. If a customer claims there is something wrong with the order, for example the package was damaged, or the item was defective, the Company requires notification within 7 days of the item being received, and upon such timely notification, will also accept an exchange or refund in addition to a return. The Company, however, reserves the right to refund a product instead of exchange if the exchange requested is not available. In the case of an order that is no longer wanted, disliked, or an accidental order, the Company requires that the item returned be unused and in the original packaging. If the item returned is a grocery item, the Company reserves the right to charge a restocking fee of up to 20%, and the customer is responsible for the return shipping cost. If item returned is a home supply, the Company reserves the right to charge a restocking fee of up to 10% and the customer will be responsible for the return shipping cost.

Returns from Alaska, Hawaii, U.S. Territories, and International Orders are dealt with on a case-by-case basis and customers must contact the Company’s customer service team.

Cost of Goods Sold

Cost of goods sold primarily consist of the purchase price of consumer product, packaging supplies, and inbound shipping costs. Shipping costs to receive from our suppliers are included in our inventory and recognized as cost of sales upon sale of products to our customers.

F-6

Ram Distribution Group, LLC

Notes to consolidated Financial Statements

DECEMBER 31, 2017 AND 2016

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Expenditures for maintenance and repairs are charged to expense when incurred, while renewals and betterments that materially extend the life of an asset are capitalized.

When assets are sold, retired or otherwise disposed of, the cost and accumulated depreciation are removed from the balance sheets and any resulting gain or loss is reflected in the statements of operations and members’ deficit in the period realized.

Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which are as follows:

Warehouse equipment	5 years
Furniture and fixtures	5 years
Plant assets	5 years
Vehicles	7 years

Equipment held under capital leases are recorded at the present value of the minimum lease payments at the inception of the lease and are amortized on the straight-line method over the shorter of the lease the estimated useful life of the equipment. Amortization of equipment held under capital leases is included in depreciation and amortization expense in the accompanying consolidated financial statements.

Deferred Financing Costs

Costs incurred with obtaining and executing debt arrangements are capitalized and amortized over the term of the related debt using the effective interest method. The Company recognized amortization expense related to the deferred finance costs totaling $186,647 and $2,863 during the years ended December 31, 2017 and 2016, respectively. In accordance with Accounting Standards Update (“ASU”) No. 2015-03, deferred finance costs, net of accumulated amortization, in the amount of $185,909 and $52,366 have been included as a contra to the corresponding Term Loan and Note Payable in the accompanying consolidated balance sheets as of December 31, 2017 and 2016, respectively.

Leases

The Company rents its warehouse and office facilities under operating lease agreements and recognizes related rent expense on a straight-line basis over the term of the lease.

Marketing

Marketing costs primarily consist of advertising. Advertising costs are expensed as incurred and were approximately $565,000 and $518,000 for the years ended December 31, 2017 and 2016, respectively.

Income Taxes

The Company elected, under the Internal Revenue Code, to be taxed as an S Corporation. The Company does not pay income taxes as gains and losses are passed through to the individual members’ of the entity.

F-7

Ram Distribution Group, LLC

Notes to CONSOLIDATED Financial Statements

DECEMBER 31, 2017 AND 2016

The Company complies with FASB Accounting Standards Codification (“ASC”) 740, Income Taxes which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on the enacted tax laws and rated applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce the deferred income tax assets to the amount expected to be realized.

ASC 740 provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the consolidated financial statements. ASC 740 requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions are “more likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax benefit or expense in the current year. The tax years that remain subject to examination are 2016, 2015, 2014, and 2013. The Company determined that there are no uncertain tax positions which would require adjustments or disclosures on the consolidated financial statements.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an ordinary transaction between market participants at the measurement date. To increase the comparability of fair value measure, the following hierarchy prioritizes the inputs to valuation methodologies used to measure fair value.

Level 1 -	Valuations based on quoted prices for identical assets and liabilities in active markets.

Level 2 -	Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3 -	Valuation based on unobservable inputs reflecting our own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgement.

The carrying value of the Company’s financial instruments, including cash, trade accounts receivable and accounts payable and accrued expenses and the face amount of notes payable approximate fair value for all periods.

Receivable Factoring

The Company has agreements with an unrelated third party for factoring of specific accounts receivables with Amazon.com. The factoring is treated as a sale in accordance with FASB ASC 860, Transfers and Servicing. Proceeds from the transfers reflect the face value of the account less a discount, which is recorded as a charge to general and administrative expense in the Company’s consolidated statements of operations and changes in members’ deficit in the period the sale occurs. Net funds received are recorded as an increase to cash and a reduction to accounts receivable outstanding in the balance sheets. The Company reports the cash flows attributable to the sale of receivables to the third party and the cash receipts from collections made by the third party, on a net basis as trade accounts receivables in cash flows from operating activities in the Company’s consolidated statement of cash flows.

The third party collects the accounts receivable directly from Amazon.com and the Company has no significant retained interests or servicing liabilities related to the accounts receivable sold.

Recently Issued Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”) to provide guidance on revenue recognition. ASU 2014-09 requires a company to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In doing so, companies will need to use more judgment and make more estimates than under current guidance. These may include identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. In July 2015, the FASB deferred the effective date for annual reporting periods beginning after December 15, 2017 (including interim reporting periods within those periods). Early adoption is permitted to the original effective date of December 15, 2016 (including interim reporting periods within those periods). The amendments may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of initial application. The Company is currently evaluating the impact of adopting ASU 2014-09 on its consolidated financial statements.

F-8

Ram Distribution Group, LLC

Notes to consolidated Financial Statements

DECEMBER 31, 2017 AND 2016

In July 2015, the FASB issued ASU 2015-11, “Inventory (Topic 330)”. Under this ASU, the measurement principle for inventory will change from lower of cost or market to lower of cost and not reliable value. The ASU defines that realizable value as the estimated selling price in the ordinary course of business, less reasonable predictable costs of completion, disposal, and transportation. The ASU is applicable to inventory that is accounted for under FIFO and is effective for reporting periods after December 15, 2016, including interim periods within those fiscal years. The amendments in ASU 2015-11 should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period.

The Company has adopted ASU 2015-11 without a material effect.

In November 2015, the FASB issued ASU 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes”. This amendment requires deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. This guidance will be effective for consolidated financial statements issued for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. Early adoption is permitted. The implementation of this amendment is not expected to have a significant impact on the Company’s consolidated financial statements.

In February 2016, the FASB issued Accounting Standards Update 2016-2, Leases (“ASU 2016-2”). ASU 2016-2 is aimed at making leasing activities more transparent and comparable, and requires substantially all leases be recognized by lessees on their balance sheet as a right-of-use asset and corresponding lease liability, including leases currently accounted for as operating leases. ASU 2016-2 is effective for the Company’s interim and annual reporting periods during the year ending December 31, 2019, and all annual and interim reporting periods thereafter. Early adoption is permitted. The Company is currently evaluating the impact that the adoption of ASU 2016-2 will have on its consolidated financial statements and related disclosures.

In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230)”, (“ASU 2016-15”). ASU 2016-15 addresses classification of certain cash receipts and cash payments within the statement of cash flows. The amendments are effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The Company is currently evaluating this guidance and its impact to the consolidated financial statements.

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies. Unless otherwise discussed, the Company believes that the impact of any other recently issued ASUs or other standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption.

Note 4 – Accounts Receivable Factoring

Amazon.com accounts receivable factoring facility: During 2017, the Company entered into an arrangement with a third party to sell trade receivables from Amazon.com. Under this arrangement, the Company offers its available receivables from the Amazon.com Marketplace to be purchased by the third party at its discretion. The receivables under this program are sold at face value and are excluded from the consolidated balance sheet.

During the year ended December 31, 2017, the Company factored receivables in the amount of $1,471,432, received cash payments for factored receivables in the amount of $1,421,670, and recorded fees in the amount of $40,491 which were charged to general and administrative expense. The factor holds back 30% of the receivable that is due to the Company. The amount due from factor included in other current assets was $9,271 as of December 31, 2017.

Note 5 - Property and Equipment

Property and equipment are summarized as follows at December 31, 2017 and 2016.

	December 31,
	2017	2016
Furniture and fixtures	$64,688	$64,688
Vehicles	94,501	66,194
Equipment	121,536	112,172
	280,725	243,054
Less – accumulated depreciation	(128,234)	(80,942)
Total property and equipment	$152,491	$162,112

Depreciation expense for the years ended December 31, 2017 and 2016 was $47,292 and $41,246, respectively.

F-9

Ram Distribution Group, LLC

Notes to consolidated Financial Statements

DECEMBER 31, 2017 AND 2016

Note 6 - Related Party Loans

During the years ended December 31, 2017 and 2016, the Company borrowed $162,675 and $383,903, respectively, from the CEO. This loan is non-interest bearing. As of December 31, 2017, and 2016, the remaining outstanding balance of the loans from the CEO was $736,047 and $573,372, respectively. The Company borrowed these amounts under a loan agreement (as amended) between the Company and the CEO pursuant to which all amounts borrowed (i) are due January 1, 2020; or (ii) must be repaid within the time period that is between the closing of a financing transaction from which the Company receives in excess of $5,000,000 and twelve months after such closing, if such period concludes before January 1, 2020.

During the years ended December 31, 2017 and 2016, the Company borrowed $600,000 and $500,000 from a related party (an immediate family member) with a maturity date of the earlier of (i) May 6, 2018 or (ii) within thirty days of the Company closing a financing transaction from which the Company receives in excess of $5,000,000. This loan is non-interest bearing. As of December 31, 2017 and 2016, the remaining outstanding balance of this loan was $1,100,000 and $500,000, respectively.

Note 7 – Term Loans and Line of Credit

Term Loans: Key Bank

During 2015, the Company secured a Working Capital Line of Credit (“Term Loan”) up to $500,000 with KeyBank maturing October 7, 2022. On April 1, 2016, this Term Loan capacity was reduced to $375,000. In conjunction with the November 2016 Term Loan (described below), this Term Loan capacity was increased to $600,000. The Term Loan accrues interest at a rate of LIBOR plus 2.25%, as published in the Wall Street Journal, and matures in October 2018. The interest rate as of December 31, 2017 and 2016, was 6.5% and 6.0%, respectively. During the years ending December 31, 2017 and 2016, the Company made various draws and payments towards this Term Loan resulting in an ending balance of $600,000 and $0, respectively. For years ended December 31, 2017 and 2016, interest expense related to this Term Loan was $24,762 and $9,663, respectively.

In accordance with the terms of the Term Loan entered into during 2015, the Company is required to make monthly interest only payments for the term of the agreement with principal due upon maturity. The loan has been secured and collateralized by the assets of the business and a mortgage lien in the amount of $138,000 against the CEO’s residential premises. The Term Loan has been personally guaranteed by the Company’s CEO.

During November of 2016, the Company secured an additional Term Loan up to $1,250,000 with KeyBank. The term of this Term Loan is ten years. This Term Loan accrues interest at a rate of Prime floating plus 2.25%, as published in the Wall Street Journal.

The interest rate as of December 31, 2017 and 2016, was 6.5% and 6.0%, respectively. During the years ended December 31, 2017 and 2016, the Company made various draws and payments towards this Term Loan resulting in a balance of $1,150,180 and $721,804 as of December 31, 2017 and 2016, respectively. For the years ended December 31, 2017 and 2016, interest expense related to this Term Loan was approximately $70,596 and $803. As of December 31, 2017, $99,821 of this Term Loan is available to be drawn upon.

F-10

Ram Distribution Group, LLC

Notes to CONSOLIDATED Financial Statements

DECEMBER 31, 2017 AND 2016

In accordance with the terms of the Term Loan entered into during 2016, the Company is required to make monthly principal and interest payments for the term of the agreement with the balance due upon maturity. Monthly payments are based on a 120-month amortization period and is adjusted at least annually to amortize the principal over the remaining term. The loan has been secured and collateralized by the assets of the business. The Term Loan has been personally guaranteed by the Company’s CEO.

The company recorded a total debt discount of $55,202, related to the term loans in 2015. During the years ended December 31, 2017 and 2016, the company recorded interest expense in the amount of $6,241 and $2,865, respectively, related to the amortization of debt discount. The unamortized portion of debt discount related to the Term Loans was $46,096 and $52,337 as of December 31, 2017 and 2016, respectively.

The future payments under Term Loans as of December 31, 2017, are as follows:

Future Minimum Principal Payments
Twelve Months ended December 31,
2018	$698,440
2019	105,034
2020	112,067
2021	119,572
2022	127,580
Thereafter	587,487
Total term loans	1,750,180
Less: deferred financing fees	(46,096)
Total term loans, net of debt discount	1,704,084
Less: current portion, net of $6,241 debt discount	(692,199)
Total non-current term loan obligations	$1,011,885

Line of Credit: Chase

During September of 2014, the Company secured a line of credit up to $80,000 with Chase bank. This line of credit accrues interest at a rate of Prime floating plus 2.15%, as announced by the lender. The interest rate as of December 31, 2017 and 2016 was 6.50% and 5.90%. During the years ended December 31, 2017 and 2016, the Company made various draws and payments towards this line of credit resulting in a balance of $80,446 and $0, respectively, which includes accrued interest. For the years ended December 31, 2017 and 2016, interest expense related to this line of credit was approximately $4,373 and $2,852. The line of credit requires monthly payments of 1/100th of the balance plus interest.

Note 8 – Notes Payables

Notes Payable: Amazon

During 2016, the Company borrowed a total of $1,500,000 from Amazon Capital Services, Inc. (“Amazon”), a sales distribution channel of the Company, through three separate loan agreements each for $500,000. These loans have a term of six months and accrue 11.9% interest per annum. Monthly minimum payments of $86,250 are required and are deducted from the Company’s disbursements from Amazon.

During the year ended December 31,2017 the Company borrowed an additional $500,000 from Amazon. The proceeds from this loan went to repay the outstanding balance of $338,550 from a previous Amazon loan. The net proceeds received by the Company was $161,450. The loan has a maturity date of May 15, 2017 and accrues 11.9% interest per annum. Monthly minimum payments of $169,983, which includes principal and interest, are required and are deducted from the Company’s disbursements from Amazon. The Company repaid $1,081,291 of the borrowings balance during 2016, resulting in an outstanding balance of $418,709 as of December 31, 2016. As of December 31, 2017, the loan was fully paid off.

For the years ended December 31, 2017 and 2016, interest expense related to the Amazon loans was $16,425 and $19,468, respectively.

F-11

Ram Distribution Group, LLC

Notes to CONSOLIDATED Financial Statements

DECEMBER 31, 2017 AND 2016

Notes Payable: Paypal

In April 2017, the company entered into a loan agreement from PayPal in the amount of $99,390, which include loan fees of $2,390. The payback agreement is that PayPal collects 20% of settlements from sales processed through PayPal until the balance is zero. If there remains an outstanding balance on September 2018, the loan is due in full. In June 2017, the Company repaid this loan in full and entered into an additional agreement resulting in a loan in the amount of $102,471, which include loan fees of $5,471. In August 2017, the Company repaid this loan in full and entered into an additional agreement resulting in a loan in the amount of $108,960, which include loan fees of $11,960 As of December 31, 2017, a balance of $56,541 is due. The total loan fees in the amount of $19,821 were recorded as a debt discount to be amortized to interest expense over the life of the loan. As of December 31, 2017, the remaining debt discount to be amortized is $9,214 For the year ended December 31, 2017, the Company recorded interest expense for the loan fees in the amount of $10,607.

Note Payable: PIRS Capital, LLC

In August 2017, the Company entered into a revenue-based factoring agreement with PIRS Capital, LLC (“PIRS”), pursuant to which for consideration of $300,000, less $5,399 in fees, the Company agreed to sell, assign and transfer all of the Company’s future receipts until the repayment of the agreed upon purchase price of $399,000 is paid in full pursuant to specified repayment terms. The Company recorded an original issue discount of $105,399 to be amortized over the life of the loan. The repayment terms provide, that the Company shall pay PIRS the greater of an authorized daily debit (ACH withdrawal) of $2,318 on each available banking day, or 2.4% of the Company’s daily receipts until the $399,000 is paid in full. In December 2017, the Company repaid the note balance in full and entered into a new revenue-based factoring agreement with PIRS, pursuant to which for consideration of $450,000, the Company agreed to sell, assign and transfer all of the Company’s future receipts until the repayment of the agreed upon purchase price of $576,000 is paid in full pursuant to specified repayment terms. The Company recorded an original issue discount of $126,000 to be amortized over the life of the loan. The repayment terms provide, that the Company shall pay PIRS the greater of an authorized daily debit (ACH withdrawal) of $3,840 on each available banking day, or 3.8% of the Company’s daily receipts until the $576,000 is paid in full. The outstanding balance of this loan was $421,752, net of $115,848 remaining of unamortized portion of debt discount as of December 31, 2017. The effective interest rate on this note is 125%. For the year ended December 31, 2017, the Company recorded interest expense for the original issue discounts in the amount of $115,555.

F-12

Ram Distribution Group, LLC

Notes to CONSOLIDATED Financial Statements

DECEMBER 31, 2017 AND 2016

Note Payable: Crest Capital

In August 2015, the Company entered into a note payable with Crest Capital in the amount of $13,175 for equipment financing. The loan is payable over 36 months and the associated monthly payment is $443 per month including interest at 13.76% per annum. The outstanding balance of this loan was $2,967 and $7,531 as of December 31, 2017 and 2016, respectively. For the years ended December 31, 2017 and 2016, interest expense related to this loan was $755 and $1,343, respectively.

Note Payable: M&T Bank

In May 2014, the Company entered into a note payable with M&T Bank in the amount of $41,289 for equipment financing. In June 2014, the Company accepted the delivery of the financed warehouse equipment. This note is to be paid over 72 months and the associated monthly payment is $628 per month including interest at 3.04% per annum. The outstanding balance of this loan was $17,543 and $24,434 as of December 31, 2017 and 2016, respectively. For the years ended December 31, 2017 and 2016, interest expense related to this loan was $646 and $933 respectively.

Notes Payable: On Deck Capital, Inc.

In June 2017, the Company entered into a note payable with On Deck Capital, Inc. (“On Deck”) in the amount of $234,000, which included an original issue discount of $34,000. The note is to be paid over 26 weeks and the associated weekly payment is $9,000 per week. In September 2017, the remaining balance of $140,207 associated with this note was transferred to a new loan with On Deck. The balance of this June 2017 note is $0 as of December 31, 2017. For years ended December 31, 2017 and 2016, interest expense related to this loan was $26,029 and $0, respectively. The effective interest rate on this loan is 76%.

On September 30, 2017, the Company entered into a note payable with On Deck in the amount of $229,999, which includes the transferred balance of $140,207 from the June 2017 note and an original issue discount of $29,999. The note is to be paid over 26 weeks and the associated weekly payment is $8,846 per week. The balance of the note payable with On Deck is $114,999 as of December 31, 2017. For the year ended December 31, 2017, interest expense related to this loan was $15,248. The effective interest rate on this loan is 57%. As of December 31, 2017, the remaining debt discount to be amortized is $14,751

The future payments under notes payable as of December 31, 2017, are as follows:

Future Minimum Principal Payments
Twelve months ending December 31,
2018	$706,252
2019	20,279
2020	3,119
Total note payable obligations	729,650
Less: deferred financing fees	(139,813)
Notes payable, net of debt discount	589,837
Less: current portion, net of $138,838 debt discount	(567,414)
Total non-current note payable obligations	$22,423

F-13

Ram Distribution Group, LLC

Notes to CONSOLIDATED Financial Statements

DECEMBER 31, 2017 AND 2016

Note 9 – Capital Lease Obligations

In September 2013, the Company entered into a lease agreement with Wells Fargo Bank to acquire equipment with 36 monthly payments of $346 payable through September 1, 2016 with an effective interest rate of 4.02% per annum.

The outstanding balance of this capital lease was $0 as of December 31, 2016. The Company elected to acquire the leased equipment for a nominal amount at the end of the lease.

In July and September 2017, the Company entered into two lease agreements with HYG Financial Services to acquire equipment with 36 monthly payments of $278 payable through June 1, 2020 and 60 monthly payments of $527 payable through September 1, 2022. The lease agreements have an effective interest rate of 4.41% and 4.48%. The aggregate outstanding balance of the capital leases is $34,925 as of December 31, 2017.

Interest expense related to capital leases was $505 and $52 for the years ended December 31, 2017 and 2016, respectively.

Note 10 - Commitments and Contingencies

Leases of Property

The Company leases both office and warehouse space located in New York. The lease of office space commenced on February 1, 2015 and is leased through January 31, 2018. This space is rented on a month to month basis beginning February 2018. The monthly rent for this office space is $4,000.

The Company also entered into a lease for warehouse space on January 1, 2015 which they terminated effective December 31, 2016 when they entered into a new lease for another warehouse location which commenced on December 16, 2016 and expires December 31, 2019. The monthly rent for this warehouse is $23,010.

At December 31, 2017, the Company had the following future minimum lease commitments:

Twelve Months Ended December 31,	Amount
2018	$280,040
2019	284,321
Total	$564,361

F-14

Ram Distribution Group, LLC

Notes to CONSOLIDATED Financial Statements

DECEMBER 31, 2017 AND 2016

Rent expense, including real estate taxes and related costs, for the years ended December 31, 2017 and 2016 was approximately $249,110 and $263,575, respectively.

Legal Matters

In the normal course of business operations, the Company may become involved in various legal matters.

At December 31, 2017 and 2016, the Company’s management does not believe that there are any potential legal matters that could have an adverse effect on the Company’s financial position.

Note 11 - Subsequent Events

During January of 2018, the Company borrowed an additional $495,000 from Amazon Capital Services, Inc. (“Amazon”), a sales distribution channel of the Company. This loan has a term of six months and accrues 12.9% interest per annum. Monthly minimum payments of $85,654 are required and are deducted from the Company’s disbursements from Amazon. On March 9, 2018, Amazon agreed to loan the Company $750,000, of which $418,712.79 was used to payoff the Company’s existing loan balance. This loan has a term of one year and accrues 13.99% interest per annum. Monthly Payments of $67,337.10 are required and deducted from the Company’s disbursements from Amazon.

During January of 2018, the Company entered into a note payable with On Deck Capital, Inc. in the amount of $224,250, which includes the transferred balance of $88,461 from the September 30, 2017 note and an original issue discount of $29,250. The note is to be paid over 26 weeks and the associated weekly payment is $8,625 per week. The effective interest rate on this loan is 55%.

Subsequent to year end and through the date of this report, the Company received an additional interest free loan from the CEO in the amount of $3,000 which is due on demand.

F-15

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2,143,000 Shares

Common Stock

PROSPECTUS

Joseph Gunnar & Co.

Through and including,                   2018 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid by the Registrant in connection with the issuance and distribution of the common stock and warrants being registered. All amounts other than the SEC registration fees and FINRA fees are estimates.

SEC Registration Fee	$2,281.85
FINRA Filing Fee	3,249.00
NASDAQ Listing Fee	125,000.00
Printing and Engraving Expenses	7,500.00
Legal Fees and Expenses	300,000.00
Accounting Fees and Expenses	55,000.00
Transfer Agent Fees	500.00
Miscellaneous	106,469.15
Total	$600,000.00

Item 14. Indemnification of Directors and Officers

The Registrant’s certificate of incorporation provides that it will indemnify our directors and officers to the fullest extent permitted by the NYCL.

The Registrant’s certificate of incorporation provides that its directors will not be liable for monetary damages for breach of fiduciary duty, except for liability relating to any act or omission that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 719 of the NYCL.

Item 15. Recent Sales of Unregistered Securities

The Registrant was formed on the November 8, 2017, and issued only one share of common stock to Jeremy J. Reichmann. On March 8, 2018, Tal Consolidated, Tal Depot and Jeremy J. Reichmann, Albert Reichmann, Seth Yanofsky and Rambamm LLC entered into the Share Exchange Agreement pursuant to which, effective on the date of effectiveness of this registration statement (i) the Registrant will have acquired all of the Tal Depot’s limited liability company ownership interests from all the current owners of limited liability company ownership interests of Tal Depot, namely, Jeremy J. Reichmann, Albert Reichmann, Seth Yanofsky and Rambamm LLC, (ii) Tal Depot will have become the Registrant’s wholly-owned subsidiary; (iii) assuming 2,143,000 shares are issued in this offering the Registrant will issue an additional 3,042,857 shares of Tal Consolidated common stock to Jeremy J. Reichmann, 142,857 shares of Tal Consolidated common stock to Albert Reichmann, 250,000 shares of Tal Consolidated common stock to Seth Yanofsky and 135,715 shares of Tal Consolidated to Rambamm LLC; (iv) Jeremy J. Reichmann, Albert Reichmann, Seth Yanofsky and Rambamm LLC agree not to transfer to any party any of their ownership interests in Tal Depot; and (v) Tal Depot agrees not to issue any additional ownership interests to any party. The Registrant has no other history of issuances of stock other than these transactions and the issuances contemplated in this prospectus. None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and, the Registrant believes that the transactions were exempt from the registration requirements of the Securities Act in reliance on Sections 4(a)(2) or 4(a)(6) thereof, and the rules and regulations promulgated thereunder, as transactions by an issuer not involving a public offering. The recipients of securities in such transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions

II-1

ITEM 16. Exhibits, Financial Statement Schedules

(3)	The Exhibits filed with this Form S-1 or, where so indicated by footnote in the case of previously filed exhibits, incorporated by reference are as set forth below:

Exhibit Number	Description
1.1*	Form of Underwriting Agreement.

2.1**	Share Exchange Agreement dated as of March 8, 2018, between Tal Consolidated Inc., Tal Depot LLC, Jeremy J. Reichmann, Albert Reichmann, Seth Yanofsky and Rambamm LLC

3.1**	Certificate of Incorporation of the Registrant as currently in effect.

3.2**	Form of Restated Certificate of Incorporation of the Registrant, to be in effect immediately prior to the consummation of this offering.

3.3**	Form of Bylaws.

5.1 **	Opinion of Gulkowitz Berger LLP

10.1**	Tal Consolidated Incentive Plan

10.2*	Form of Underwriters’ Warrant.

10.3**	Employment Agreement by and between the Company and Jeremy J. Reichmann

10.4**	Employment Agreement by and between Tal Depot and Seth Yanofsky.

10.5**	Employment Agreement by and between the Tal Depot and Albert Reichmann.

23.1	Consent of Friedman LLP

24.1 **	Power of Attorney (included on the signature page)

*	To be filed by amendment
**	Previously filed

ITEM 17. Undertakings

The undersigned registrant hereby undertakes

1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(I) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II-2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cedarhurst, State of New York, on April 13 , 2018.

TAL CONSOLIDATED INC.

By:	/s/ Jeremy J. Reichmann
Name:	Jeremy J. Reichmann
Title:	Chairman, Chief Executive Officer and President

Pursuant to the requirements of the Securities Exchange Act of 1934, this Registration Statement has been signed below by the following persons on behalf of the Company and in the capacities and on the date indicated.

Signature	Title	Date

/s/ Jeremy J. Reichmann	Chairman, Chief Executive Officer and President	April 13 , 2018
Jeremy J. Reichmann	(Principal Executive Officer)

/s/ Daniel Braun	Interim Chief Financial Officer	April 13 , 2018
Daniel Braun	(Principal Financial and Accounting Officer)

/s/ Charles Reichmann	Director	April 13 , 2018
Charles Reichmann

/s/ Ilan Mandell	Director	April 13 , 2018
Ilan Mandell

/s/ Israel Friedman	Director	April 13 , 2018
Israel Friedman

/s/ Alad Danino	Director	April 13 , 2018
Alad Danino

II-3